     As filed with the Securities and Exchange Commission on September 12, 1996


                                                 Registration No. 333-6635
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      Pre-effective Amendment No. Two to
                                   FORM S-4
            Registration Statement Under the Securities Act of 1933

                        ROOSEVELT FINANCIAL GROUP, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                       6120                   43-1498200
(State or other jurisdiction of   (Primary Standard         (I.R.S. Employer
      of incorporation)               Industrial           Identification No.)
                                  Classification Number)


                                                       GARY W. DOUGLASS
                                                ROOSEVELT FINANCIAL GROUP, INC.
    900 ROOSEVELT PARKWAY                            900 ROOSEVELT PARKWAY
CHESTERFIELD, MISSOURI  63017                   CHESTERFIELD, MISSOURI  63017
      (314) 532-6200                                    (314) 532-6200

(Address, including ZIP code, and             (Name, address, including ZIP code
telephone number, including area               and telephone number, including
code, of registrant's principal                area code, of agent for service)
    executive offices)


                                COPIES TO:

CHRISTOPHER R. KELLY, P.C.                 JEFFREY D. FISHER, P.C.
SILVER, FREEDMAN & TAFF, L.L.P.            ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS
SUITE 700 EAST                             SUITE 2600
1100 NEW YORK AVENUE, N.W.                 ONE METROPOLITAN SQUARE
WASHINGTON, D.C.  20005                    ST. LOUIS, MISSOURI 63102-2740


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         ------------------------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effec tive date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                        Calculation of Registration Fee

                                                   Proposed maximum     Proposed maximum           Amount
   Title of each class of           Amount to       offering price    aggregate offering             of
securities to be registered       be registered       per share              price             registration fee
- -------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    870,000 shares(1)  N/A               $5,661,325(2)            $1,953(2)(3)
- -------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Roosevelt Financial Group, Inc. ("Roosevelt"), expected to be issued in exchange for up to 870,000 shares of common stock, par value $.10 per share, of Community Charter Corporation ("Community"), upon consummation of the merger of Community with and into Roosevelt, described herein.
(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the book value of Community common stock on March 31, 1996.
(3) The reistration fee was paid with the initial filing of the Registration Statement.

===============================================================================

                        ROOSEVELT FINANCIAL GROUP, INC.
                       Cross Reference Sheet Pursuant to
                         Item 501(b) of Regulation S-K
      (Showing the location in the Proxy Statement/Prospectus of responses to the Items of Part I of Form S-4)

                                                                      Location or Heading in Proxy
Item                        Caption                                       Statement/Prospectus
- ----  ----------------------------------------------------  -------------------------------------------------
  1.  Forepart of Registration Statement and Outside        Outside Front Cover Page
      Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages of          Inside Front Cover Page; Available Information;
      Prospectus                                            Incorporation of Certain Documents by
                                                            Reference; Table of Contents

  3.  Risk Factors, Ratio of Earnings to Fixed Charges      Summary; Comparative Stock Prices and
      and Other Information                                 Dividend Information; Selected Consolidated
                                                            Financial and Other Data of Roosevelt Financial
                                                            Group, Inc.; Selected Consolidated Financial and
                                                            Other Data of Community Charter Corporation;
                                                            Comparative Unaudited Per Share Data;
                                                            Roosevelt Financial Group, Inc. and Roosevelt
                                                            Bank; Community Charter Corporation and
                                                            Missouri State Bank and Trust Company; The
                                                            Special Meeting; The Merger

  4.  Terms of the Transaction                              Summary; The Merger; Comparison of Rights of
                                                            Stockholders of Roosevelt Financial Group, Inc.
                                                            and Community Charter Corporation

  5.  Pro Forma Financial Information                       Not Applicable

  6.  Material Contracts with the Company Being             Summary; The Merger
      Acquired

  7.  Additional Information Required for Reoffering by     Not Applicable
      Persons and Parties Deemed to be Underwriters

  8.  Interests of Named Experts and Counsel                Not Applicable

  9.  Disclosure of Commission Position on                  Not Applicable
      Indemnification for Securities Act Liabilities

 10.  Information with Respect to S-3 Registrants           Incorporation of Certain Documents by
                                                            Reference; Summary; Comparative Stock Prices
                                                            and Dividend Information; Roosevelt Financial
                                                            Group, Inc. and Roosevelt Bank

 11.  Incorporation of Certain Information by Reference     Incorporation of Certain Documents by Reference

 12.  Information with Respect to S-2 or S-3 Registrants    Not Applicable

 13.  Incorporation of Certain Information by Reference     Not Applicable

 14.  Information with Respect to Registrants Other Than    Not Applicable
      S-3 or S-2 Registrants

 15.  Information with Respect to S-3 Companies             Not Applicable

 16.  Information with Respect to S-2 or S-3 Companies      Not Applicable

                                                                      Location or Heading in Proxy
Item                        Caption                                       Statement/Prospectus
- ----  ----------------------------------------------------  -------------------------------------------------
 17.  Information with Respect to Companies Other Than      Introduction; Summary; Comparative Stock
      S-3 or S-2 Companies                                  Prices and Dividend Information; The Merger;
                                                            Selected Consolidated and Other Financial Data
                                                            of Community Charter Corporation; Business of
                                                            Community Charter Corporation; Legal
                                                            Proceedings Involving Community Charter
                                                            Corporation and Missouri State Bank and Trust
                                                            Company; Management's Discussion and
                                                            Analysis of Financial Condition and Results of
                                                            Operations of Community Charter Corporation;
                                                            Supervision and Regulation of Community
                                                            Charter Corporation and Missouri State Bank and
                                                            Trust Company; Financial Statements of
                                                            Community Charter Corporation

 18.  Information if Proxies, Consents or Authorizations    Introduction; Incorporation of Certain Documents
      are to be Solicited                                   by Reference; Summary; The Special Meeting;
                                                            The Merger

 19.  Information if Proxies, Consents or Authorizations    Not Applicable
      are not to be Solicited or in an Exchange Offer


                                [COMMUNITY LOGO]

                           300 North Tucker Boulevard
                           St. Louis, Missouri  63101
                                 (314) 621-0000

                               ___________, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Community Charter Corporation ("Community"). The meeting is scheduled to be held at Sunset Country Club, 9555 Geyer Road, St. Louis, Missouri, on _________, _________, 1996 at _________, local time. Notice of the special meeting, a Proxy Statement/Prospectus and a form of proxy are enclosed.

     The special meeting has been called in connection with the proposed merger of Community with Roosevelt Financial Group, Inc. ("Roosevelt"). In the merger, each share of Community common stock outstanding at the time of the merger (other than shares held by holders who properly exercise dissenters' rights and other excluded shares) would be converted into 1.6 shares of Roosevelt common stock (the "exchange ratio"). Upon completion of the merger, Missouri State Bank and Trust Company, a wholly owned subsidiary of Community, will become a stand-alone subsidiary of Roosevelt. Consummation of the merger is subject to certain conditions, including the approval of the stockholders of Community.

     The terms of the merger agreement were negotiated by the Board of Directors in light of various factors, including Community's and Roosevelt's recent operating results, current financial condition and future prospects. Stifel, Nicolaus & Company, Inc., Community's financial advisor, has advised your Board of Directors that in its opinion the exchange ratio is fair from a financial point of view to Community stockholders as of April 16, 1996.

     At the special meeting, Community stockholders will consider and vote upon approval of the merger. The Board of Directors has approved the merger and believes that the merger is in the best interests of Community and its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote FOR approval of the merger.

     If any other matters are properly brought before the special meeting, the persons named in the accompanying form of proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors. You are urged to read the accompanying Proxy Statement/Prospectus, which provides information regarding the merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the special meeting.

                                    Sincerely,



                                    James A. Saitz
                                    President, Chief Executive Officer
                                     and Chairman of the Board

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                         COMMUNITY CHARTER CORPORATION
                           300 North Tucker Boulevard
                           St. Louis, Missouri 63101
                                 (314) 621-0000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To Be Held on ___________, 1996

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Community Charter Corporation ("Community") is scheduled to be held at Sunset Country Club, 9555 Geyer Road, St. Louis, Missouri, on _________, _________, 1996 at _________, local time.

     A PROXY CARD AND A PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING ARE ENCLOSED.

     The Special Meeting is for the purpose of considering and acting upon:

     1. The approval of the Agreement and Plan of Merger and Reorganization, dated as of April 16, 1996, by and among Roosevelt Financial Group, Inc. ("Roosevelt") and Community Charter Corporation ("Community"), a copy of which is included in the accompanying Proxy Statement/Prospectus as Appendix I, and the transactions contemplated thereby, including the merger of Community into Roosevelt (the "Merger"), pursuant to which each outstanding share of Community common stock (other than shares held by holders who perfect dissenters' rights and other excluded shares) would be converted into 1.6 shares of Roosevelt common stock (with cash paid in lieu of fractional share interests).

     2.  Such other matters as may properly come before the Special Meeting.

     The Board of Directors is not aware of any other business to come before the Special Meeting.

     Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified. Stockholders of record at the close of business on August 13, 1996 are the stockholders entitled to vote at the Special Meeting.

     Each holder of Community common stock may have the right to dissent from the Merger and to demand payment of the fair value of his shares in the event the Merger is approved and consummated. Any right of any such shareholder to receive such payment would be contingent upon strict compliance with the requirements set forth in Section 351.455 of The General and Business Corporation Law of Missouri, the full text of which is attached as Appendix III to the accompanying Proxy Statement/Prospectus. For a summary of these requirements, see "The Merger--Appraisal Rights" in the Proxy Statement/Prospectus.

     You are requested to fill in, sign and date the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                                    By Order of the Board of Directors



                                    James A. Saitz
                                    President, Chief Executive Officer
                                     and Chairman of the Board
St. Louis, Missouri
___________, 1996


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE COMMUNITY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                                PROXY STATEMENT
                                       OF
                         COMMUNITY CHARTER CORPORATION
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 1996

                      -----------------------------------

                                   PROSPECTUS
                                       OF
                        ROOSEVELT FINANCIAL GROUP, INC.
                     UP TO 870,000 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE

                      -----------------------------------


     This Proxy Statement/Prospectus relates to the proposed merger of Community Charter Corporation, a Missouri corporation ("Community"), with Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt"), (the "Merger"), as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 16, 1996 (the "Merger Agreement"), by and among Roosevelt and Community. The Merger Agreement is included as Appendix I hereto and incorporated by reference herein.

     This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $.10 per share, of Community ("Community Common Stock") in connection with the solicitation of proxies by the Board of Directors of Community (the "Community Board") for use at a Special Meeting of Stockholders (the "Special Meeting"), scheduled to be held at Sunset Country Club, 9555 Geyer Road, St. Louis, Missouri, on Wednesday, October 2, 1996, at 3:00 p.m., local time, and at any and all adjournments and postponements thereof.

     At the Special Meeting, the holders of Community Common Stock will consider and vote upon a proposal to approve the Merger Agreement and the Merger.


     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Community Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who properly exercise dissenters' rights and other excluded shares) will be converted into the right to receive 1.6 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Roosevelt ("Roosevelt Common Stock"), with cash paid in lieu of fractional share interests. Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ____________, 1996 ($_____ per share), the value of 1.6 shares of Roosevelt Common Stock as of that date would have been approximately $_____. At the present time, there is no established market in which shares of Community Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. As of April 16, 1996, the last trading day preceding public announcement of the proposed Merger, the last reported sale price for Roosevelt Common Stock was $19.00. Community's financial advisor has rendered an opinion to the effect that as of April 16, 1996, the Exchange Ratio is fair from a financial point of view to the stockholders of Community. The Merger is subject to certain conditions, including the approval of the stockholders of Community. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."

     This Proxy Statement/Prospectus also constitutes a prospectus of Roosevelt, filed as part of the Registration Statement (defined below) with respect to up to 870,000 shares of Roosevelt Common Stock to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement.

     This Proxy Statement/Prospectus, and the accompanying notice and form of proxy, are first being mailed to stockholders of Community on or about _________, 1996.
                       ---------------------------------

     THE SHARES OF ROOSEVELT COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE MISSOURI DIVISION OF FINANCE, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE MISSOURI DIVISION OF FINANCE, ANY STATE SECURITIES COMMISSION NOR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF ROOSEVELT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                       ---------------------------------

         The date of this Proxy Statement/Prospectus is _________, 1996

                             AVAILABLE INFORMATION

     Roosevelt is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Roosevelt can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding Roosevelt's electronic filings with the SEC. The address of the SEC's Web site is "http://www.sec.gov."

     Roosevelt has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Roosevelt Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF ROOSEVELT OR COMMUNITY, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO GARY W. DOUGLASS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, ROOSEVELT FINANCIAL GROUP, INC., 900 ROOSEVELT PARKWAY, CHESTERFIELD, MISSOURI 63017, TELEPHONE (314) 532-6200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY ____________, 1996. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

     The following documents previously filed with the SEC by Roosevelt (File No. 0-17403) are hereby incorporated by reference in this Proxy
Statement/Prospectus:

     1. The Annual Report on Form 10-K of Roosevelt for the fiscal year ended December 31, 1995, as amended on July 30 on Form 10-K/A and September 12, 1996 on Form 10-K/A-2 (the "Roosevelt 1995 10-K").

     2. The Quarterly Report on Form 10-Q of Roosevelt for the quarterly period ended March 31, 1996, as amended on September 12, 1996 on Form 10-Q/A.


     3. The Quarterly Report on Form 10-Q of Roosevelt for the quarterly period ended June 30, 1996, as amended on September 12, 1996 on Form 10-Q/A.


     4. The description of the Roosevelt Common Stock contained in Roosevelt's Registration Statement on Form S-4 dated March 30, 1994, as amended.


     All documents filed by Roosevelt with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                       ---------------------------------

     All information contained in this Proxy Statement/Prospectus with respect to Roosevelt and its subsidiaries has been supplied by Roosevelt, and all information with respect to Community and its subsidiaries has been supplied by Community.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                        --------------------------------

                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----

AVAILABLE INFORMATION                                                                                                    iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                                                          iii
TABLE OF CONTENTS                                                                                                          v
SUMMARY                                                                                                                    1
  The Parties to the Merger                                                                                                1
           Roosevelt Financial Group, Inc. and Roosevelt Bank                                                              1
           Community Charter Corporation and Missouri State Bank and Trust Company                                         1
  The Special Meeting                                                                                                      2
           Meeting Date; Record Date                                                                                       2
           Matters to Be Considered                                                                                        2
           Vote Required                                                                                                   2
           Security Ownership                                                                                              2
  The Merger                                                                                                               3
           General                                                                                                         3
           Reasons for the Merger; Recommendation of the Board of Directors                                                3
           Merger Consideration                                                                                            3
           Treatment of Community Stock Options                                                                            3
           Opinion of Financial Advisor                                                                                    4
           Effective Time and Closing Date                                                                                 4
           Appraisal Rights                                                                                                4
           Interests of Certain Persons in the Merger                                                                      4
           Conditions to the Merger                                                                                        5
           Regulatory Approvals                                                                                            5
           Waiver and Amendment; Termination                                                                               5
           Conduct of Business Pending the Merger                                                                          6
           Expenses; Termination Fees                                                                                      6
           Accounting Treatment                                                                                            6
           Certain Federal Income Tax Consequences of the Merger                                                           6
           Effects of the Merger on Rights of Stockholders                                                                 7
           Nasdaq Listing                                                                                                  7
  Management After the Merger                                                                                              7
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION                                                                          8
RECENT DEVELOPMENTS                                                                                                       10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF ROOSEVELT FINANCIAL GROUP, INC.                                         11
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF COMMUNITY CHARTER CORPORATION                                           13
COMPARATIVE UNAUDITED PER SHARE DATA                                                                                      15
ROOSEVELT FINANCIAL GROUP, INC. AND ROOSEVELT BANK                                                                        16
  Roosevelt Financial Group, Inc.                                                                                         16
  Bank Holding Company Regulation                                                                                         17
  Roosevelt Bank                                                                                                          19
COMMUNITY CHARTER CORPORATION AND MISSOURI STATE BANK AND TRUST COMPANY                                                   19
  Community Charter Corporation                                                                                           19
  Missouri State Bank                                                                                                     20
THE SPECIAL MEETING                                                                                                       20
  Place, Time and Date                                                                                                    20
  Matters to Be Considered                                                                                                20
  Record Date; Vote Required                                                                                              21
  Proxies                                                                                                                 21



THE MERGER                                                                                                                22
  General                                                                                                                 22
  Background of the Merger                                                                                                22
  Reasons for the Merger; Recommendation of the Board of Directors                                                        23
  Merger Consideration                                                                                                    23
  Treatment of Community Stock Options                                                                                    24
  Opinion of Financial Advisor                                                                                            24
  Effective Time and Closing Date                                                                                         27
  Appraisal Rights                                                                                                        27
  Fractional Shares                                                                                                       28
  Exchange of Certificates                                                                                                28
  Interests of Certain Persons in the Merger                                                                              29
  Representations and Warranties                                                                                          29
  Conditions to the Merger                                                                                                29
  Regulatory Approvals                                                                                                    30
  Waiver and Amendment; Termination                                                                                       31
  Conduct of Business Pending the Merger                                                                                  32
  Expenses; Termination Fees                                                                                              33
  Accounting Treatment                                                                                                    33
  Resales of Roosevelt Common Stock by Affiliates                                                                         33
  Certain Federal Income Tax Consequences of the Merger                                                                   34
  Nasdaq Listing                                                                                                          35
MANAGEMENT AFTER THE MERGER                                                                                               35
BUSINESS OF COMMUNITY CHARTER CORPORATION                                                                                 35
  General                                                                                                                 35
  Missouri State Bank                                                                                                     35
  Lending and Credit Management                                                                                           37
  Nonperforming Assets                                                                                                    40
  Investment Portfolio                                                                                                    41
  Deposits                                                                                                                43
  Amounts and Maturities of Time Deposits of $100,000 and Over                                                            44
  Sensitivity to Changes in Interest Rates                                                                                44
  Competition                                                                                                             45
  Employees                                                                                                               45
  Properties                                                                                                              45
LEGAL PROCEEDINGS INVOLVING COMMUNITY CHARTER CORPORATIONAND MISSOURI STATE BANK AND TRUST COMPANY                        45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS OF COMMUNITY CHARTER CORPORATION     46
  General                                                                                                                 46
  Net Income                                                                                                              46
  Net Interest Income                                                                                                     46
  Interest Income                                                                                                         47
  Interest Expense                                                                                                        47
  Average Balances, Interest Rates and Yields                                                                             48
  Changes in Interest Income and Expense/Volume and Rate Variances                                                        49
  Noninterest Income                                                                                                      49
  Noninterest Expense                                                                                                     50
  Income Taxes                                                                                                            51
  Capital Management and Resources                                                                                        51
  Liquidity                                                                                                               52
  Accounting Pronouncements                                                                                               52
  Effects of Inflation                                                                                                    53



SUPERVISION AND REGULATION OF COMMUNITY CHARTER CORPORATION AND MISSOURI STATE BANK                                       54
  General                                                                                                                 54
  Federal Bank Holding Company Regulation                                                                                 55
  State Bank Holding Company Regulation                                                                                   55
  Federal and State Bank Regulation                                                                                       55
  Deposit Insurance                                                                                                       57
  Dividends                                                                                                               57
  Capital Adequacy                                                                                                        57
  Monetary Policy                                                                                                         59
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ROOSEVELT FINANCIAL GROUP, INC.AND COMMUNITY CHARTER CORPORATION                  60
  General                                                                                                                 60
  Introduction                                                                                                            60
  Capital Stock                                                                                                           60
  Payment of Dividends                                                                                                    60
  Special Meetings of Stockholders                                                                                        61
  Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Meetings
   of Stockholders                                                                                                        61
  Action by Stockholders Without a Meeting                                                                                61
  Cumulative Voting for Election of Directors                                                                             61
  Rights of Stockholders to Dissent                                                                                       62
  Number and Term of Directors                                                                                            62
  Removal of Directors                                                                                                    62
  Vacancies on the Board of Directors                                                                                     63
  Approval of Mergers, Consolidations, Sales of Substantially All Assets and Dissolutions                                 63
  Amendment of Certificate or Articles of Incorporation and Bylaws                                                        64
  Transactions with Affiliates                                                                                            65
  Inspection of Books and Records                                                                                         65
  Liability and Indemnification of Directors, Officers and Employees                                                      65
LEGAL MATTERS                                                                                                             66
EXPERTS                                                                                                                   66
STOCKHOLDER MATTERS                                                                                                       67
INDEPENDENT ACCOUNTANTS                                                                                                   67
OTHER MATTERS                                                                                                             67
FINANCIAL STATEMENTS OF COMMUNITY CHARTER CORPORATION                                                                    F-1
APPENDICES
  I.    Agreement and Plan of Merger and Reorganization (omitting schedules and exhibits)
  II.   Fairness Opinion of Stifel, Nicolaus & Company, Inc.
  III.  Text of Section 351.455 of The General and Business Corporation Law of Missouri

                                    SUMMARY

    The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding Roosevelt, Community and the matters to be considered at the Special Meeting and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                           THE PARTIES TO THE MERGER

ROOSEVELT FINANCIAL GROUP, INC. AND ROOSEVELT BANK

    Roosevelt, a Delaware corporation, is the holding company for Roosevelt Bank, a federally chartered savings bank headquartered in Chesterfield, Missouri. As of June 30, 1996, Roosevelt had total consolidated assets of $9.3 billion, deposits of $5.0 billion and stockholders' equity of $516 million. Roosevelt's business has consisted primarily of the business of Roosevelt Bank and its subsidiaries. The executive offices of Roosevelt and Roosevelt Bank are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017, and the telephone number at that address is (314) 532-6200.

    Roosevelt Bank is a federally chartered savings bank with $9.3 billion in consolidated total assets at June 30, 1996, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices including 38 offices serving the St. Louis metropolitan area and nine offices serving the Kansas City metropolitan area.

    Roosevelt's business consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate and acquire real estate and consumer loans, to acquire mortgage-backed securities, to perform loan servicing functions for others, and to provide other retail banking and financial services to consumers. The principal elements of Roosevelt's business plan are (i) the origination of a higher percentage of its assets; (ii) the diversification of its balance sheet away from only mortgage and real estate related assets; (iii) the expansion of its retail deposit base with a simultaneous shift within that deposit base toward checking and transaction accounts; and (iv) growth in fee income by providing other services such as insurance, brokerage and mortgage loan services for other investors.

    Following the acquisition of Community and its subsidiary, Missouri
State Bank and Trust Company ("Missouri State Bank" or the "Bank"), Roosevelt, which is currently regulated as a saving and loan holding company under the Home Owners' Loan Act of 1933 (the "HOLA"), will also be regulated as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). The permissible activities of a bank holding company are more restrictive than those afforded to a savings and loan holding company. See "Roosevelt Financial Group, Inc. and Roosevelt Bank -- Bank Holding Company Regulation."

    For additional information concerning Roosevelt and Roosevelt Bank, see "Roosevelt Financial Group, Inc. and Roosevelt Bank" and "Incorporation of Certain Documents by Reference."

COMMUNITY CHARTER CORPORATION AND MISSOURI STATE BANK AND TRUST COMPANY

    Community, a Missouri corporation, is the holding company for Missouri State Bank, a state chartered Missouri trust company with full commercial banking powers headquartered in St. Louis, Missouri. As of June 30, 1996, Community had total consolidated assets of $64.7 million, deposits of $56.8 million and stockholders' equity of $5.8 million. Community has no employees, and no significant business or assets apart from its investment in Missouri State Bank. The executive offices of both Community and Missouri State Bank are located at 300 North Tucker Boulevard, St. Louis, Missouri 63101, and their telephone number at that address is (314) 621-0000.

    Missouri State Bank has two offices, both located in the City of St. Louis, Missouri, from which it conducts a commercial banking business and acts primarily as a lender to small and middle market companies located within the St. Louis metropolitan area. These companies tend to be privately held and owner-operated with annual sales of less than $50 million, and with typical borrowing requirements of $50,000 to $1 million.

    Management believes that Community is able to compete effectively in its market because (i) Missouri State Bank's lending officers and senior management maintain close working relationships with their commercial customers and their businesses, (ii) the Bank is able to respond more quickly to loan requests than Community's larger competitors, (iii) the Bank's management and board of directors have significant experience within the St. Louis community, and (iv) industry consolidation has resulted in fewer banks addressing the Bank's target market niche.

    For additional information concerning Community and Missouri State Bank, see "Community Charter Corporation and Missouri State Bank and Trust Company" and "Business of Community Charter Corporation."

                              THE SPECIAL MEETING

MEETING DATE; RECORD DATE

    The Special Meeting is scheduled to be held at Sunset Country Club, 9555 Geyer Road, St. Louis Missouri, on _________, _________, 1996 at _________,
local time, and any and all adjournments or postponements thereof. Only holders of record of Community Common Stock at the close of business on August 13, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting.

MATTERS TO BE CONSIDERED

    At the Special Meeting, holders of shares of Community Common Stock will vote on a proposal to approve the Merger Agreement and the Merger. Community stockholders also may consider and vote upon such other matters as are properly brought before the Special Meeting.

VOTE REQUIRED

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the Merger. As of the Record Date, there were 471,499 shares of Community Common Stock entitled to be voted at the Special Meeting.

    Approval of the Merger Agreement and the Merger by the stockholders of Community is a condition to, and required for, consummation of the Merger. See "The Merger--Conditions to the Merger."

SECURITY OWNERSHIP

    As of the Record Date, the directors and executive officers of Community and their affiliates beneficially owned in the aggregate 205,335 shares, or 43.5% of the then outstanding shares, of Community Common Stock entitled to vote at the Special Meeting. The directors of Community have entered into voting agreements with Roosevelt whereby such directors have agreed to vote all shares of Community Common Stock owned by them for approval of the Merger Agreement and the Merger. As of the Record Date, directors and executive officers of Roosevelt and their affiliates beneficially owned in the aggregate no shares of Community Common Stock.

    For additional information, see "The Special Meeting."

                                   THE MERGER

    The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein.

GENERAL

    The stockholders of Community are being asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Community will be merged with and into Roosevelt, resulting in Missouri State Bank, a wholly owned first tier subsidiary of Community, becoming a stand-alone first tier subsidiary of Roosevelt. In connection with the Merger, the name of Missouri State Bank will be changed to "Roosevelt Bank and Trust Company." The name of the surviving holding company following consummation of the Merger will be "Roosevelt financial Group, Inc." See "The Merger--General."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Community Board has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger is in the best interests of Community and its stockholders. THE COMMUNITY BOARD THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

    For a discussion of the factors considered by the Community Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

MERGER CONSIDERATION

    Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Community Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who perfect dissenters' rights and other excluded shares) will be converted into the right to receive 1.6 shares of Roosevelt Common Stock (the "Merger Consideration"). See "The Merger--Merger Consideration." Each share of Roosevelt Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger.

    The number of shares of Roosevelt Common Stock to be received for each share of Community Common Stock has been fixed at 1.6. Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ___________, 1996 ($_____ per share), the value of 1.6 shares of Roosevelt Common Stock as of that date would have been approximately $_____. At the present time, there is no established market in which shares of Community Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The market value of Roosevelt Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Roosevelt Common Stock would generally result in an increase or decrease in the value of the Merger Consideration to be received by Community stockholders in the Merger. An increase in the market value of Roosevelt Common Stock would generally increase the value of the Merger Consideration to be received by Community stockholders in the Merger. A decrease in the market value of Roosevelt Common Stock would generally have the opposite effect. See "The Merger--Merger Consideration."

TREATMENT OF COMMUNITY STOCK OPTIONS

    At the Effective Time, Community's Non-Qualified Stock Option Plan for Executive Officers and Directors (the "Community Stock Option Plan") and each outstanding option thereunder to purchase Community Common Stock (the "Community Stock Options") will be assumed by Roosevelt. Upon such assumption, each Community Stock Option shall become an option to purchase the number of shares of Roosevelt Common Stock that would have been received by the holder of such option in the Merger had the option been exercised in full immediately prior to the Effective Time, upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, with an appropriate adjustment to the exercise price under each substituted option. See "The Merger--Treatment of Community Stock Options."

OPINION OF FINANCIAL ADVISOR

    Community has retained Stifel, Nicolaus & Company, Inc. ("Stifel") as its financial advisor in connection with the transactions contemplated by the Merger Agreement to evaluate the financial terms of the Merger. See "The Merger
- --Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

    Stifel has delivered its opinion that as of April 16, 1996, the Exchange Ratio is fair, from a financial point of view, to the holders of Community Common Stock. A copy of Stifel's opinion dated April 16, 1996 is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein. See "The Merger--Opinion of Financial Advisor."

EFFECTIVE TIME AND CLOSING DATE

    The Merger shall become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of Delaware, articles of merger with the Secretary of State of Missouri and the issuance of a certificate of merger by the Secretary of State of Missouri (the "Effective Time"). Such filings will occur only after the approval of the Merger Agreement and the Merger by the requisite vote of Community's stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur on the last business day of the first calendar month following the satisfaction or waiver of all conditions and obligations precedent of Roosevelt and Community to consummate the Merger, or at another time agreed to by Roosevelt and Community (the "Closing Date"). See "The Merger--Effective Time and Closing Date."

APPRAISAL RIGHTS

    Under Missouri law, holders of Community Common Stock may dissent from the Merger, and receive payment of the "fair value" of such stock in cash if the Merger is consummated, by following certain procedures set forth in Section
351.455 of The General and Business Corporation Law of Missouri, the text of which is attached hereto as Appendix III. Failure to follow such procedures may result in a loss of dissenters' rights. A failure to vote against the Merger Agreement and the Merger will not constitute a waiver of the shareholder's dissenter's rights. However, a vote for the Merger Agreement and the Merger will constitute such a waiver. A Community shareholder who returns an executed proxy card without any voting instructions specified with respect to the Merger Agreement proposal, however, will be deemed to have voted in favor of the Merger Agreement and the Merger, thereby waiving his or her dissenter's rights. See "The Merger--Appraisal Rights" and Appendix III to this Proxy Statement/Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    For at least three years after the Effective Time (to the extent permitted by applicable law), Roosevelt will cause Roosevelt Bank and Trust Company to continue to maintain the corporate indemnification currently in effect at Missouri State Bank for the benefit of its current officers and directors relating to their acts or omissions occurring prior to the Effective Time. The Community Board was aware of this interest and considered it, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Subsequent to the execution of the Merger Agreement, James A. Saitz, the current Chairman, President and Chief Executive Officer of Missouri State Bank, has entered into an agreement pursuant to which he will continue to serve in those capacities following consummation of the Merger. Mr. Saitz's initial base salary will be $175,000 and he will be subject to Roosevelt's Executive Compensation Policy for all compensation matters. Consistent with Roosevelt's policy to provide for management's continuity and to motivate performance, Mr. Saitz will be issued 25,000 restricted shares of Roosevelt Common Stock in connection with the Merger that will vest ratably over a three year period contingent upon achievement of certain corporate performance measures. Such shares, consistent with Roosevelt's Executive Compensation Policy, will vest completely upon a change in control of Roosevelt. See "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

    The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and stockholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Roosevelt and Community of an opinion with respect to certain federal income tax consequences of the Merger, the receipt by Roosevelt of a letter from its independent accountants to the effect that the Merger will qualify for pooling of interests accounting treatment, that no more than 5% of the outstanding shares of Community Common Stock be held by holders who dissent from the Merger and certain other conditions. See "The Merger--Conditions to the Merger."

REGULATORY APPROVALS

    The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "FRB") and the Missouri Division of Finance (the "MDF"). Roosevelt filed applications for approval of the Merger with the MDF in June 1996 and the FRB in July 1996 and received the approval of the MDF in July 1996 and the FRB in August 1996.

    It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained, including approval to change the name of Missouri State Bank to Roosevelt Bank and Trust Company, without the imposition of any condition that Roosevelt reasonably determines is unduly burdensome to Roosevelt or any of its subsidiaries or limits or restricts the activities of Missouri State Bank. The MDF and FRB approvals did not contain any such condition.

    Under federal law, a period of 15 days must expire following approval by the FRB within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice did not file any objection during this period. See "The Merger--Regulatory Approvals."

WAIVER AND AMENDMENT; TERMINATION

    Prior to the Effective Time, the Boards of Directors of Roosevelt and Community may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any term, condition or provision of the Merger Agreement.

    Subject to applicable law, the Merger Agreement may be amended by action of the Roosevelt and Community Boards at any time before or after approval of the Merger Agreement and the Merger by the stockholders of Community; provided that, among other things, after approval of the Merger Agreement and the Merger by the stockholders of Community, no amendment may change the amount or form of the Merger Consideration to be received by Community stockholders in the Merger or adversely affect the tax treatment to Community Stockholders of the Merger Consideration without their approval. In addition, Roosevelt may cause an amendment to the Merger Agreement to change the method of structuring the Merger, subject to certain limitations set forth in the Merger Agreement.

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the matters presented herein by Community's stockholders, either by mutual consent of the parties in writing or by either party if (i) the Merger is not consummated by March 31, 1997 (provided that the terminating party is not then in material breach of the Merger Agreement); (ii) any regulatory authority denies approval of the Merger; (iii) no Acquisition Transaction (as defined below, see "The Merger--Expenses; Termination Fees) is proposed or initiated by a third party prior to the Special Meeting and the required approval of Community's stockholders is not obtained (provided that the terminating party is not then in material breach of the Merger Agreement); or
(iv) the other party has materially breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and has failed to, or cannot, cure in a timely manner such breach after receiving written notice of such breach. The Board of Directors of Roosevelt (the "Roosevelt Board") may terminate the Merger Agreement upon payment of $1.0 million in cash to Community if Roosevelt enters into a definitive agreement to merge with or be acquired by another party and such party requires the termination of the Merger Agreement as a condition of entering into such definitive agreement. See "The Merger--Waiver and Amendment; Termination." The board of directors of either party may terminate the Merger Agreement in the event the stockholders of Community do not approve the Merger after a third party proposes or initiates an Acquisition Transaction (as hereinafter defined). In the event of such termination, Community shall pay Roosevelt a fee of $800,000 (plus expenses up to $200,000). See "The Merger--Waiver and Amendment; Termination" and "Expenses; Termination Fees. "

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of Roosevelt and Community has agreed to conduct its business prior to the Effective Time only in the ordinary and usual course consistent with past practices and use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships, and retain the services of its officers and key employees. Community also has agreed to certain forbearances with respect to the conduct of its business prior to the Effective Time. See "The Merger--Conduct of Business Pending the Merger."

EXPENSES; TERMINATION FEES

    All expenses incurred in connection with the Merger Agreement and the consummation of the Merger are to be paid by the party incurring such expenses, except that Roosevelt will pay all printing and mailing expenses and filing fees associated with the Registration Statement and this Proxy Statement/Prospectus and all filings with regulatory authorities for approval of the Merger Agreement. In addition, (i) Roosevelt may terminate the Merger Agreement upon payment of $1.0 million in cash to Community if Roosevelt enters into a definitive agreement to merge with or be acquired by another party and such party requires the termination of the Merger Agreement as a condition of entering into such definitive agreement and (ii) Community has agreed to pay Roosevelt a fee of $800,000 (plus expenses up to $200,000) in the event the Merger Agreement is terminated because the stockholders of Community do not approve the Merger after a third party proposes or initiates an Acquisition Transaction. See "The Merger--Expenses; Termination Fees."

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. A condition to the consummation of the Merger is the receipt by Roosevelt of a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. In order to utilize this method of accounting, Roosevelt will be required to, prior to consummation of the Merger, rescind its stock repurchase plan, which is described in Note 18 to the Consolidated Financial Statements of Roosevelt contained in the Roosevelt 1995 10-K, incorporated by reference herein. See "Incorporation of Certain Documents by Reference." See also "The Merger--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


    Roosevelt has received an opinion of Silver, Freedman & Taff, L.L.P., counsel to Roosevelt, in connection with the Registration Statement to the effect that if the Merger were consummated on the date hereof, the Merger would qualify as a reorganization under the Code with the following consequences:

    (i) the Merger will qualify as a reorganization under Section 368(a) of the Code;

    (ii) no gain or loss will be recognized by Roosevelt or Community by reason of the Merger;

    (iii) no gain or loss will be recognized by any Community stockholder upon the exchange of Community Common Stock solely for Roosevelt Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Common Stock or in connection with the exercise of dissenter's rights by a Community Stockholder, as discussed below);

    (iv) the aggregate tax basis of the Roosevelt Common Stock received by each stockholder of Community who exchanges Community Common Stock for Roosevelt Common Stock in the Merger will be the same as the aggregate tax basis of the Community Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Common Stock);

    (v) the holding period of the shares of Roosevelt Common Stock received by a Community stockholder in the Merger will include the holding period of the Community Common Stock surrendered in exchange therefor (provided that such shares of Community Common Stock were held as a capital asset by such stock-holder at the Effective Time);

    (vi) cash received in the Merger by a Community stockholder in lieu of a fractional share interest of Roosevelt Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Community Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time); and

    (vii) a Community stockholder who receives only cash as a result of the exercise of appraisal rights will realize gain or loss for federal income tax purposes (determined separately as to each block of Community Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder, and (y) such stockholder's tax basis for the shares of Community Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the shares of Community Common Stock surrendered in the exchange) generally will be recognized by such stockholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code.

    The opinion is subject to various assumptions and qualifications, including that the Merger will be consummated in the manner and in accordance with the terms of the Merger Agreement. However, the financial accounting treatment of the transaction as a pooling of interests or a purchase will not impact the tax consequenses described above. The opinion is based entirely upon the Code, regulations in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Consummation of the Merger is conditioned upon the receipt by Roosevelt and Community of a closing tax opinion setting forth the same tax consequences in the foregoing tax opinion. See "--Conditions to the Merger." Community stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. For further discussion of the opinion of Silver, Freedman & Taff, L.L.P. as to the material federal income tax consequences of the Merger, as issued and delivered to the Board of Directors of Roosevelt, see "The Merger-- Certain Federal Income Tax Consequences of the Merger."

EFFECTS OF THE MERGER ON RIGHTS OF STOCKHOLDERS

   As a result of the Merger, holders of Community Common Stock who receive shares of Roosevelt Common Stock in the Merger will become stockholders of Roosevelt. For a comparison of the corporate charters and bylaws of Roosevelt and Community governing the rights of Roosevelt and Community stockholders, see "Comparison of Rights of Stockholders of Roosevelt Financial Group, Inc. and Community Charter Corporation."

NASDAQ LISTING

   Roosevelt Common Stock (symbol: RFED) currently is quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Roosevelt Common Stock to be issued to the stockholders of Community in the Merger and to be reserved for issuance pursuant to the Community Stock Options assumed by Roosevelt in the Merger also will be approved for listing on the Nasdaq National Market. See "The Merger--Conditions to the Merger."

                          MANAGEMENT AFTER THE MERGER

   As of the Effective Time, the Boards of Directors of Roosevelt and Roosevelt Bank will consist of the current members of such Boards, and the executive officers of Roosevelt and Roosevelt Bank will be the current executive officers of Roosevelt and Roosevelt Bank.

   Prior to the Effective Time, Community will cause Stanley J. Bradshaw, President and Chief Executive Officer of Roosevelt, to be elected as a director of Missouri State Bank for the longest term permitted by the bylaws of Missouri State Bank, with a term commencing as of the Effective Time. See "Management After the Merger."

               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

    The Roosevelt Common Stock is quoted on the Nasdaq National Market under the symbol "RFED." At the present time, there is no established market in which shares of Community Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The following table sets forth the comparative market prices for Roosevelt Common Stock and the prices at which Community Common Stock has been traded to the knowledge of Community and the quarterly cash dividends per share declared, for the periods indicated. The market prices of the Roosevelt Common Stock for the periods indicated represent closing prices of such stock as quoted on the Nasdaq National Market. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                        ROOSEVELT COMMON STOCK         COMMUNITY COMMON STOCK
                                                    ------------------------------ -------------------------------
                                                      HIGH      LOW    DIVIDENDS     HIGH      LOW       DIVIDENDS
                                                    -------- -------- ----------  ---------- -------- -------------
1993 CALENDAR YEAR
   First Quarter/(1)/............................... $13.333  $ 9.375   $ 0.07      n/a         n/a          n/a
   Second Quarter/(1)/..............................  15.500   12.333     0.08      n/a         n/a          n/a
   Third Quarter/(1)/...............................  15.500   13.167     0.08      n/a         n/a          n/a
   Fourth Quarter...................................  16.167   13.417     0.08    $10.00/(3)/  10.00/(3)/   $---

1994 CALENDAR YEAR

   First Quarter....................................  15.833   13.917     0.10     10.00/(3)/  10.00/(3)/    ---
   Second Quarter...................................  18.250   14.328     0.11     10.00/(3)/  10.00/(3)/    ---
   Third Quarter/(2)/...............................  17.375   16.000     0.11      n/a         n/a          ---
   Fourth Quarter/(2)/..............................  16.875   12.750     0.11      n/a         n/a          ---

1995 CALENDAR YEAR
   First Quarter/(2)/...............................  17.250   14.750       0.14    n/a         n/a          ---


   Second Quarter...................................  18.625   15.750       0.14   10.50/(4)/  10.50/(4)/    ---


   Third Quarter....................................  18.875   15.250       0.14   11.00/(5)/  11.00/(5)/    ---



   Fourth Quarter...................................  19.375   15.875       0.14   11.27/(6)/  11.27/(6)/    ---



1996 CALENDAR YEAR


   First Quarter/(2)/...............................  19.250   17.000       0.155   n/a         n/a          ---

   Second Quarter/(2)/..............................  20.000   17.750       0.155   n/a         n/a          ---
   Third Quarter (through August __)


- -------------------------------------
/(1)/ Prior to the fourth quarter of 1993, there were no shares of Community
      Common Stock issued and outstanding.
/(2)/ There were no trades in Community Common Stock during the quarter.
/(3)/ Represents the price of Community Common Stock at the time of Community's initial stock offering.
/(4)/ Represents the price at which Community repurchased shares of Community
      Common Stock from a shareholder.
/(5)/ Represents the price at which Community resold the shares of Community
      Common Stock repurchased during the second quarter of 1995.

/(6)/ Represents the price at which Community repurchased shares of Community
      Common Stock from a shareholder and then resold the shares during the fourth quarter of 1995.

    The following table sets forth the last reported sale prices per share of Roosevelt Common Stock and the equivalent per share price for Community Common Stock giving effect to the Merger on (i) April 15, 1996, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) ___________, 1996, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.


                      ROOSEVELT     COMMUNITY    EQUIVALENT PRICE PER
                     COMMON STOCK  COMMON STOCK  COMMUNITY SHARE/(1)/
                     ------------  ------------  --------------------

April 15, 1996......    $19.00       n/a /(2)/          $30.40

___________, 1996...
- ------------------

/(1)/The equivalent price per share of Community Common Stock at each specified date was determined by multiplying (i) the last reported sale price of Roosevelt Common Stock on such date and (ii) the Exchange Ratio of 1.6.

/(2)/To the best knowledge of Community, there have been no trades in Community Common Stock since 1995.

    As of _____________, 1996, the ______________ outstanding shares of
Roosevelt Common Stock were held by approximately _____ record owners and the 471,499 outstanding shares of Community Common Stock were held by approximately 62 record owners. In addition, as of _____________, 1996, 71,000 shares of Community Common Stock were subject to outstanding option rights under the Community Stock Option Plan.

    The number of shares of Roosevelt Common Stock to be received for each share of Community Common Stock has been fixed at 1.6. Community stockholders are advised to obtain current market quotations for Roosevelt Common Stock. The market price of Roosevelt Common Stock may fluctuate between the date of this Proxy Statement/Prospectus and the Effective Time. Fluctuations in the market price of Roosevelt Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by holders of Community Common Stock in the Merger. An increase in the market value of Roosevelt Common Stock would increase the market value of the Merger Consideration to be received in the Merger. A decrease in the market value of Roosevelt Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Roosevelt Common Stock at such time. See "The Merger--Merger Consideration."

    The timing and amount of the future dividends of Roosevelt will depend upon earnings, cash requirements, Roosevelt's financial condition and other factors deemed relevant by the Roosevelt Board. Dividends may also be limited by certain regulatory restrictions.

                              RECENT DEVELOPMENTS

    The deposits of Roosevelt Bank are presently insured by the Savings Association Insurance Fund (the "SAIF"), which together with the Bank Insurance Fund (the "BIF"), are the two insurance funds administered by the Federal
Deposit Insurance Corporation (the "FDIC").   As a result of the BIF reaching
its statutory reserve ratio, the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. The BIF premium schedule was further revised, effective January 1996, to provide a range of 0% to .27% with an annual minimum assessment of $2,000. As a result of these adjustments, BIF insured institutions now generally pay lower premiums than SAIF insured institutions.

    The FDIC has noted that the SAIF is not expected to attain its designated reserve ratio until the year 2002. As a result, SAIF insured members will generally be subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

    The effect of this disparity on Roosevelt Bank and other SAIF members is uncertain at this time. It may have the effect of permitting BIF member banks to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower premiums, thereby placing SAIF members at a competitive disadvantage. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF were considered by the United States Congress in 1995 and 1996. One proposal provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF and eliminate the disparity. It also provides for the eventual merger of the BIF and SAIF. The special assessment rate is anticipated to be approximately .70%. Based on Roosevelt Bank's level of SAIF deposits at March 31, 1995 (including the effect of the acquisitions of Washington Savings Bank, FSB ("Washington Savings"), Kirksville Federal Savings Bank ("Kirksville Bank"), Sentinel Federal Savings and Loan Association of Kansas City ("Sentinel Federal") and Mutual Savings Bank, f.s.b. ("Mutual Bank")) and assuming a special assessment of .70%, Roosevelt Bank's assessment would be approximately $30.2 million on a pre-tax basis. If such special assessment had been recorded as of June 30, 1996, on a pro forma basis (including the effect of Sentinel Federal and Mutual Bank as of March 31, 1996), the tangible, core and risk-based capital ratios of Roosevelt Bank would have been 5.37%, 5.40% and 14.17%, respectively. The final form of any such legislation has been the subject of continuing negotiation and cannot be assured. If the legislation is enacted during the current Congressional session, however, it is anticipated the assessment would be payable in 1996. Accordingly, this special assessment would significantly increase noninterest expense and adversely affect Roosevelt Bank's results of operations. Conversely, depending on Roosevelt Bank's capital level and supervisory rating, and assuming, although there can be no assurance, that if the insurance premium levels for BIF and SAIF members are again equalized, deposits insurance premiums could decrease significantly to the minimum assessment for future periods.

    The United States Congress is also considering legislation that would require all federal thrift institutions, such as Roosevelt Bank, to either convert to a national bank or a state chartered financial institution by January 1, 1998. In addition, Roosevelt would no longer be regulated as a thrift holding company, but rather as a bank holding company. The Office of Thrift Supervision (the "OTS") would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on Roosevelt and Roosevelt Bank.

    In August 1996, legislation was enacted that repeals the reserve method of accounting (including the percentage of taxable income method) used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, large thrifts such as Roosevelt Bank must recapture that portion of the reserve that exceeds the amount that could have been taken under the specific charge-off method for post-1987 tax years. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of Roosevelt does not believe that the legislation will have a material impact on Roosevelt or Roosevelt Bank.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                       OF ROOSEVELT FINANCIAL GROUP, INC.

     The following table sets forth, for the periods indicated, certain summary historical data for Roosevelt. Information at and for the years ended December 31, 1991 through 1993 have been restated to reflect an acquisition accounted for as a pooling of interests. This information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included in the Roosevelt 1995 10-K, which is incorporated by reference herein.

                               AT OR FOR THE SIX MONTHS                                 AT OR FOR THE
                                    ENDED JUNE 30,                                   YEARS ENDED DECEMBER 31,
                             ----------------------------  ------------------------------------------------------------------------
                                 1996           1995           1995            1994             1993          1992           1991
                             ------------  --------------  -------------  ---------------  --------------  -----------  -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF FINANCIAL CONDITION:
 Total assets..................$9,327,772      $8,961,061 $   9,013,061    $  8,431,866   $   7,595,161   $6,038,732   $  5,756,199
 Securities available for sale. 1,353,760       1,726,044     1,606,461       1,765,699       1,665,879       52,399         46,997
 Securities held to maturity... 3,534,341       3,641,954     3,550,140       3,276,062       2,642,916    2,219,147      2,487,141
 Loans......................... 4,016,699       3,264,735     3,577,892       3,072,151       2,671,810    2,349,771      2,259,867
 Deposits...................... 4,995,371       4,785,619     4,907,497       4,899,389       5,081,496    4,300,981      4,184,323
 Other borrowings.............. 3,653,183       3,565,862     3,507,475       2,963,449       1,975,661    1,319,154      1,222,457
 Stockholders' equity..........   516,317         452,350       496,906         441,626         378,462      288,545        254,396

SUMMARY OF OPERATIONS:
 Total interest income.........$  328,423      $  319,012 $     647,795    $    533,286   $     486,940   $  439,173   $    503,801
 Total interest expense........   238,753         225,016       466,433         347,574         321,490      314,728        394,315
 Provision for losses on
  loans........................       600             600         1,200          12,432             706        2,648          2,695
                               ----------   -------------  ------------     -----------    ------------   ----------    -----------
  Net interest income after
   provision for losses on
   loans......................     89,070          93,396       180,162         173,280         164,744      121,797        106,791
                               ----------      ----------  ------------     -----------    ------------   ----------    -----------
  Retail banking fees..........     6,587           5,228        10,706           8,682           6,260        4,870          3,150
  Insurance and brokerage
   sales commissions...........     3,718           4,116         7,506           6,538           5,737        4,347          3,159
  Loan servicing fees
   (expenses), net.............     4,733           4,144         8,911           7,359         (11,145)       8,392         11,191
  Net gain (loss) from
   financial instruments.......       862         (55,739)      (58,216)        (10,660)         10,646       11,394            374
  Unrealized losses on
   impairment of
   mortgage-backed
   securities held to
   maturity....................       ---         (27,063)      (27,063)            ---             ---          ---            ---
  Other........................     2,894           1,538         3,016           5,337           2,759        1,790           5,33
                               ----------      ----------  ------------     -----------    ------------   ----------     ----------
     Total noninterest income
      (loss)...................    18,794         (67,776)      (55,140)        (17,256)         14,257       30,793         23,211
                               ----------      ----------  ------------    ------------   -------------   ----------     ----------
     Total noninterest expense.    45,146          43,233        87,666         115,576          98,598      100,452         87,994
                               ----------      ----------  ------------    ------------   -------------   ----------     ----------
  Income before income tax
   expense, extraordinary
   item, and cumulative
   effect of change in
   accounting principle........    62,718         (17,613)       37,356          74,960          80,403       52,138         42,008
  Income tax expense...........    21,425          (7,298)       10,258          25,384          27,134       17,887         14,612
  Extraordinary item, net......        --             ---           ---          (7,849)         (1,908)      (3,796)        (1,662)
Cumulative effect of
 change in accounting
 principle.....................        --              --           ---             ---     (,489)/(1)/          ---  (16,321)/(2)/
                               ----------     -----------  ------------    ------------     -----------   ----------     ----------
 Net income....................    41,293     $   (10,315) $     27,098     $    41,727    $     44,872   $   30,455   $      9,413
                               ==========     ===========  ============    ============    ============   ==========   ============
Net income attributable to
 common stock..................    39,174     $   (12,444) $     22,855     $    36,543    $     41,057   $   28,866   $      5,029
                               ==========     ===========  ============     ===========    ============   ==========   ============

PER SHARE DATA:
Primary earnings per share:
    Income before
      extraordinary item and
      cumulative effect of
      change in accounting
      principle................      0.92     $     (0.31) $       0.56     $      1.17    $       1.54   $     1.09   $       1.09
    Extraordinary item.........        --              --           ---           (0.21)          (0.06)       (0.13)         (0.06)
    Cumulative effect of
      change in accounting
      principle................        --              --           ---             ---           (0.20)         ---          (0.65)
                               ----------     -----------  ------------    ------------     -----------   ----------     ----------
      Net income...............$     0.92     $     (0.31) $       0.56     $      0.96    $       1.28   $     0.96   $       0.38
                               ==========     ===========  ============     ===========    ============   ==========   ============


                              AT OR FOR THE SIX MONTHS                                    AT OR FOR THE
                                    ENDED JUNE 30,                                   YEARS ENDED DECEMBER 31,
                             ----------------------------  ------------------------------------------------------------------------
                                 1996           1995           1995            1994             1993          1992           1991
                             ------------  --------------  -------------  ---------------  --------------  -----------  -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Fully-diluted earnings per
   share:
     Income before
      extraordinary item
      and cumulative effect
      of change in accounting
      principle..............$      0.88   $       (0.31)  $       0.56     $       1.17   $        1.32   $     0.99   $     1.09
     Extraordinary item......        ---             ---            ---            (0.21)          (0.05)       (0.11)       (0.06)
     Cumulative effect of
      change in accounting
      principle..............        ---             ---            ---              ---           (0.16)         ---        (0.65)
                              ----------   -------------   ------------     ------------   -------------   ----------   ------------
      Net income.............$      0.88   $       (0.31)  $       0.56     $       0.96   $        1.11   $     0.88   $     0.38
                              ==========   =============   ============     ============   =============   ==========   ============

 PRO FORMA AMOUNT ASSUMING
 THE CHANGE IN ACCOUNTING
 PRINCIPLE IS APPLIED
 RETROACTIVELY:/(2)/
       Net income............        N/A             N/A            N/A              N/A             N/A          N/A   $   25,734
                             ===========   =============   ============   ==============   =============   ==========   ============
       Earnings per share....        N/A             N/A            N/A              N/A             N/A          N/A   $     1.03
                             ===========   =============   ============   ==============   =============   ==========   ============

OTHER DATA:
  Ratio of net interest
   income to general and
   administrative expense....       1.99x           2.17x          2.07x/(4)/       1.67x/(3)/      1.82x        1.55x        1.44x
  Effective net spread
   during the period.........       2.00%           2.14%          2.06%            2.29%           2.40%        2.32%        2.01%
  Nonperforming assets to
   total assets, end of
   period....................       0.85%           0.75%          0.90             0.41            0.46         0.78         0.89
  Return on assets (ratio of
   net income to average
   total assets).............       0.88%           0.23%          0.30/(4)/        0.49/(3)/       0.61         0.54         0.16
  Return on equity (ratio of
   net income to average
   stockholders' equity).....      16.27%          (4.61%)         5.97/(4)/       10.30/(3)/      12.86        11.11         3.55
  Equity-to-assets ratio
   (ratio of average
   stockholders' equity to
   average total assets).....       5.42%           4.91%          4.97             4.80            4.75         4.84         4.64
  Cash dividends per share
   of common stock...........$      0.31    $       0.28   $       0.56     $       0.43   $        0.31   $     0.21   $     0.20
  Dividends on common stock
   payout ratio (dividends
   paid per share of common
   stock divided by primary
   net income per share).....      33.70%            N/M         100.00%/(4)/      44.79%/(3)/     18.72%       18.63%       90.41%
  Book value per share, end
   of period.................$     10.98    $      10.01   $      10.60     $       9.79   $        9.18   $     9.29   $     8.67

(1)During December 1993, Roosevelt adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on a prospective basis. As a result, Roosevelt recorded a $6.5 million charge, net of applicable income taxes, as a cumulative effect of a change in accounting principle to reflect an other than temporary impairment of certain interest-only stripped coupon mortgage-backed pass-through certificates and collateralized mortgage obligation residual interests. See
Note 2 of the Notes to Consolidated Financial Statements included in the Roosevelt 1995 10-K incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

(2)During 1991, Roosevelt changed its method of amortizing cost in excess of fair value of net assets acquired. Prior to 1991, Roosevelt amortized the cost in excess of fair value of net assets acquired (goodwill) on a straight line basis over a 15 year life. On January 1, 1991, Roosevelt adopted the provisions of Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions" (SFAS 72) and amortizes goodwill over the life of the long-term interest-bearing assets acquired. Such adoption was allowed as a result of the Financial Accounting Standards Board Emerging Issues Task Force Consensus No. 89-19 which permitted retroactive application for purchase business combinations that occurred prior to the issuance of SFAS 72. Roosevelt recorded a $16.3 million cumulative effect of a change in accounting principle in 1991.

(3)Includes a $57.3 million net expense (net of income tax benefit) of merger-related expenses as a result of the acquisition of Farm & Home. Such merger-related expenses included $11.4 million in provision for losses on loans, $38.4 million of net loss from financial instruments, $3.7 million in provision for real estate losses, $6.3 million in compensation and employee benefits, occupancy expense of $5.9 million, transaction related fees of $7.0 million, and $1.8 million of other expenses. This amount was reduced by the income tax effect of $25.0 million. An extraordinary item totalling $7.8 million was recorded related to the early extinguishment of debt. Also included are gains resulting from the mark to market of Roosevelt's financial futures positions used to reduce the interest rate risk of certain mortgage-backed securities in the available for sale portfolio totalling $39.5 million ($25.1 million, net of income taxes). Not including the also mentioned charges for 1994, the ratio of net interest income to general and administrative expense would have been 2.08x, return on assets would have been 0.96%, return on equity would have been 20.01%, and the dividend on common stock payout ratio would have been 18.40%.

(4)Excluding the impact of the impairment charge related to certain mortgage-backed securities of $27.1 million, losses resulting from the mark to market of the Company's financial futures positions used to reduce the interest rate risk of certain mortgage-backed securities in the available sale portfolio totalling $71.0 million and merger-related expenses for $1.6 million, the ratio of net interest income to general and administrative expense would have been 2.11x, return on assets future would have been 0.95%, return on equity would have been 18.96% and the dividend on common stock payout ratio would have been 27.59%.

(5)Excluding the impact of the impairment charge related to certain mortgage-backed securities of $27.1 million and losses resulting from the mark to market of Roosevelt's financial futures positions used to reduce the interest rate risk of certain mortgage-backed securities in the available for sale portfolio totaling $61.7 million, return on assets would have been 0.98%, return on equity would have been 19.94% and the dividend on common stock payout ratio would have been 26.92%.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                        OF COMMUNITY CHARTER CORPORATION


    The following table sets forth, for the periods indicated, certain summary historical data for Community. This information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included elsewhere in this Proxy
Statement/Prospectus.


                                                AT OR FOR THE SIX MONTHS        AT OR FOR THE YEARS ENDED
                                                     ENDED JUNE 30,                    DECEMBER 31,
                                               ---------------------------------  --------------------------------
                                                     1996             1995             1995           1994/(1)/
                                               ----------------   --------------  -------------   ----------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED FINANCIAL CONDITION DATA:
  Total assets................................     $64,667          $53,788          $64,296         $   44,663
  Loans receivable............................      44,603           35,249           41,315             25,808
  Investment securities:
    Available for sale........................      10,828            1,710           14,413              2,443
    Held to maturity..........................       4,478           12,568            4,524             10,646
  Total deposits..............................      56,794           47,357           50,071             38,751
  Stockholders' equity........................       5,772            4,808            5,529              4,796
  Number of full-service offices..............           2                2                2                  2
SELECTED OPERATIONS DATA:
  Total interest and dividend income..........       2,650            1,957            4,345              1,805
  Total interest expense......................       1,198              844            1,951                733
                                                   -------          -------          -------         ----------
       Net interest income....................       1,452            1,113            2,394              1,072
  Provision for losses on loans...............          26              ---              ---               (190)
                                                   -------          -------          -------         ----------
       Net interest income after provision
        for loan losses.......................       1,426            1,113            2,394              1,262
                                                   -------          -------          -------         ----------
  Service fee income..........................         112               91              208                 91
  Loss on sale of securities, net.............         ---              ---               (8)               ---
  Other noninterest income....................          31               25               38                 26
                                                   -------          -------          -------         ----------
       Total noninterest income...............         143              116              238                117
                                                   -------          -------          -------         ----------
  Noninterest expense.........................         999              818            1,666              1,134
                                                   -------          -------          -------         ----------
       Income before income taxes.............         570              411              966                245
  Income taxes................................         223              146              360                 77
                                                   -------          -------          -------         ----------
       Net income.............................     $   347          $   265          $   606         $      168
                                                   =======          =======          =======         ==========
EARNINGS PER SHARE:
       Net income.............................     $  0.74          $  0.57          $  1.31         $     0.56
                                                   =======          =======          =======         ==========

_____________________________
/(1)/ Community was formed in August 1993 with the purpose of acquiring Missouri State Bank and other community-based banks within the St. Louis area. Missouri State Bank was acquired on May 31, 1994. Accordingly, Community had no substantive operating activities until the acquisition of Missouri State Bank.

                                                AT OR FOR THE SIX MONTHS            AT OR FOR THE YEARS ENDED
                                                     ENDED JUNE 30,                     DECEMBER 31,
                                               -------------------------------------------------------------------
                                                     1996             1995             1995           1994/(1)/
                                               ----------------   --------------  -------------   ----------------

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Average total assets...........................    $61,760          $47,034          $51,937         $   41,366
Average total liabilities......................     56,088           42,125           46,875             36,608
Net interest margin............................       4.93%            5.05%            4.86%              4.67%
Average interest-earning assets to average
  interest-bearing liabilities.................     124.82           127.30           127.87             133.25
Nonperforming assets to total assets at
  end of period................................       0.67             0.82             0.53               1.12
Equity to total assets at end of period........       8.93             8.94             8.60              10.74
Return on assets (ratio of net income to
 average total assets).........................       1.13             1.14             1.17               0.69/(2)/
Return on equity (ratio of net income to
 average equity)...............................      12.30            10.89            11.98               6.01/(2)/
Equity-to-assets ratio (ratio of average
  equity to average total assets)..............       9.18            10.44             9.75              11.50
General and administrative expenses
  as a percent of average total assets.........       3.25             3.51             3.21               4.68/(2)/
Ratio of net interest income to general
  and administrative expenses..................     145.35           136.06           143.70              94.50
Ratio of noninterest expense to the sum
  of net interest income and
  noninterest income...........................      62.63            66.56            63.29              95.42
Dividend payout ratio..........................        n/a              n/a              n/a                n/a

_______________________________________
n/a  Not applicable.

(2) Yields are annualized based on the seven months of operations remaining in 1994 subsequent to the purchase of Missouri State Bank by Community. The majority of the investment in the organization by its stockholders, and the investment of Community in its subsidiary, was not made until May 31, 1994.

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth unaudited comparative per share data for Roosevelt and Community Common Stock on an historical basis, and on a pro forma combined basis and a pro forma equivalent basis for Roosevelt and Community giving effect to the Merger. The Merger will be a business combination accounted for under the pooling of interests method of accounting.


                                                  HISTORICAL                           PRO FORMA
                                         ----------------------------       ---------------------------
                                                                                       EQUIVALENT
                                         ROOSEVELT       COMMUNITY            COMBINED        SHARES
                                         ---------     --------------       ------------  -------------
Book value per share at:
    December 31, 1995..................   $10.60          $11.73              $10.55/(2)/   $ 16.88/(3)/
    June 30, 1996......................    10.98           12.24               10.93/(2)/     17.49/(3)/

Cash dividends declared per
 share:
   Year Ended December 31, 1993........     0.310            ---                0.310          0.496
   Year Ended December 31, 1994........     0.430            ---                0.430          0.688
   Year Ended December 31, 1995........     0.560            ---                0.560          0.896
   Six Months Ended June 30, 1996......     0.310            ---                0.310          0.248


Income per share before extraordinary
 item and cumulative effect of change
 in accounting principle:
   Year Ended December 31, 1993........      1.32           N/A/(1)/            1.32           2.11/(4)/
   Year Ended December 31, 1994........      0.96           0.56                0.96           1.09/(4)/
   Year Ended December 31, 1995........      0.56           1.31                0.56           0.90/(4)/
   Six Months Ended June 30, 1996......      0.42           0.74                0.87           1.39/(4)/

- ------------------
(1)  Although Community was formed in 1993, its operations began during 1994.

(2) Based on the combined stockholders' equity of Roosevelt and Community, including the effect of pro forma adjustments. The adjusted stockholders' equity amounts are divided by the number of shares of Community Common Stock outstanding at December 31, 1995 and June 30, 1996, respectively, plus the product of the number of shares of Community Common Stock outstanding at December 31, 1995 and June 30, 1996, respectively, and the Exchange Ratio. The number of shares of Roosevelt Common Stock outstanding at December 31, 1995 and June 30, 1996 includes 4,878,750 common stock equivalents attributable to 1,301,000 shares of Roosevelt's 6 1/2% non-cumulative convertible preferred stock outstanding as of such dates.

(3) Based on the pro forma combined book value per share amounts of Roosevelt and Community, respectively, multiplied by the Exchange Ratio.

(4) Based on the pro forma combined net income per share amounts before extraordinary item and cumulative effect of change in accounting principles of Roosevelt and Community, respectively, multiplied by the Exchange Ratio.

              ROOSEVELT FINANCIAL GROUP, INC. AND ROOSEVELT BANK


ROOSEVELT FINANCIAL GROUP, INC.

          General. Roosevelt is a Delaware corporation organized in 1988 to be the thrift holding company for Roosevelt Bank. The principal asset of Roosevelt is the outstanding stock of Roosevelt Bank. As of June 30, 1996, Roosevelt had total consolidated assets of $9.3 billion, deposits of $5.0 billion and stockholders' equity of $516 million. The executive offices of Roosevelt are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017 and the telephone number at that address is (314) 532-6200.

          Roosevelt's business consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate and acquire real estate and consumer loans, to acquire mortgage-backed securities, to perform loan-servicing functions for others and to provide other retail banking and financial services for consumers. The principal elements of Roosevelt's business plan are (i) the origination of a higher percentage of its assets; (ii) the diversification of its balance sheet away from only mortgage and real estate related assets; (iii) the expansion of its retail deposit base with a simultaneous shift within that deposit based toward checking and transaction accounts; and (iv) growth in income by providing other services such as insurance, brokerage and mortgage loan services for other investors.

          Acquisitions. Since the beginning of 1990, Roosevelt has pursued a program of acquiring other in-market and adjacent-market thrift institutions. Roosevelt expects to continue informal discussions with various thrift institutions regarding their acquisition by Roosevelt.

          In 1990, Roosevelt expanded its franchise to the Illinois portion of the St. Louis metropolitan area by acquiring Home Federal Savings, Alton, Illinois, through the merger conversion acquisition of Home Federal Savings, which had $108 million in assets and $104 million in savings deposits. In October 1991, Roosevelt completed the merger conversion acquisition of Hannibal Mutual Loan and Building Association, Hannibal, Missouri, which had $18 million in assets and savings deposits. In November 1992, Roosevelt completed the merger conversion acquisitions of Conservative Bank, FSB, St. Louis, Missouri, which had $65 million in assets and $61 million in savings deposits, and First Granite City Savings and Loan, Granite City, Illinois, which had $49 million in assets and $42 million in savings deposits. In December 1992, Roosevelt entered the Kansas City, Missouri market by completing the purchase of Brookside Savings Bank, FSB, which had $219 million in assets and $146 million in savings deposits.

          In June 1993, Roosevelt completed the acquisition of the Missouri retail banking network of First Nationwide Bank of San Francisco, California. Roosevelt received net cash totaling $588 million. Gross proceeds totaled $595 million, which represented the amount of deposit accounts acquired by Roosevelt Bank and accrued but unpaid interest on such accounts. This amount was reduced by $7 million, which was paid by Roosevelt Bank for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

          In November 1993, Roosevelt completed the acquisition of the 17 eastern Missouri retail banking branches of Home Savings of America, Los Angeles California. The transaction was structured as a purchase of deposits and related branch locations and equipment. Roosevelt received net cash of $709 million. Gross proceeds totaled $733 million, which represented the amount of deposit accounts acquired by Roosevelt and accrued but unpaid interest on such accounts. This amount was reduced by $24 million, which was paid by Roosevelt for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

          On April 22, 1994, Roosevelt completed the acquisition of Home Federal Bancorp of Missouri, Inc., St. Louis, Missouri, which had total consolidated assets of $533 million and savings deposits of $467 million.

          On June 30, 1994, Farm & Home Financial Corporation ("Farm & Home"), Nevada, Missouri, with total consolidated assets of $3.1 billion and savings deposits of $2.1 billion, merged with and into Roosevelt and Farm & Home Savings Association, a Missouri chartered stock savings and loan association and wholly owned subsidiary of Farm & Home, merged with and into Roosevelt Bank. The transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements of Roosevelt have been restated to include the results of Farm & Home for the periods presented. On July 1, 1994, Roosevelt completed the sale of Farm & Home's construction lending business for $75 million in cash.

          On October 20, 1995, Roosevelt completed the acquisition of WSB Bancorp, Inc. ("WSB"), Washington, Missouri, the holding company for Washington Savings. Upon consummation of the merger, each WSB stockholder became entitled to receive $22.75 in cash for each share of WSB common stock held. As of the date of the acquisition, WSB had $97 million in total consolidated assets, $81 million in deposits and stockholder's equity of $19 million.

          On December 29, 1995, Roosevelt completed the acquisition of Kirksville Bancshares, Inc. ("Kirksville"), Kirksville, Missouri, the holding company for Kirksville Bank. Upon consummation of the merger, each Kirksville stockholder became entitled to receive 2.4437 shares of Roosevelt Common Stock for each share of Kirksville common stock held. As of the date of the acquisition, Kirksville had totaled consolidated assets of $131 million, deposits of $102 million and stockholders' equity of $21 million.


             On March 22, 1996, Roosevelt entered into a definitive agreement pursuant to which Sentinel Financial Corporation ("Sentinel"), the holding company for Sentinel Federal, will be merged with Roosevelt. Upon the consummation of the merger, each Sentinel stockholder will become entitled to receive 1.4321 shares of Roosevelt Common Stock for each share of Sentinel common stock held (subject to adjustment upon certain events). As of March 31, 1996, Sentinel had total consolidated assets of $149 million, deposits of $126 million and stockholders' equity of $12 million. Roosevelt filed an application with the OTS for approval of the Sentinel acquisition in May 1996, and received such approval in July 1996.


          On April 9, 1996, Roosevelt entered into a definitive agreement pursuant to which Mutual Bancompany, Inc. ("Mutual"), the holding company for Mutual Bank, will be merged with Roosevelt. Upon the consummation of the merger, each Mutual stockholder will become entitled to receive, for each share of Mutual common stock held, a number of shares of Roosevelt Common Stock equal to the quotient of (A) $23.00 divided by (B) the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading days ending on the date that is three trading days prior to the Closing Date. As of March 31, 1996, Mutual had total consolidated assets of $53 million, deposits of $46 million and stockholders' equity of $6 million. Roosevelt filed an application with the OTS for approval of the Mutual acquisition in May 1996, and received such approval in July 1996.

BANK HOLDING COMPANY REGULATION

          General. Upon consummation of the acquisition of Missouri State Bank, Roosevelt will become a bank holding company in addition to its current status as a savings and loan holding company, and will register as such with the FRB. Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA and the regulations of the FRB. As a bank holding company, Roosevelt will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular inspections by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

          Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

          Under the BHCA, a bank holding company must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

          As a savings and loan holding company, Roosevelt is generally not subject to any activity restrictions, but as a bank holding company will be subject to more restrictive activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution (such as Roosevelt Bank), mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB. Such activities may also be affected by federal legislation.

          Interstate Banking and Branching. In 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Riegle-Neal Act.

          Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. A state may also permit such transactions before such time by enacting authorizing legislation.Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

          The Riegle-Neal Act authorizes the Office of the Comptroller of the Currency and the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Riegle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. The State of Missouri has not yet authorized interstate merger transactions or de novo interstate branching.

          Any future acquisitions of thrift institutions of Roosevelt will continue to be subject to the HOLA. As a federal thrift institution, Roosevelt Bank, subject to certain conditions, has nationwide branching authority.

          Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

          Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

          Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks and federal thrift institutions such as Roosevelt Bank. As a thrift holding company, Roosevelt is not subject to any minimum capital requirements.

ROOSEVELT BANK

          Roosevelt Bank is a federally chartered savings bank with $9.3 billion in consolidated assets at June 30, 1996, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices with 38 offices serving the St. Louis metropolitan area (including Alton and Granite City, Illinois) and nine offices serving the Kansas City metropolitan area. The remaining 32 offices are located in Staunton, Illinois and Pittsburg, Kansas and the Missouri cities of Hannibal (2), Springfield (3), Columbia, Union, Warrenton, St. James, Washington, Sikeston, Dexter, Malden, Poplar Bluff, Hayti, Portageville, Cape Girardeau, Mexico, Jefferson City, Trenton, Marshall, Sedalia, Clinton, Maryville, St. Joseph, Nevada, Lamar, Joplin (2) and Kirksville. Incorporated as a Missouri chartered mutual savings and loan in 1934, Roosevelt Bank converted to a federally chartered savings and loan in 1935. In 1987, Roosevelt Bank became a stock savings and loan and, one year later, converted to a stock savings bank.

          Roosevelt Bank is subject to examination and comprehensive regulation and oversight by the OTS and the FDIC. Roosevelt Bank is further subject to regulations of the FRB with respect to reserves required to be maintained against transaction accounts. Roosevelt Bank is a member of the Federal Home Loan Bank ("FHLB") of Des Moines, which is one of the 12 regional banks constituting the FHLB system and its savings deposits are insured by the SAIF to the maximum extent permitted by the FDIC.

          For additional information, see "Selected Consolidated Financial and Other Data of Roosevelt Financial Group, Inc." Information concerning Roosevelt and Roosevelt Bank also is included in the Roosevelt documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                       COMMUNITY CHARTER CORPORATION AND
                     MISSOURI STATE BANK AND TRUST COMPANY

COMMUNITY CHARTER CORPORATION

          Community is a Missouri corporation incorporated in August, 1993, for the purpose of acquiring one or more community based banks within the St. Louis Metropolitan Statistical Area ("MSA"). It acquired Missouri State Bank on May 31, 1994 through a purchase of 100% of Missouri State Bank's stock. The executive offices of both Community and Missouri State Bank are located at 300 North Tucker Boulevard, St. Louis, Missouri 63101, and their telephone number at that address is (314) 621-0000. Community has no employees, and has no significant assets apart from its investment in Missouri State Bank. The officers of Community are all officers of, and are compensated by, Missouri State Bank.

    As of June 30, 1996, Community had total consolidated assets of $64.7 million, deposits of $56.8 million, loans of $44.6 million, and stockholders' equity of $5.8 million.

    Community considers its market area for lending purposes as the area generally consisting of the St. Louis MSA. However, a majority of its deposits and loans come from within the City and County of St. Louis.

MISSOURI STATE BANK

    Missouri State Bank was organized in 1966, and is a state-chartered Missouri trust company with full commercial banking powers headquartered in St. Louis, Missouri. Because the Missouri trust company and banking laws were consolidated subsequent to the Bank's organization, the Bank now has all the powers and is subject to the same regulations as a Missouri state chartered bank.

    The Bank conducts a commercial banking business from two locations,both of which are in the City of St. Louis, Missouri. Its main office is a full service bank at Tucker and Olive, downtown, with deposits of approximately $36.4 million at June 30, 1996. Its other office is located at Hampton and Fyler in the St. Louis Hills area, and handles depository transactions and provides night deposit services; it also provides the primary contact for lending activities in that area, with loan applications subsequently referred to the main office.

    The Bank acts primarily as a lender to small and middle market companies located within the St. Louis metropolitan area. These companies tend to be privately held and owner-operated with annual sales of less than $50 million, and with typical borrowing requirements of $50,000 to $1,000,000. Management believes that Community is able to compete effectively in its market because (i) Missouri State Bank's lending officers and senior management maintain close working relationships with their commercial customers and their businesses, (ii) the Bank is able to respond more quickly to loan requests than Community's larger competitors, (iii) the Bank's management and board of directors have significant experience within the St. Louis community, and (iv) industry consolidation has resulted in fewer banks addressing the Bank's target market niche.


                              THE SPECIAL MEETING

PLACE, TIME AND DATE

    The Special Meeting is scheduled to be held at Sunset Country Club located at 7555 Geyer Road, St. Louis, Missouri, on _________, _______ _, 1996 at
____ _.m., local time. This Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Community Common Stock as of the Record Date, and is accompanied by a form of proxy which the Community Board requests that stockholders execute and return to Community for use at the Special Meeting and at any and all adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    At the Special Meeting, holders of Community Common Stock as of the Record Date will vote upon the proposal to approve the Merger Agreement and the Merger. Holders of Community Common Stock also may consider and vote upon such other matters as are properly brought before the Special Meeting. As of the date hereof, the Community Board knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in this Proxy Statement/Prospectus.

RECORD DATE; VOTE REQUIRED

    The Community Board has fixed the close of business on August 13, 1996 as the Record Date for determining holders of Community Common Stock who are entitled to notice of and to vote at the Special Meeting. Only holders of record of Community Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 471,499 shares of Community Common Stock outstanding and entitled to vote at the Special Meeting.

    Each holder of record of shares of Community Common Stock on the Record
Date will be entitled to cast one vote per share on each proposal at the Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Community Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum.

    Approval of the Merger Agreement and the Merger at the Special Meeting will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Common Stock entitled to vote at the Special Meeting. As a result, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger.

    As of the Record Date, the directors and executive officers of Community and their affiliates beneficially owned in the aggregate 205,335 shares (excluding 70,000 shares underlying stock options held by them, which shares may not be voted at the Special Meeting), or 43.5% of the then outstanding shares (50.8%, assuming the exercise of the stock options held by directors and executive officers) of Community Common Stock entitled to vote at the Special Meeting. The directors of Community have entered into voting agreements whereby such directors have agreed to vote all shares of Community Common Stock owned by them for approval of the Merger Agreement and the Merger. As of the Record Date, directors and executive officers of Roosevelt and their affiliates beneficially owned no shares of Community Common Stock.

PROXIES

    Shares of Community Common Stock represented by properly executed proxies received prior to or at the Special Meeting will, unless such proxies have been revoked, be voted at the Special Meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Merger Agreement and the Merger.

    Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Community at 300 North Tucker Boulevard, P.O. Box 1488, St. Louis, Missouri 63188-1488 or at the Special Meeting on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Community Common Stock or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Community Board knows of no such other matters.

    In addition to solicitation by mail, directors, officers, and employees of Community, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Community, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forwar soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.
Community will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that Roosevelt will pay all printing and mailing expenses associated with the Proxy Statement/Prospectus.

    HOLDERS OF COMMUNITY COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY TO COMMUNITY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    HOLDERS OF COMMUNITY COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

    The information in this Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

    Pursuant to the Merger Agreement, Community will be merged with and into Roosevelt resulting in Missouri State Bank, a wholly owned first tier subsidiary of Community, becoming a stand-alone first tier subsidiary of Roosevelt. In connection with the Merger, the name of Missouri State Bank will be changed to "Roosevelt Bank and Trust Company." As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, Roosevelt and Community will file a certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Missouri. The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Missouri and the issuance of a certificate of merger by the Secretary of State of Missouri.

    Upon consummation of the Merger, each outstanding share of Community
Common Stock (other than shares held by holders who perfect dissenters' rights and other excluded shares) shall be converted into 1.6 shares of Roosevelt Common Stock, each stockholder of Community shall cease to be a stockholder of Community and shall be entitled to exchange Community Common Stock certificates for Roosevelt Common Stock certificates and thereupon shall cease to be a stockholder of Community, and the separate existence and corporate organization of Community shall cease.

BACKGROUND OF THE MERGER

    During the fourth week of March 1996, James A. Saitz, Community's Chairman and Chief Executive Officer, was approached by Stanley J. Bradshaw, Roosevelt's President and Chief Executive Officer, about the possibility of Roosevelt acquiring Community as a means of entering the commercial banking business. Mr. Bradshaw and Mr. Saitz then met on March 25, 1996.

    Mr. Saitz presented the results of his preliminary conversations with Mr. Bradshaw to the Executive Committee of the Community Board (the "Executive Committee") at a special meeting held on March 26, 1996. At that meeting, the Executive Committee authorized Mr. Saitz to proceed to negotiate the terms of a possible merger with Roosevelt and to retain Stifel as Community's financial advisor in the negotiations. The terms of the Merger Agreement were subsequently negotiated between Community and Roosevelt over the course of several meetings of the parties and their representatives during the latter part of March and the first part of April.

    At a special meeting on April 12, 1996, the Community Board members in attendance reviewed and (with three directors not present) adopted a resolution approving the Merger Agreement and authorized Mr. Saitz to execute and deliver the Merger Agreement on behalf of Community, which was done on April 16, 1996. Subsequently, at its regular meeting on April 18, 1996, the Community Board unanimously (with all directors present and voting) adopted a resolution ratifying and approving the Merger Agreement as executed.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Community Board has determined that the proposed Merger entails a fair price for the Community Common Stock, and recommends that the holders of shares of Community Common Stock approve the Merger Agreement. Among the factors considered by the Community Board in making this recommendation was the opportunity provided by the Merger for Community's shareholders to convert their shares of Community Common Stock, for which there has never been an active market, into Roosevelt Common Stock, which is traded on the Nasdaq National Market. The Community Board also considered that, although future dividends cannot be assured, Roosevelt has historically paid quarterly dividends on the Roosevelt Common Stock. Community has not paid and has no plans to pay dividends on the Community Common Stock. The Community Board also considered the exchange ratio of 1.6 shares of Roosevelt Common Stock for each share of Community Common Stock which, based on trading prices of the Roosevelt Common Stock at the time of its approval of the Merger Agreement, represented approximately 2.56 times the March 31, 1996 book value of the Community Common Stock.

    The Community Board also relied in part on the written opinion of Stifel, as Community's financial advisor, dated April 16, 1996, that as of April 16, 1996 the Exchange Ratio was fair from a financial point of view to the holders of Community Common Stock. See "--Opinion of Financial Advisor."

    THE COMMUNITY BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST
OF COMMUNITY STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT COMMUNITY STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    Further, each member of the Community Board, in his individual capacity as a stockholder, has agreed to vote the shares of Community Common Stock owned by him in favor of the Merger.

MERGER CONSIDERATION

    Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Community Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who perfect dissenters' rights and other excluded shares) will be converted into 1.6 shares of Roosevelt Common Stock. The Exchange Ratio was determined through arm's-length negotiations between Roosevelt and Community, which was advised during such negotiations by its financial advisor.

    Each share of Roosevelt Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Roosevelt Common Stock will be issued in the Merger, and Community stockholders who otherwise would be entitled to receive a fractional share of Roosevelt Common Stock will receive a cash payment in lieu thereof.
See "--Fractional Shares."

    The number of shares of Roosevelt Common Stock to be received for each share of Community Common Stock has been fixed at 1.6. Based on the last reported sale price for Roosevelt Common Stock on the Nasdaq National Market on ___________, 1996 ($_____ per share), the value of 1.6 shares of Roosevelt Common Stock as of that date would have been approximately $_____. At the present time, there is no established market in which shares of Community Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The market value of Roosevelt Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Roosevelt Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by Community stockholders in the Merger. An increase in the market value of Roosevelt Common Stock would increase the value of the Merger Consideration to be received by Community stockholders in the Merger. A decrease in the market value of Roosevelt Common Stock would have the opposite effect. The value of the Merger Consideration at the time of the Merger will depend upon various factors, including the market value of a share of Roosevelt Common Stock at such time and any effect of the Merger itself. See "--Waiver and Amendment; Termination."

TREATMENT OF COMMUNITY STOCK OPTIONS

    At the Effective Time, the Community Stock Option Plan and each outstanding Community Stock Option thereunder to purchase Community Common Stock will be assumed by Roosevelt. Upon such assumption, each Community Stock Option shall become an option to purchase the number of shares of Roosevelt Common Stock that would have been received by the holder of such option in the Merger had the option been exercised in full immediately prior to the Effective Time, upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, provided that the exercise price under each new option will be equal to the original exercise price of the corresponding Community Stock Option divided by the Exchange Ratio. See "-- Merger Consideration."

OPINION OF FINANCIAL ADVISOR

    Community has retained Stifel to act as its financial advisor and render a fairness opinion with respect to the Merger. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Stifel has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of April 16, 1996, the Merger Consideration to be paid for each share of Community Common Stock resulted in consideration that was fair, from a financial point of view, to the holders of Community Common Stock. Stifel is familiar with Community, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Agreement.

    The full text of Stifel's opinion as of April 16, 1996, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    Stifel's opinion is directed only to the fairness of the Merger Consideration from a financial point of view and does not constitute a recommendation to any holders of Community Common Stock as to how such holders of Community Common Stock should vote at the Special Meeting or as to any other matter.

    In connection with its opinion dated April 16, 1996, Stifel reviewed and analyzed material bearing upon the financial and operating condition of Community and Roosevelt and material prepared in connection with the Merger, including among other things: (i) the Merger Agreement; (ii) certain publicly available reports filed with the SEC by Roosevelt; (iii) certain other publicly available financial and other information concerning Community and Roosevelt and the trading markets for the publicly traded securities of Roosevelt; (iv) certain other internal information, including audited financial statements for Community and projections for Community and Roosevelt, relating to Community and Roosevelt prepared by the management of Community and Roosevelt and furnished to Stifel for purposes of its analysis; and (v) publicly available information concerning certain other banks and bank holding companies, savings banks and savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Stifel also met with certain officers and representatives of Community and Roosevelt to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition and future prospects of Community and Roosevelt, both separately and on a combined basis. In addition, Stifel reviewed the reported price and trading activity for Roosevelt Common Stock, compared certain financial and stock market information for Roosevelt with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

    In conducting its review and arriving at its opinion, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt to independently verify the same. Stifel has relied upon the management of Community and Roosevelt as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to Stifel, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of Community management and Roosevelt representatives and that such projections would be realized in the amounts and time periods estimated. Stifel also assumed, without independent verification, that the aggregate allowances for loan losses for Community and Roosevelt were adequate to cover such losses. Stifel did not conduct physical inspections of any of the properties or assets of Community or Roosevelt, and Stifel did not make or obtain, and was not furnished with, any evaluations or appraisals of any properties, assets or liabilities of Community and Roosevelt. Stifel was retained by the Community Board as its financial advisor in connection with the Merger to express an opinion as to the fairness, from a financial point of view, to the holders of Community Common Stock of the Merger Consideration.

    In connection with rendering its opinion to the Community Board, Stifel performed a variety of financial analyses that are summarized below. The summary of the presentations by Stifel to the Community Board as set forth herein does not purport to be a complete description of such presentations. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Community or Roosevelt. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to Community or Roosevelt or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

    The following is a summary of the financial analyses performed by Stifel in connection with providing its opinion to the Community Board on April
16, 1996, which was dated as of April 16, 1996.

    Contribution Analysis. Stifel reviewed certain historical operating
    ---------------------
and financial information of both Community and Roosevelt for the twelve month period ended December 31, 1995, including net revenues before and after loan loss provisions, net income before preferred dividends and extraordinary items, total assets, total loans, total deposits, and total equity and compared the percentage contribution of Community to the pro forma combined figures for Community and Roosevelt and to the percentage of total outstanding Roosevelt Common Stock that would be owned by the Community stockholders as a result of the Merger. The contribution analysis showed, among other things, that Community would contribute 0.8% of combined net revenues before and after loan loss provisions, 0.7% of net income before preferred dividends and extraordinary items, 0.7% of combined total assets, 1.1% of combined total loans, 1.0% of combined total deposits, and 1.1% of combined total equity, while receiving 1.9% of the outstanding shares of the combined institution. Ownership figures are fully diluted and assume a 1.6 exchange ratio. Operating data for Roosevelt excludes non-recurring securities charges of $60,355,000 on a pre-tax basis.


    Accretion/Dilution Summary. Stifel reviewed certain estimated future
    --------------------------
operating and financial information developed by both Community and Roosevelt for the pro forma combined entity resulting from the Merger for the projected
12 month period ended December 31, 1997. Based on this analysis, Stifel compared Community's estimated future stand-alone per share earnings with such projected figures for the pro forma combined entity for this twelve month period. The Merger is projected to be accretive to shareholders on a projected pro forma basis with respect to earnings per share. Stifel also reviewed certain historical operating and financial information developed by both Community and Roosevelt for the pro forma combined entity resulting from the Merger for the twelve month period ended December 31, 1995. Based on this analysis, Stifel compared Community's stand-alone book value per share and stand-alone tangible book value per share with such calculated figures for the pro forma combined entity at December 31, 1995. The Merger is calculated to be accretive to shareholders on a pro forma basis with respect to book value per share and tangible book value per share.

          Present Value Analysis. Applying discounted cash flow analysis to the
          ----------------------
theoretical future earnings and dividends of Community and Roosevelt, Stifel compared the calculated value of a Community share to the calculated value of a share of the combined entity. The analysis was based upon a range of assumed returns on assets (consistent with management's budgets), an assumed annual asset growth rate, current dividend rates, a range of assumed price/earnings ratios, and a 10% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for the banking industry with respect to Community and Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for Roosevelt and other thrift institutions with respect to the combined institution. Based on this analysis, Stifel concluded that the Merger increases the calculated value of a share of Community Common Stock.

          Discounted Cash Flow Analysis. Based upon estimates provided by
          -----------------------------
management of the future earnings and the range of profit improvements for the pro forma combined entity, Stifel estimated the present value of future dividends available to be paid to Roosevelt under various scenarios assuming Community maintains a capital level of approximately 6.5% of assets. Based upon management's estimated profitability ranges and a range of discount rates, under Roosevelt ownership, Community could theoretically produce future cash flows to Roosevelt with a present value ranging from $14 million to $29 million.

          Summary Analysis of Bank Merger Transactions. Stifel analyzed certain
          --------------------------------------------
information relating to transactions in the banking industry, including median information for 306 acquisitions announced in the United States between March 31, 1995 and March 31, 1996 ("All U.S. Transactions"). Stifel also analyzed 75 bank acquisitions announced in the Midwest Region of the United States during that same time period ("All Midwestern Transactions"). Stifel also analyzed 27 bank acquisitions announced in the Midwest Region of the United States between January 1, 1995 and March 29, 1996 involving sellers with total assets between $25 million and $100 million (the "Selected Midwestern Transactions"). Stifel also analyzed 34 bank acquisitions announced in the state of Missouri and the St. Louis, Missouri MSA between January 1, 1993 and March 29, 1996 (the "Selected Missouri Transactions"). Stifel calculated the following ratios with respect to the Merger (assuming full conversion of 71,000 common stock equivalents) and the four comparable transaction groups:

                                                              Medians of Comparable Transactions
                                                         --------------------------------------------
                                            Community/
                                              Roosevelt    All        All       Selected    Selected
Ratios                                        Merger       U.S.    Midwestern   Midwestern   Missouri
- ------                                      -----------  -------  -----------  -----------  ---------
Deal Price per share/Book Value                 259.13%  175.00%      171.00%      182.17%    163.68%
Deal Price per share/Tangible Book Value        268.23   180.00       180.00       185.57     166.35
Adjusted Deal Price/6.50% Equity                337.50   198.00       200.00       214.70     168.46
Deal Price per share/Last 12 months              24.03x   15.00x       15.17x       14.68x     14.04x
  Earnings per share
Deal Price/Assets                                25.14%   15.63%       16.02%       17.50%     13.37%
Premium over Tangible Book                       20.25     7.42         7.92         8.33       5.26
 Value/Deposits
Deal Price/Deposits                              32.29    18.24        19.14        20.08      15.04

          No company or transaction used in the above analyses as a comparison is identical to Roosevelt, Community, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

          As described above, Stifel's opinion and presentation to the Community Board were among the many factors taken into consideration by the Community Board in making its determination to approve the Merger.

    For Stifel's services in connection with the Merger, Community will pay Stifel a total fee of 1.50% of the aggregate Merger Consideration upon the closing of the Merger pursuant to the terms of an engagement letter and has agreed to reimburse Stifel for certain out-of-pocket expenses. Pursuant to the engagement letter, Community has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Stifel makes a market in the equity securities of Roosevelt and actively trades the equity securities of Roosevelt for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME AND CLOSING DATE

    The Merger shall become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of Delaware and articles of merger by the Secretary of State of Missouri and upon the issuance of a certificate of merger with the Secretary of State of Missouri. Such filings and issuance will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement and the Merger by the requisite vote of Community's stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger shall occur on the last business day of the first calendar month following the satisfaction or waiver of all conditions and obligations precedent of Roosevelt and Community to consummate the Merger, or at another time agreed to by Roosevelt and Community.

APPRAISAL RIGHTS

    Each holder of Community Common Stock has the right to dissent from the Merger and receive the fair value of such shares of Community in cash if the shareholder follows the procedures set forth in Section 351.455 of the General and Business Corporation Law of Missouri (the "Missouri Act") set forth as Appendix III, the material provisions of which Section are summarized below. Under the Missouri Act, a holder of Community Common Stock may dissent and Roosevelt, as the surviving corporation, will pay to such shareholder the fair value of such shareholder's shares of Community Common Stock as of the day prior to the Special Meeting if such shareholder (i) files with Community prior to or at the Special Meeting a written objection to the Merger; and (ii) does not vote
                                                          ---
in favor thereof; and (iii) within 20 days after the Effective Time of the
                  ---
Merger makes written demand on Roosevelt for payment of the fair value of the shares held by such shareholder as of the day prior to the date of the Special Meeting. Such demand shall state the number of shares owned by such dissenting shareholder. A failure to vote against the Merger Agreement and the Merger will not constitute a waiver of the shareholder's dissenter's rights. A Community shareholder who returns an executed proxy card without any voting instructions specified with respect to the Merger Agreement proposal, however, will be deemed to have voted in favor of the Merger Agreement and the Merger, thereby waiving his or her dissenter's rights. Roosevelt will include notice of the Effective Time of the Merger in its letter to all shareholders of Community notifying them of the procedures to exchange their shares for those of Roosevelt. Such letter shall be sent promptly following the Effective Time of the Merger. Any shareholder failing to make demand within the 20-day period shall be conclusively presumed to have consented to the Merger and shall be bound by the terms thereof. A PROXY OR VOTE AGAINST THE MERGER WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

    If within 30 days after the Effective Date of the Merger, the value of such shares is agreed upon between the dissenting shareholder and Roosevelt, payment therefor shall be made within 90 days after the Effective Date of the Merger, upon the surrender by such shareholder of the certificate or certificates representing said shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in Roosevelt.

    If within such period of 30 days, the shareholder and Roosevelt do not agree as to value, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a complaint in any court of competent jurisdiction within St. Louis County, Missouri, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against Roosevelt for the amount of such fair value as of the day prior to the date of the Community Special Meeting with interest thereon to the date of such judgment. The "fair value" determined by the court may be more or less than the amount offered to Community shareholders under the Merger Agreement. The judgment shall be payable only upon and simultaneously with the surrender to Roosevelt of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Roosevelt. Unless the dissenting shareholder shall file such complaint within the 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the Merger, and shall be bound by the terms thereof.

    The above summary of the provisions regarding dissenters' rights under the Missouri Act is qualified in its entirety by the text of Section 351.455 of the Missouri Act, which is attached hereto as Appendix III.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Roosevelt
Common Stock will be issued upon the surrender for exchange of certificates representing Community Common Stock, no dividend or distribution of Roosevelt will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Roosevelt. Each stockholder of Community who otherwise would be entitled to a fractional share of Roosevelt Common Stock in the Merger will receive a cash payment in lieu thereof (without interest) in an amount determined by multiplying (i) the weighted average sale price of all Roosevelt Common Stock traded on the Nasdaq National Market during the ten trading days ending on the date that is three trading days prior to the Closing Date by (ii) the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Time, an exchange agent designated by Roosevelt (the "Exchange Agent") will deliver to each Community holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Community Common Stock (the "Certificates"), a transmittal letter and instructions to be used in surrendering Certificates in exchange for (i) certificates representing the number of shares of Roosevelt Common Stock into which their shares of Community Common Stock were converted pursuant to the Merger Agreement, and (ii) a check representing the amount of cash in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such stockholder has the right to receive in respect of the Certificates surrendered in connection with the Merger. No interest will be paid or accrued on the cash in lieu of a fractional share or on the unpaid dividends and distributions, if any, payable to a holder of Community Common Stock.

          COMMUNITY STOCKHOLDERS SHOULD NOT FORWARD THEIR COMMUNITY STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

    Until such surrender and subject to the effect, if any, of applicable law, the Certificates will as of the Effective Time represent ownership of the number of shares of Roosevelt Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of Roosevelt Common Stock, except that holders of Certificates will not be entitled to receive dividends or any other distributions declared by Roosevelt until the Certificates are so surrendered. Following surrender of the Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Roosevelt certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Roosevelt Common Stock the record date for which is after the Effective Time (less any taxes that may have been imposed thereon).

    Any Certificate representing shares of Roosevelt Common Stock to be issued in a name other than that in which the Certificate is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith.

    In the event any Certificate has been lost, stolen or destroyed, upon the mailing of an affidavit of that fact by the holder of such Certificate and the posting of any bond required by Roosevelt or the Exchange Agent,

Roosevelt or the Exchange Agent will issue for such lost, stolen or destroyed Certificate, the shares of Roosevelt Common Stock and deliver cash due, if any, to the holder of such Certificate under the terms of the Merger Agreement.

    After the Effective Time, there will be no further transfers on the records of Community of the Certificates, and, if such Certificates are presented to Roosevelt for transfer, they will be cancelled against delivery of certificates for Roosevelt Common Stock.

    After the Effective Time, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Roosevelt stockholders at which holders of Roosevelt Common Stock are eligible to vote, regardless of whether such holders have exchanged their Certificates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Set forth below are descriptions of interests of directors and executive officers of Community in the Merger in addition to their interests generally as stockholders of Community.

    Indemnification.  For at least three years after the Effective Time
(to the extent permitted by applicable law), Roosevelt will cause Roosevelt Bank and Trust Company to continue to maintain the corporate indemnification currently in effect at Missouri State Bank for the benefit of its current officers and directors relating to their acts or omissions occurring prior to the Effective Time. The Community Board was aware of this interest and considered it in approving the Merger Agreement and the transactions contemplated thereby.

    Employment Arrangement. Subsequent to the execution of the Merger Agreement, James A. Saitz, the current Chairman, President and Chief Executive Officer of Missouri State Bank, entered into an agreement pursuant to which he will continue to serve in those capacities following consummation of the Merger. Mr. Saitz's initial base salary will be $175,000, and he will be subject to Roosevelt's Executive Compensation Policy for all compensation matters. Consistent with Roosevelt's policy to provide for management continuity and to motivate performance, Mr. Saitz will be issued 25,000 restricted shares of Roosevelt Common Stock in connection with the Merger that will vest ratably over a three year period contingent upon achievement of certain corporate performance measures. Such shares, consistent with Roosevelt's Executive Compensation Policy, will vest completely upon a change in control.

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement, each of Community and Roosevelt has made certain representations and warranties relating to, among other things, the parties' respective organization, capitalization, qualification to do business and compliance with applicable law, authority relative to the Merger Agreement, the timely filing of all regulatory reports, reliability of financial statements, taxes, employee arrangements and benefits, Community Reinvestment Act compliance, the truth and accuracy of information prepared and provided by them in connection with the Merger and the absence of certain legal proceedings and other events, including material adverse changes in the parties' business, financial condition, operations or assets. For detailed information on such representations and warranties, see Articles II and III of the Merger Agreement attached hereto as Appendix I.

CONDITIONS TO THE MERGER

    The respective obligations of Roosevelt and Community to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the Merger shall have been approved by the stockholders of Community; (ii) all requisite approvals of the Merger Agreement shall have been received from all applicable regulatory authorities having approval authority with respect to the Merger, if any; (iii) the Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order; (iv) neither Roosevelt nor Community shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (v) Roosevelt and Community shall have received, from counsel or independent certified accountants mutually acceptable to them, an opinion to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by Roosevelt or Community, or by the stockholders of Community (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Common Stock); and (vi) the shares of Roosevelt Common Stock to be issued in the Merger and to be reserved for issuance upon the exercise of Community Stock Options after the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. For additional information, see Section 6.1 of the Merger Agreement attached hereto as Appendix I.

    In addition, the obligation of Community to consummate the Merger is subject to the satisfaction by Roosevelt or waiver by Community of the following conditions: (i) the representations and warranties of Roosevelt and Roosevelt Bank contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions as of a specific date, and (B) for the effect of the transactions contemplated by the Merger Agreement and Community shall have received a certificate of the President and Chief Executive Officer of Roosevelt to that effect; (ii) Roosevelt shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement prior to the Effective Time and Community shall have received a certificate of the President and Chief Executive Officer of Roosevelt to that effect; and (iii) Community shall have received an opinion from counsel to Roosevelt dated the Closing Date regarding certain legal matters. For additional information, see Section 6.2 of the Merger Agreement attached hereto as Appendix I.

    In addition, the obligations of Roosevelt to consummate the Merger are subject to the satisfaction by Community or waiver by Roosevelt of the following conditions: (i) the representations and warranties of Community contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions as of a specific date, and (B) for the effect of the transactions contemplated by the Merger Agreement and Roosevelt shall have received a certificate from the President and Chief Executive Officer of Community to that effect; (ii) Community shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement prior to the Effective Time and Roosevelt shall have received a certificate of the President and Chief Executive Officer of Community to that effect; (iii) Roosevelt shall have received an opinion from counsel to Community dated the Closing Date regarding certain legal matters;
(iv) each of the directors of Community shall have executed and delivered to Roosevelt a voting agreement in the form attached as Exhibit A to the Merger Agreement attached hereto as Appendix I; (v) no regulatory approval obtained in connection with the transactions contemplated herein shall (A) contain a condition which Roosevelt reasonably determines is unduly burdensome to Roosevelt or any Roosevelt subsidiary (including Roosevelt Bank and Trust Company) or (B) limit or restrict the powers of Missouri State Bank; (vi) Roosevelt shall have received a letter from its independent accountants to the effect that the Merger will qualify for pooling of interests accounting treatment; (vii) Roosevelt shall have received from the "affiliates" of Community certain letters with respect to the resale of shares of Roosevelt Common Stock received by them in the Merger; (viii) no more than 5% of the outstanding shares of Community Common Stock shall be held by holders who dissent from the Merger; (ix) no applicable regulatory authority denies
Missouri State Bank's request or application to change its name as of the Effective Time to Roosevelt Bank and Trust Company; and (x) the consummation of the Merger will not result in any significant restriction on activities of, or significant limitation upon the conduct of business by, any existing subsidiary of Roosevelt, other than a significant restriction or limitation that can be cured by having another subsidiary of Roosevelt perform such activity or conduct such business in the manner theretofore performed or conducted. For additional information, see Section 6.3 of the Merger Agreement attached hereto as Appendix I.

    There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible of satisfaction in any material respect, the other party may elect to terminate the Merger Agreement. See "Waiver and Amendment; Termination."

REGULATORY APPROVALS

    The Merger is subject to the approval of FRB and the MDF. Roosevelt filed applications for approval of the Merger with the MDF in June 1996 and the FRB in July 1996 and received the approval of the MDF in July 1996 and FRB in August 1996.

    It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained, including approval to change the name of Missouri State Bank to Roosevelt Bank and Trust Company, without the imposition of any condition that Roosevelt reasonably determines is unduly burdensome to Roosevelt or any of its subsidiaries or limits or restricts activities of Missouri State Bank. The MDF and FRB approvals did not contain any such condition.

    Under federal law, a period of 15 days must expire following approval by the FRB within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice did not file any objection during this period.

WAIVER AND AMENDMENT; TERMINATION

    Prior to the Effective Time, the Boards of Directors of Roosevelt and Community may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any term, condition or provision of the Merger Agreement.

    Subject to applicable law, the Merger Agreement may be amended by action of the Roosevelt and Community Boards at any time before or after approval of the Merger Agreement by the stockholders of Community; provided, however, that after approval by the stockholders of Community, no amendment may (i) alter or change the amount or kind of consideration to be received by holders of Community Common Stock as provided in the Merger Agreement or (ii) adversely affect the tax treatment to Community stockholders of the stock portion of the Merger Consideration. In addition, Roosevelt may cause the Merger Agreement to be amended to change the structure of the Merger, to the extent permitted by applicable law. No such amendment, however, may (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay the consummation of the Merger, or (iii) adversely affect the tax treatment of Community stockholders as a result of receiving the Merger Consideration.

    The Merger Agreement may be terminated at any time whether prior to or after approval of the matters presented herein by Community's stockholders: (i) by mutual consent of the boards of directors of Roosevelt and Community; (ii) by the Roosevelt Board or the Community Board at any time after March 31, 1997, if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); (iii) by the board of directors of Roosevelt or the Community Board if (A) any regulatory authority denies approval of the Merger or (B) no Acquisition Transaction (as defined below, see "--Expenses; Termination Fee") is proposed or initiated by a third party prior to the Special Meeting and the stockholders of Community do not approve the Merger Agreement and the Merger at such meeting (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); (iv) by the Roosevelt Board in the event of a material breach by Community of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof to Community by Roosevelt; (v) by the Community Board in the event of a material breach by Roosevelt of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to Roosevelt by Community, unless Roosevelt elects to terminate the Merger Agreement; (vi) by the Roosevelt Board, upon the payment of $1.0 million in cash to Community in immediately-available funds, if Roosevelt enters into a definitive agreement to merge with or be acquired by another party and such party requires the termination of the Merger Agreement as a condition of entering into such definitive agreement; or (vii) by the Roosevelt Board or the Community Board if the stockholders of Community do not approve the Merger Agreement and the Merger at the Special Meeting after a third party proposes or initiates an Acquisition Transaction, in which case Community would be required to pay Roosevelt a fee of $800,000 (plus expenses up to $200,000).

    Subject to certain exceptions, the representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Effective Time, and shall be terminated and extinguished at such time. From and after the Effective Time, neither of the parties shall have any liability to the other on account of any breach or failure of any of the representations, warranties and agreements in the Merger Agreement, except with respect to agreements of the parties which by their terms are intended to be performed after the Effective Time and with respect to liability for fraud, deception or intentional misrepresentation.

CONDUCT OF BUSINESS PENDING THE MERGER

    Community has agreed, with respect to it and its subsidiaries, that, prior to the Effective Time, it will (i) conduct its business only in the ordinary and usual course consistent with past practices, and (ii) use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    In addition, Community has agreed that, prior to the Effective Time, it and its subsidiaries will not, without the prior written consent of
Roosevelt: (i) declare or pay any dividends or other distributions on its capital stock (other than certain inter-company dividends); (ii) enter into or amend any employment or similar agreement or arrangement, materially modify any employee benefit plans or security acquisition loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase (including incentive or bonus payments), other than increases consistent with past practice, required by applicable law; (iii) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;
(iv) except as may be required to facilitate the consummation of the transactions contemplated herein, propose or adopt any amendments to its articles of incorporation, articles of agreement, or other charter document or bylaws; (v) issue, sell, grant, confer or award any of its Common Stock except pursuant to the exercise of Community Stock Options outstanding on the date hereof or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as its exists on the date of the Merger Agreement;
(vi) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Common Stock, whether pursuant to the terms of such Common Stock or otherwise; (vii) (A) change its underwriting policies relating to lending activities, (B) change its deposit-taking policies,
(C) create any new lending or deposit products, or (D) engage in a new line of business; (viii) directly or indirectly (including, without limitation, through its officers, directors, employees or other representatives) (A) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Community or any subsidiary thereof or the acquisition of 10% or more of any class of Common Stock of Community or any subsidiary thereof or the merger of Community or any subsidiary thereof with any person (other than Roosevelt) or any Acquisition Transaction or (B) except as to the extent that fulfillment of the fiduciary duties of Community's directors requires such action, as determined in consultation with Community's outside counsel, directly or indirectly (including through its officers, directors, employees or other representatives) provide any such person with information or assistance or negotiate or engage in discussions with any such person with respect to an Acquisition Transaction, and Community shall immediately notify Roosevelt orally and in reasonable detail of all the relevant facts relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Roosevelt in writing;
(ix) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Roosevelt or Community to obtain any approval of any regulatory authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (B) prevent the Merger from qualifying as a pooling of interests for accounting purposes or the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or (xi) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in
Article II of the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

EXPENSES; TERMINATION FEES

    All expenses incurred in connection with the Merger Agreement and the consummation of the Merger are to be paid by the party incurring such expenses, except that Roosevelt will pay all printing and mailing expenses and filing fees associated with this Proxy Statement/Prospectus and all filings with regulatory authorities for approval of the Merger Agreement. In addition, (i) Roosevelt may terminate the Merger Agreement upon payment of $1.0 million in cash to Community if Roosevelt enters into a definitive agreement to merge with or be acquired by another party and such party requires the termination of the Merger Agreement as a condition of entering into such definitive agreement and (ii) Community has agreed to pay Roosevelt a fee of $800,000 (plus expenses up to $200,000) in the event the Merger is terminated by the board of directors of either party because the stockholders of Community do not approve the Merger after a third party proposes or initiates an Acquisition Transaction. See "The Merger--Expenses; Termination Fees."

    Under the Merger Agreement, each of the following will be deemed an Acquisition Transaction: (i) the disposition of any significant portion of the business or assets of Community or any Community subsidiary; (ii) the acquisition of 10% or more of any class of Common Stock of Community or any Community subsidiary; (iii) the merger of Community or any Community subsidiary with any person (other than Roosevelt); or (iv) any similar transaction.

ACCOUNTING TREATMENT

    Consummation of the Merger is conditioned upon the receipt by Roosevelt of an opinion from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical cost basis of the assets and liabilities of Roosevelt and Community will be combined and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Roosevelt and Community will be combined on Roosevelt's consolidated balance sheet. Income and other financial statements of Roosevelt issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Roosevelt and Community as if the Merger had taken place prior to the periods covered by such financial statements. In order to utilize this method of accounting, Roosevelt will be required to, prior to consummation of the Merger, rescind its stock repurchase plan, which is described in Note 18 to the Consolidated Financial Statements of Roosevelt contained in the Roosevelt 1995 10-K, incorporated by reference herein. See "Incorporation of Certain Documents by Reference." See also "--Conditions to the Merger."

RESALES OF ROOSEVELT COMMON STOCK BY AFFILIATES

    The shares of Roosevelt Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Roosevelt or Community for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates of Roosevelt or Community may not sell their shares of Roosevelt Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Roosevelt or Community generally include individuals or entities that control, are controlled by or under common control with Roosevelt or Community, and may include certain officers and directors of Roosevelt and Community as well as certain principal stockholders of Roosevelt and Community.

    SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of Roosevelt or Community in the Merger. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates if they do not dispose of any of the shares of either combining company they owned prior to the consummation of a merger or shares of the surviving company received in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the surviving company have been published.

    It is a condition to Roosevelt's obligation to consummate the Merger that each person who may be deemed an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of Community execute and deliver to Roosevelt a written agreement intended to ensure compliance with the Securities Act and to ensure that the Merger will qualify as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


    Set forth below is a discussion of federal income tax consequences of the Merger to Roosevelt and Community stockholders who are citizens or residents of the United States. The following discussion constitutes the opinion of Silver, Freedman & Taff, L.L.P., counsel to Roosevelt, as to the material federal income tax consequences of the Merger, as issued and delivered to the Board of Directors of Roosevelt. THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR COMMUNITY STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES STOCKHOLDERS AND PERSONS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. HOLDERS OF COMMUNITY COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.


      Under current federal income tax law, and based upon assumptions and representations of Roosevelt and Community, to be made as of the effective time and assuming that the Merger is consummated in the manner set forth in the Merger Agreement, the following federal income tax consequences will result:

    (i) the Merger will qualify as a reorganization under Section 368(a) of the Code;

    (ii) no gain or loss will be recognized by Roosevelt or Community by reason of the Merger;

    (iii) no gain or loss will be recognized by any Community stockholder upon the exchange of Community Common Stock solely for Roosevelt Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Common Stock or in connection with the exercise of dissenter's rights by a Community Stockholder, as discussed below);

    (iv) the aggregate tax basis of the Roosevelt Common Stock received by each stockholder of Community who exchanges Community Common Stock for Roosevelt Common Stock in the Merger will be the same as the aggregate tax basis of the Community Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Common Stock);

    (v) the holding period of the shares of Roosevelt Common Stock received by a Community stockholder in the Merger will include the holding period of the Community Common Stock surrendered in exchange therefor (provided that such shares of Community Common Stock were held as a capital asset by such stockholder at the Effective Time);

    (vi) cash received in the Merger by a Community stockholder in lieu of a fractional share interest of Roosevelt Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Community Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time); and

    (vii) a Community stockholder who receives only cash as a result of the exercise of appraisal rights will realize gain or loss for federal income tax purposes (determined separately as to each block of Community Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder, and (y) such stockholder's tax basis for the shares of Community Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the shares of Community Common Stock surrendered in the exchange) generally will be recognized by such stockholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code.

  Roosevelt has received an opinion of Silver, Freedman & Taff, L.L.P., counsel to Roosevelt, that the Merger will qualify as a reorganization under the Code with the consequences set forth above. The opinion is subject to various assumptions and qualifications, including that the Merger will be consummated in the manner and in accordance with the terms of the Merger Agreement. However, the financial accounting treatment of the transacton as a pooling of interests or a purchase will not impact the tax consequences described above. The opinion is based entirely upon the Code, regulations in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. Consummation of the Merger is conditioned upon the receipt by Roosevelt and Community of a closing tax opinion setting forth the same tax consequenses in the foregoing tax opinion. See "--Conditions to the Merger."


  No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to Roosevelt or Community stockholders. Unlike a ruling from the IRS, an opinion of counsel or independent certified accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by the courts if challenged.

NASDAQ LISTING

  Roosevelt Common Stock currently is quoted on the Nasdaq National Market. It is a condition to consummation of the Merger that the Roosevelt Common Stock to be issued to stockholders of Community in the Merger and to be reserved for issuance under the Community Stock Options assumed by Roosevelt in the Merger also will be approved for listing on the Nasdaq National Market. See "-- Conditions to the Merger."

                          MANAGEMENT AFTER THE MERGER

  As of the Effective Time, the Boards of Directors of Roosevelt and Roosevelt Financial will consist of the current members of such Boards, and the executive officers of Roosevelt and Roosevelt Bank will be the current executive officers of Roosevelt and Roosevelt Bank.

  Prior to the Effective Time, Community will cause Stanley J. Bradshaw, President and Chief Executive Officer of Roosevelt, to be elected as a director of Missouri State Bank for the longest term permitted by the bylaws of Missouri State Bank, with a term commencing as of the Effective Time.

                   BUSINESS OF COMMUNITY CHARTER CORPORATION

GENERAL

  Community was incorporated in August 1993 for the purpose of acquiring one or more community-based banks within the St. Louis MSA. Community has no employees, and has no significant assets apart from its investment in Missouri State Bank. The officers of Community are all officers of, and are compensated by, Missouri State Bank.

  At June 30, 1996, Community had total consolidated assets of $64.7 million, deposits of $56.8 million, loans of $44.6 million and stockholders' equity of $5.8 million.

  Community considers its market area for lending purposes as the area generally consisting of the St. Louis MSA. However, a majority of its deposits and loans come from within the City and County of St. Louis.

MISSOURI STATE BANK

  Missouri State Bank is a Missouri state-chartered trust company organized in 1966. Subsequent to its organization, the Missouri trust company and banking laws were consolidated, and Missouri State Bank now has all the powers and is subject to the same regulations as a Missouri state-chartered bank. It operates at two locations, both of which are in the City of St. Louis, Missouri. The Bank's main office is a full service bank at Tucker and Olive, downtown, with deposits of approximately $36.4 million at June 30, 1996. Its other office is located at Hampton and Fyler in the St. Louis Hills area, and handles depository transactions and provides night deposit services; it also provides the primary contact for lending activities in that area, with loan applications subsequently referred to the main office.

    Community acquired 100% of Missouri State Bank's capital stock by purchase on May 31, 1994. Community's officers had been employed by the Bank prior to the acquisition and had already begun to implement the management strategies currently being followed by Community. Community's strategy has been to act primarily as a lender to owner-operated, closely held businesses and their owners, employees and customers. These companies have tended to be located in the neighborhoods Missouri State Bank currently services, and to have annual sales of less than $50 million with typical borrowing requirements of $50,000 to $1 million.

    Missouri State Bank offers a broad range of commercial and personal banking services to its customers. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking, and other demand deposit accounts, interest bearing checking accounts, savings accounts and money market accounts. Loans include commercial, financial and industrial development, real estate construction and development, residential real estate and home equity loans, installment and consumer loans and direct and indirect lease financing. Although the Bank has trust powers, its trust-related activities have previously been very limited.

    Deposits are Missouri State Bank's principal source of funds, consisting primarily of core deposits from the local market areas surrounding each of the Bank's offices. Missouri State Bank has a historically stable core deposit base, has not used brokered deposits as a source of funds, and has no significant reliance on volatile deposit liabilities such as large certificates of deposit or public funds.

    Interest earned on Missouri State Bank's loan portfolio is its primary source of income. As of June 30, 1996, Missouri State Bank's total loans were $44.6 million, representing approximately 69% of its total assets. Missouri State Bank's loan portfolio as of that date consisted of the following: commercial and financial loans, $14.5 million, or 32%; real estate loans, $28.7 million, or 65%; and installment and consumer loans, $1.4 million, or 3%. Missouri State Bank's legal lending limit to any one borrower was $940,000 as of June 30, 1996. Except for loans secured by real estate, as of June 30, 1996, there were no industry concentrations exceeding 5% of total loans.

    As of June 30, 1996, loan loss reserves stood at $695,000, or 201% of non-performing loans and 1.56% of total loans.

LENDING AND CREDIT MANAGEMENT

  Interest earned on its loan portfolio is the primary source of income for Community. The loan portfolio represented 69% and 64% of Community's total assets at June 30, 1996 and December 31, 1995, respectively. For the six months ended June 30, 1996, gross loans increased by $3,287,726, and for the year ended December 31, 1995, gross loans increased by $15,507,551. Loan growth from December 31, 1994 has occurred in all categories.

  The following table sets forth the composition of the loan portfolio as of the dates indicated.


                                    AT JUNE 30, 1996          AT DECEMBER 31, 1995       AT DECEMBER 31, 1994
                                    ------------------        --------------------       --------------------

                                     AMOUNT       %             AMOUNT         %            AMOUNT       %
                                   -----------  ------        ----------     ------      ------------  -----
Commercial and financial          $14,472,204    32.4%         $15,216,215    36.8%      $11,035,061    42.7%
Real estate construction            6,722,369    15.1            3,925,254     9.5         1,207,099     4.7
Real estate mortgage:
  One to four family
   residential loans                7,749,245    17.4            7,915,157    19.2         4,582,211    17.8
  Other real estate loans          14,257,408    32.0           12,569,859    30.4         7,724,795    29.9
Installment and consumer            1,401,929     3.1            1,688,944     4.1         1,258,712     4.9
                                  -----------   -----          -----------    -----      -----------   -----
  Total loans                     $44,603,155   100.0%         $41,315,429   100.0%      $25,807,878   100.0%
                                  ===========   ======         ===========   ======      ===========   =====


  The following table sets forth the remaining maturities for loans as of December 31, 1995.

                                             OVER ONE YEAR
                                           THROUGH FIVE YEARS      OVER FIVE YEARS
                                         ----------------------   -------------------
                             ONE YEAR      FIXED      FLOATING    FIXED     FLOATING
                              OR LESS       RATE        RATE       RATE       RATE          TOTAL
                            -----------  ----------  ----------  --------  ----------  -------------
Commercial and financial    $ 9,726,291  $3,709,171  $1,220,553  $    ---  $  560,200    $15,216,215
Real estate construction      3,695,268         ---     229,986       ---         ---      3,925,254
Real estate mortgage          7,590,064   4,451,132   7,747,236    19,877     676,707     20,485,016
Installment and consumer      1,251,536     323,713         ---   113,695         ---      1,688,944
                            -----------  ----------  ----------  --------  ----------    -----------
Total loans                 $22,263,159  $8,484,016  $9,197,775  $133,572  $1,236,907    $41,315,429
                            ===========  ==========  ==========  ========  ==========    ===========

  Community grants commercial, financial, real estate, installment and other consumer loans to customers located within the St. Louis metropolitan area. As such, Community is susceptible to changes in the economic environment in St. Louis, Missouri and the surrounding communities. Community does not have a concentration of credit in any one economic sector, and Community has no agricultural loans, foreign loans or any loans regarded by the FRB as highly leveraged transactions. However, a substantial portion of the portfolio is concentrated in and secured by real estate within Community's market areas. The ability of Community's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market. Community has traditionally emphasized commercial lending, and at June 30, 1996, 78% of its loan portfolio was in commercial, financial, real estate construction and commercial real estate loans as compared to 77% at both December 31, 1995 and December 31, 1994.

  An economic downturn and management's ability to deal with changing economic conditions would affect the quality of Community's loan portfolio. Community strives to mitigate these risks by following written loan policies and procedures. The loan policies and procedures are designed to ensure prudent loan underwriting standards. The loan policy provides that each lending officer has a defined lending authority. New loans in excess of $50,000 are reviewed by the Senior Loan Committee.

  The existing loan portfolio is monitored through Community's loan rating system. Generally, all existing loans other than residential mortgages are reviewed on an annual basis. Community assigns a reserve amount consistent with each loan rating category. The loan rating system is used to determine the adequacy of the allowance for loan losses. Each month the allowance for loan losses is reviewed relative to the loan rating system, and results are reported to the Board of Directors. Management believes that the level of allowance for loan losses is appropriate given Community's loan portfolio.


  The loan review process is designed to identify problem and potential problem credits. Potential problem loans are monitored by the lending staff and by senior management. It is Community's policy to discontinue the accrual of interest on any loan where the payment of principal or interest on a timely basis in the normal course of business is in doubt. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. It is also Community's policy to place a loan on nonaccrual status when it becomes 90 days past due, unless management assesses the delinquent loan to be both well-secured and the delinquency to be of a temporary nature.

  As of December 31, 1995, Community had $116,092 in loans which were not included in nonaccrual, past due 90 days or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms. These loans were placed in the nonaccrual category in the first quarter of 1996. In addition, Community had $239,429 in loans which were placed in the nonaccrual category in the second quarter of 1996 where the borrowers were unable to comply with the present loan repayment terms. The $249,687 loan identified as nonperforming at December 31, 1995 was paid in full in the second quarter of 1996, including all outstanding interest. Nonperforming loans totaled $345,953 at June 30, 1996 as compared to $ 249,687, comprised of one loan, at December 31, 1995 and $250,487 at December 31, 1994.

  Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was $23,134 in the first six months of 1996, $26,089 in 1995 and $13,504 in 1994. Of this amount, interest income of $89,001 was actually recorded on such loans in the first six months of 1996 as compared to no interest income in fiscal 1995 and 1994. The interest income recorded in 1996 included $83,714 in interest collected on the nonperforming loan which was paid in full in April 1996, of which $78,100 of the interest collected represented unearned interest income from fiscal years prior to 1996.

    As a part of their examination processes, various regulatory authorities review Community's allowance for loan losses. These agencies have the authority to require Community to recognize additions to the allowance based upon their judgment. Management believes that the allowance for possible loan losses at December 31, 1994, December 31, 1995 and June 30, 1996 was adequate.

    The following table sets forth for the periods indicated activity in Community's allowance for loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.

                                                  SIX MONTHS
                                                     ENDED
                                                    JUNE 30,      YEAR ENDED DECEMBER 31,
                                                  -------------  --------------------------
                                                      1996           1995          1994
                                                  -------------  ------------  ------------
ALLOWANCE FOR LOAN LOSSES
(BEGINNING OF PERIOD)                              $   664,714   $   597,417   $       ---
                                                   -----------   -----------   -----------
Acquisition of subsidiary bank                             ---           ---       897,137

LOANS CHARGED OFF:
 Commercial and financial                                  ---         7,290        88,758
 Real estate mortgage                                      ---           ---        21,573
 Installment and consumer                                   10         3,447        13,954
                                                  ------------   -----------   -----------
    Total loans charged off                                 10        10,737       124,285
                                                  ------------   -----------   -----------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
 Commercial and financial                                  ---        56,941         5,718
 Real estate mortgage                                      ---        17,888         3,995
 Installment and consumer                                4,328         3,205         4,852
                                                    ----------    ----------    ----------
        Total recoveries                                 4,328        78,034        14,565
                                                    ----------    ----------    ----------
Net loans charged off                                   (4,318)      (67,297)      109,720
                                                    ----------    ----------    ----------
Provision for loan losses                               25,500           ---      (190,000)
                                                    ----------    ----------    ----------
ALLOWANCE FOR LOAN LOSSES (END OF PERIOD)          $   694,532   $   664,714   $   597,417
                                                   ===========   ===========   ===========

GROSS LOANS OUTSTANDING:
 Average                                           $42,924,112   $33,469,064   $23,073,276
 End of period                                      44,603,155    41,315,429    25,807,878
Ratio of allowance for loan losses to loans
  outstanding                                             1.56%         1.61%         2.31%
Ratio of net charge-offs to average loans
  outstanding (annualized)                               [0.02]        [0.20]         0.81

PERCENT OF CATEGORIES TO TOTAL LOANS:
 Commercial and financial                                 32.4          36.8          42.7
 Real estate mortgage                                     64.5          59.1          52.4
 Installment and consumer                                  3.1           4.1           4.9
                                                   -----------   -----------   -----------
      Total                                              100.0%        100.0%        100.0%
                                                   ===========   ===========   ===========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT END
 OF PERIOD:
 Commercial and financial                          $   193,405   $   207,446   $   227,708
 Real estate mortgage                                  238,416       233,288       259,390
 Installment and consumer                               33,251        27,470        16,167
 Unallocated                                           229,460       196,510        94,152
                                                   -----------   -----------   -----------
      Total                                        $   694,532   $   664,714   $   597,417
                                                   ===========   ===========   ===========

    The provision for loan losses was $25,500 for the six months ended June 30, 1996, as compared to no provision in 1995 and a benefit of $190,000 in 1994. Certain loans representing significant credit risk were identified by management prior to the acquisition of Missouri State Bank and specific reserves were established to provide for the potential loan losses. Prior to year-end 1994, the balances of these loans were significantly decreased and additional collateral was provided by the borrowers. These actions significantly reduced the credit risk associated with these credits and the benefit for loan losses was made in 1994 to reduce the allowance for loan losses to a level management believed to be adequate.

NONPERFORMING ASSETS

    The following table sets forth nonperforming assets by category at the dates indicated.

                                                    AT
                                                 JUNE 30,          AT DECEMBER 31,
                                                ------------  --------------------------
                                                    1996          1995          1994
                                                ------------  ------------  -------------
Commercial and financial loans:
 Nonaccrual                                              ---           ---            ---
 Past due 90 days or more                                ---           ---            ---
 Restructured terms                                      ---           ---            ---
Commercial loans secured by real estate:
 Nonaccrual                                      $   345,953   $   249,687    $   250,487
 Past due 90 days or more                                ---           ---            ---
 Restructured terms                                      ---           ---            ---
Real estate construction loans:
 Nonaccrual                                              ---           ---            ---
 Past due 90 days or more                                ---           ---            ---
 Restructured terms                                      ---           ---            ---
Real estate mortgage:
 Nonaccrual                                              ---           ---            ---
 Past due 90 days or more                                ---           ---            ---
 Restructured terms                                      ---           ---            ---
                                                 -----------   -----------    -----------
Installment and consumer loans:
 Nonaccrual                                              ---           ---            ---
 Past due 90 days or more                                ---           ---            ---
 Restructured terms                                      ---           ---            ---
                                                 -----------   -----------    -----------
       Total nonperforming loans                     345,953       249,687        250,487
Other real estate owned                               90,000        90,000        249,479
                                                 -----------   -----------    -----------
       Total nonperforming assets                $   435,953   $   339,687    $   499,966
                                                 ===========   ===========    ===========
Loans, net of unearned discount                  $44,603,155   $41,315,429    $25,807,878
Allowance for losses to loans                           1.56 %        1.61%          2.31%
Nonperforming loans to loans                            0.78          0.60           0.97
Allowance for loan losses to nonperforming            200.76        266.22         238.50
 loans
Nonperforming assets to loans and foreclosed            0.98          0.82           1.92
 assets

  At June 30, 1996, Community had $345,953 of impaired loans which had an associated specific allowance for loan losses of $80,979, as compared to $365,779 of impaired loans as of December 31, 1995, which had an associated specific allowance for loans losses of $54,867. For the six months ended June 30, 1996, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was $23,134. For the year ended December 31, 1995, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was $36,619. Community actually recorded interest income of $89,001 on impaired loans in the first half of 1996 as compared to $10,530 in 1995. The interest income recorded in 1996 included $83,714 in interest collected on the impaired loan which was paid in full in 1996, of which $78,100 of the interest collected represented unearned interest income from fiscal years prior to 1996. The effect of impaired loans was immaterial to the financial statements at June 30, 1996 and December 31, 1995.

INVESTMENT PORTFOLIO

  Management believes Community's investment securities portfolio meets a number of objectives, including providing a stable source of income with little credit risk, providing a source of liquidity as investment securities mature, providing collateral for pledging, and helping balance Community's asset-liability position. Investment securities in the available for sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities are generally purchased for the available for sale account when the level of interest rates or the shape of the yield curve favors investing in longer term securities, even though Community does not expect to hold such securities to maturity. In addition, investment securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, Community attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater asset levels than can be achieved by efforts to attract quality loans, Community will invest in securities provided such investment is consistent with its asset sensitivity objective and enhances earnings. This is consistent with Community's objective of maximizing return on equity to a larger extent than return on assets.

  As of December 31, 1995 and 1994, available for sale securities were
$14,412,951 and $2,443,159, respectively.   During December 1995, Community
transferred $8,254,566 of securities classified as held to maturity to available for sale under the terms of the Special Report issued by the FASB in November 1995. Additionally, during this time Community transferred $201,314 of securities classified as available for sale to held to maturity.

  Throughout 1994 and 1995, Community's asset-liability position was asset sensitive, thereby benefiting net interest margins during the rising rate environment and adversely affecting net interest margins in late 1995 as interest rates decreased.

  Because Community has historically maintained high loan-to-deposit ratios and a great percentage of those loans are in commercial loans, Community's policy has been to minimize credit risk in the securities portfolio. As of December 31, 1995, Community's available for sale securities were primarily U.S. Government securities or obligations guaranteed by the U.S. Government. The balance of the available for sale account was invested in FHLB stock. As of December 31, 1995, substantially all of held to maturity securities were Collateralized Mortgage Obligations collateralized by mortgage obligations issued by the Federal National Mortgage Association. The remaining balance in the held to maturity account was invested in municipal and corporate obligations.

  In addition, Missouri State Bank has a small amount of tax exempt securities. The total amount of these issues as of December 31, 1995 was $174,289. Missouri State Bank became a member of the FHLB of Des Moines in 1995, which required an initial equity investment of $133,700.

  As of June 30, 1996, securities available for sale were $10,828,351 and securities held to maturity totaled $4,478,424. Substantially all of the securities held in the available for sale category were U.S. Government or obligations guaranteed by the U.S. Government. The balance of the account was invested in FHLB stock. The composition of the held to maturity category was unchanged from year-end 1995.

    As of December 31, 1995, the contractual maturities of securities and their average yield in the held to maturity and available for sale portfolios were as follows:

                                                        OVER ONE     OVER FIVE                WEIGHTED
                                           ONE YEAR      THROUGH      THROUGH     OVER TEN    AVERAGE
                                            OR LESS    FIVE YEARS    TEN YEARS      YEARS      YIELDS
                                          -----------  -----------  -----------  -----------  ---------
United States Treasury securities         $2,931,591   $3,496,885   $     ---    $     ---      6.15%
Obligations of United States               3,996,944      503,442    3,350,389          ---     5.73
  Government agencies
States and political subdivisions (1)         10,057       19,782      135,588        8,862     7.86
Collateralized mortgage obligations              ---          ---    2,097,421    1,063,607     6.82
Corporate obligations                            ---    1,188,856          ---          ---     7.21
Federal Home Loan Bank stock                 133,700          ---          ---          ---     8.00
                                          ----------   ----------   ----------   ----------
        Total securities                  $7,072,292   $5,208,965   $5,583,398   $1,072,469     6.18%
                                          ==========   ==========   ==========   ==========
Weighted average yields/(1)/                    5.86%        6.28%        6.52%        7.73%
                                          ==========   ==========   ==========   ==========

____________________________________
(1) Rates on state and political subdivisions have been adjusted to tax equivalent yields using the marginal statutory federal income tax rate of 34%.

DEPOSITS

    Deposits are the principal source of funds for Community. At June 30, 1996, Community's total deposits were $56,793,714, as compared to $50,070,981 at December 31, 1995 and $38,750,549 at December 31, 1994. Deposits consist primarily of core deposits from the local market areas surrounding each of Missouri State Bank's offices. Deposit growth was primarily achieved by the offering of competitive rates on time deposits, and an aggressive commercial account promotion at its locations which coincided with ongoing commercial loan solicitation programs. Community has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations.

    The following table sets forth the distribution of Community's deposit accounts at the dates indicated and the historical weighted average interest rates for each category of deposit.

                                    AT JUNE 30, 1996             AT DECEMBER 31, 1995             AT DECEMBER 31, 1994
                             -----------------------------   -----------------------------    ----------------------------
                                          PERCENT                          PERCENT                         PERCENT
                                             OF                              OF                              OF
                               AMOUNT     DEPOSITS   RATE      AMOUNT      DEPOSITS   RATE      AMOUNT    DEPOSITS   RATE
                             -----------  ---------  -----   -----------  ---------  -----    ----------  ---------  -----
Demand deposits              $ 9,672,013    17.03%    -- %   $ 8,880,695    17.73%     ---%   $ 6,745,124    17.41%   ---%
NOW accounts                   1,340,102     2.36    2.06      1,742,820     3.48     2.00      1,604,706     4.14   2.09
Money market accounts          9,225,412    16.24    4.15      8,770,770    17.52     4.15      6,493,492    16.76   3.12
Savings accounts               1,601,368     2.82    2.90      1,537,074     3.07     2.86      1,779,394     4.59   3.04
Time deposits of $100,000     10,096,960    17.78    5.38      6,889,922    13.76     5.61      5,851,892    15.10   4.52
  and more
Other time deposits           24,857,859    43.77    5.87     22,249,700    44.44     5.77     16,275,941    42.00   5.05
                             -----------   ------            -----------   ------             -----------   ------
    Total deposits           $56,793,714   100.00%   5.19%   $50,070,981   100.00%    5.07%   $38,750,549   100.00%  4.27%
                             ===========   ======    ====    ===========   ======     ====    ===========   ======   ====

 AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

    The following table sets forth the amount and maturities of time deposits of $100,000 and over at December 31, 1995 and December 31, 1994.

                                              DECEMBER 31,
                                         ----------------------
                                            1995        1994
                                         ----------  ----------

Three months or less                     $  599,518  $1,523,077
Over three months through six months      1,003,712   1,665,103
Over six months through twelve 12         4,978,092   2,663,712
Over 12 months                              308,600          --
                                         ----------  ----------
              Total                      $6,889,922  $5,851,892
                                         ==========  ==========

SENSITIVITY TO CHANGES IN INTEREST RATES

    Community monitors its interest rate sensitivity position and attempts to limit the exposure to interest rate risk but not always eliminate it. Subject to management's best estimates of probable maturities, Community's policy is that the ratio of maturing assets to maturing liabilities, excluding deposits considered to be core deposits, repricing in the one year or less time period shall be no less than 90% and no greater than 120%. Community does not utilize any interest rate related contracts, such as futures and options, to manage its overall interest rate risk.

    The following table represents Community's interest rate position based upon repricing opportunity dates or contractual maturities for the time periods set forth below, as of June 30, 1996.

                                     0 TO 3        4 TO 12       1 TO 3       OVER 3
                                     MONTHS        MONTHS         YEARS       YEARS        TOTAL
                                  ------------  -------------  -----------  ----------  -----------
Earning Assets
  Loans, fixed rate               $ 2,403,630   $  3,157,321   $ 8,295,811  $3,171,868  $17,028,630
  Loans, variable rate             27,574,525            ---           ---         ---   27,574,525
  Securities                        1,294,127      3,005,514     6,769,873   4,237,261   15,306,775
  Other short-term investments      1,451,682            ---           ---         ---    1,451,682
                                  -----------   ------------   -----------  ----------  -----------
    Total earning assets          $32,723,964   $  6,162,835   $15,065,684  $7,409,129  $61,361,612
                                  ===========   ============   ===========  ==========  ===========

Funding Sources
  Demand deposit accounts         $ 9,672,013   $        ---   $       ---  $      ---  $ 9,672,013
  Money market accounts             9,225,412            ---           ---         ---    9,225,412
  Time deposits                     8,832,496     15,857,510     6,530,903   3,733,910   34,954,819
  Savings accounts                  1,601,368            ---           ---         ---    1,601,368
  NOW accounts                      1,340,102            ---           ---         ---    1,340,102
  Other borrowed funds              1,449,536            ---           ---         ---    1,449,536
                                  -----------   ------------   -----------  ----------  -----------
    Total funding sources         $32,120,927   $ 15,857,510   $ 6,530,903  $3,733,910  $58,243,250
                                  ===========   ============   ===========  ==========  ===========

Interest sensitivity gap             $603,037    ($9,694,675)  $ 8,534,781  $3,675,219
Cumulative gap(1)                    $603,037    ($9,091,638)    ($556,857) $3,118,362

________________
 (1) The one year or less cumulative gap includes approximately $8.6 million of demand deposits which management believes to be core deposits. Such deposits are generally not sensitive to interest rate fluctuations on a short-term basis.

COMPETITION

   Missouri State Bank encounters competition primarily in seeking deposits and in obtaining loan customers. The level of competition for deposits is quite high. Missouri State Bank's principal competitors for deposits are other financial institutions within a few miles of its offices, including other banks, savings and loan institutions, and credit unions. Competition among these institutions is based primarily on interest rates offered, service charges imposed on deposit accounts, the quality of services rendered and the convenience of banking facilities. Missouri State Bank's competitors are generally permitted, subject to regulatory approval, to establish branches throughout Missouri State Bank's market area. Additional competition for depositors' funds comes from United States Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, such as securities firms.

   While Missouri State Bank also encounters a great deal of competition in its lending activities, Community believes that there is less competition in Missouri State Bank's specialty--the middle market niche--than there was up to a few years ago. Missouri State Bank's competitive position has been strengthened by the advent of branch banking in Missouri, which has resulted in consolidations of bank subsidiaries of several large bank holding companies. Missouri State Bank's strategy, by contrast, is to maintain close, long-term contacts between its customers and Missouri State Bank's officers.

   Missouri State Bank also competes in its lending activities with other financial institutions such as savings and loan institutions, credit unions, securities firms, insurance companies, small loan companies, finance companies, mortgage companies and other sources of funds. Many of Missouri State Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors have advantages over Missouri State Bank in providing certain services. Many of the financial institutions with which Missouri State Bank competes in both lending and deposit activities are larger than Missouri State Bank.

EMPLOYEES

   As of June 30, 1996, Missouri State Bank had approximately 25 full-time equivalent employees. None of its employees is subject to a collective bargaining agreement. Community considers Missouri State Bank's relationships with its employees to be good.

PROPERTIES

   Missouri State Bank's principal office occupies approximately 15,000 square feet of leased space on the ground floor and mezzanine level of an eight-story, multi-tenant office building at 300 North Tucker Boulevard, at the corner of Tucker Boulevard and Olive Street, in the City of St. Louis. Missouri State Bank's facilities are more than adequate to handle anticipated future growth at that location. Missouri State Bank's lease expires in January 2002 and provides Missouri State Bank with options to renew for two successive five-year periods. Adequate surface parking is located in close proximity to the office.

   Missouri State Bank's St. Louis Hills branch is located in a one-story building located at 3280 Hampton Avenue at Fyler, in the City of St. Louis. This office handles depository transactions and provides a contact for lending activities in that area, with loan applications subsequently referred to the main office. Adequate parking and convenient drive-up facilities are adjacent to the branch.

           LEGAL PROCEEDINGS INVOLVING COMMUNITY CHARTER CORPORATION
                   AND MISSOURI STATE BANK AND TRUST COMPANY

   From time to time, Community and Missouri State Bank are involved as plaintiffs or defendants in various legal proceedings arising in the normal course of their respective businesses.

Management believes the resolution of these matters will not have a material adverse effect on the financial condition or results of operation of Community and Missouri State Bank.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMUNITY CHARTER CORPORATION


GENERAL

   The following presents management's discussion and analysis of Community's consolidated financial condition and results of operations as of the dates and for the periods indicated. This discussion should be read in conjunction with "Selected Consolidated Financial and Other Data of Community Charter Corporation," and the financial statements of Community and the accompanying notes appearing elsewhere herein.

   Although Community was formed in 1993, Community's operations began during 1994. Community's 1994 results include the operations of its subsidiary, Missouri State Bank, for the seven months beginning May 31, 1994, which was the date Community acquired Missouri State Bank. Due to the inclusion of only seven months of results from Missouri State Bank, most of the income and expense figures for 1994 which follow are different than if the Bank's 12 month figures had been included.

NET INCOME

   Consolidated net income for 1995 was $606,179, an increase of $438,428, or 261% above 1994 earnings of $167,751. On a per share basis, net income for 1995 was $1.31, up 134% from $0.56 in 1994. Greater net earnings were primarily attributable to the 123% increase in net interest income generated by increased loans outstanding and additional investment securities and the inclusion of a
full year of operations for Missouri State Bank.   Total noninterest income rose
sharply from 1994 due to increased transaction account service charges and non-loan fee income and the inclusion of a full year of operations of Missouri State Bank. Comparative noninterest expenses were up $531,484, or 47%, from 1994 reflecting a full year of cost from the operations of Missouri State Bank and in part to increased personnel expenses relating to the growth of Community. Even considering higher overhead costs, operating efficiencies improved from 1994 as the efficiency ratio of Community improved to 63.3% from 95.4%. The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.


   Consolidated net income was $346,736, as compared to $264,960, for the six months ended June 30, 1996 and 1995, respectively. On a per share basis, net income for the six months ended June 30, 1996 was $0.74, up 30% from $0.57 for the six months ended June 30, 1995. The earnings increase was primarily attributable to an increase in net interest income resulting from increased loans outstanding and additional investment securities. Although noninterest expense increased in the first half of 1996 as compared to the first half of 1995, the efficiency ratio of Community improved to 62.6% for the first six months of 1996 from 66.6% for the first six months of 1995.

  For the three months ended June 30, 1996, net income was $172,857 as compared to $146,094 for the three months ended June 30, 1995. On a per share basis, net income for the three months ended June 30, 1996 was $0.37, up 16% from $0.32 for the three months ending June 30, 1995. The earnings increase was primarily attributable to an increase in loans outstanding which resulted in an increase in net interest income. Noninterest expense increased in the second quarter of 1996 when compared to the second quarter of 1995, however, the efficiency ratio of Community improved slightly to 64.8% from 64.9%.

NET INTEREST INCOME

   Net interest income is the difference between income earned on interest-earning assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, increased 123% to $2,394,210 in 1995 from $1,072,241 in 1994. Continued growth in earning assets has been responsible for the consistent increases in net interest income, along with the inclusion of a full year of operations for Missouri State Bank.

   Net interest income was $1,452,124 for the first six months of 1996, a 30% increase from the same period in 1995. Interest income increased $692,963 while interest expense increased $353,729. The increase in interest expense was primarily the result of the increased volume of time deposits and short term borrowings, particularly repurchase agreements.


   Net interest income was $779,862 as compared to $583,383 for the three months ending June 30, 1996 and 1995, respectively. Interest income increased $345,742 mainly as a result of increased loan volume, while interest expense increased $149,263 due primarily to the increased volume of time deposits and short term borrowings. Loan demand remains fairly strong in Community's primary markets of St. Louis City and St. Louis County.

   Net interest income was $672,262 for the first three months of 1996, a 27% increase from the same period in 1995. Interest income increased $347,221 while interest expense increased $204,466. This increase in interest income was primarily the result of increased loan volume, while the increased interest expense is primarily the result of the increased volume of time deposits. Loan demand remains fairly strong in Community's primary markets of St. Louis City and St. Louis County.

   Net interest income divided by average interest-earning assets represents Community's net interest margin. During the years presented, Community's net interest margins have been comparable with its peers. Community's total funding costs are slightly above those of its peers; however, such funding costs have been offset by slightly higher yields achieved on commercial loans and investment securities as compared to its peers.

INTEREST INCOME

   Total interest income for 1995 was $4,344,862, up $2,539,373, or 141%, above $1,805,489 in 1994. The increase was primarily generated from the growth of Community's earning asset base and the inclusion of a full year of operations for Missouri State Bank. Average loans outstanding grew $10,395,788 and average investments increased $485,017 above prior year levels. Combined with the benefits of asset growth were the higher yields earned on a majority of assets. Total loan yields increased to 9.92% in 1995, up from 8.89% in 1994, as loan yields rose with an average prime rate of 8.83% in 1995, compared with an average prime rate of 7.14% in 1994. Total earning asset yields increased to 8.82% in 1995, up 96 basis points from 7.86% in 1994.


   Total interest income for the six months ended June 30, 1996 was $2,650,197, up $692,963, or 35%, above $1,957,234 for the same period in 1995. This increase was a result of a 33% increase in earning assets, particularly loans outstanding.

   Total interest income for the three months ended June 30, 1996 was $1,385,916, up $345,742, or 33%, from $1,040,174 for the same period in 1995.
This increase was primarily a result of increased loans outstanding.

   The funding of the 1995 asset growth was accomplished using two separate strategies. During the first half of 1995, loan growth and investment security purchases were funded primarily with existing balance sheet liquidity and increased time deposits. In June 1995, Community launched an aggressive commercial account promotion at its locations to coincide with ongoing commercial loan solicitation programs. In addition to offering commercial checking and money market accounts, Missouri State Bank successfully developed and marketed a commercial sweep account. This account provided an attractive rate, liquidity and security for deposit amounts in excess of FDIC insurance limitations.

INTEREST EXPENSE



   Total interest expense increased $1,217,404 in 1995 to $1,950,652, up from $733,248 in the prior year. Total interest expense for the six months ended June 30, 1996 was $1,198,073, compared to $844,344 for the same period in 1995. For the three months ended June 30, 1996, interest expense totaled $606,054 as compared to $456,791 for the same period in 1995. For all of the comparative periods, interest expense increased primarily as a result of increased volumes of certificates of deposit, money market accounts and short-term borrowings. The increase from 1994 to 1995 was also partially attributable to higher rates paid on nearly all interest-bearing liabilities in 1995, as were the increases from periods ending June 30, 1995 to June 30, 1996.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

    The following table sets forth for the periods indicated the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense and rates.

                                                                     TWELVE MONTHS ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------
                                                                  1995                                   1994
                                                  ----------------------------------------------------------------------
                                                                 INTEREST                              INTEREST
                                                    AVERAGE      INCOME/     YIELD/       AVERAGE      INCOME/    YIELD/
                                                    BALANCE      EXPENSE      RATE     BALANCE (4)     EXPENSE     RATE
                                                  ------------  ----------  ---------  -------------  ----------  -------
ASSETS
Interest-earning assets:
  Loans (1)(2)                                    $33,469,064   $3,318,491      9.92%   $23,073,276   $1,202,226    8.89%
  Investments in debt and equity securities (3)    14,231,228      938,726      6.60     13,746,211      544,069    6.75
Federal funds sold                                  1,534,534       87,645      5.71      1,711,378       47,061    4.69
Interest-bearing bank deposits                            ---          ---       ---        642,114       12,133    3.22
                                                  -----------   ----------              -----------   ----------
      Total interest-earning assets                49,234,826    4,344,862      8.82     39,172,979    1,805,489    7.86
                                                  -----------   ----------      ----    -----------   ----------    ----
Noninterest-earning assets:
  Cash and due from banks                           1,579,322                             1,459,017
  Premises and equipment                              497,727                               499,157
  Other assets                                        847,676                               507,698
  Excess of cost over fair value of net assets        415,081                               532,596
   acquired
  Allowance for loan losses                          (637,664)                             (805,058)
                                                  -----------                           -----------
              Total assets                        $51,936,968                           $41,366,389
                                                  -----------                           -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW accounts                                    $ 1,665,964       33,317      2.00%   $ 1,543,025       18,863    2.09
  Money market accounts                             8,725,039      362,090      4.15      5,985,069      109,580    3.12
  Savings accounts                                  1,720,728       49,178      2.86      1,928,409       34,330    3.04
  Time deposits $100,000 and over                   6,531,580      366,554      5.61      4,938,846      130,989    4.52
  Other time deposits                              18,977,087    1,095,684      5.77     14,486,643      429,259    5.05
                                                  -----------   ----------              -----------   ----------
        Total interest-bearing deposits            37,620,398    1,906,823      5.07     28,881,992      723,021    4.27
  Short-term borrowings                               882,368       43,829      4.97        516,753       10,227    3.38
                                                  -----------   ----------              -----------   ----------
    Total interest-bearing liabilities             38,502,766    1,950,652      5.07     29,398,745      733,248    4.25
                                                  -----------   ----------      ----    -----------   ----------    ----
  Noninterest-bearing liabilities:
   Demand deposits                                  7,932,011                             6,301,077
   Other liabilities                                  440,437                               908,157
  Stockholders' equity                              5,061,754                             4,758,410
                                                  -----------                           -----------
  Total liabilities and stockholders' equity      $51,936,968                           $41,366,389
                                                  ===========                           ===========
  Net interest income                                           $2,394,210                            $1,072,241
                                                                ==========                            ==========
  Net interest margin                                                           4.86%                               4.67%
                                                                                ====                                ====

_______________________________________
(1) For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
(2) Interest income on loans includes loans fees, which were not material to any period presented.
(3) Community has an immaterial amount of tax-exempt securities and accordingly, tax-equivalent yields are not presented.
(4) Average balances for 1994 were determined on the basis of the period from May 31, 1994, the date of acquisition of Missouri State Bank, through December 31, 1994, as Community had no substantive operations until the date of acquisition.

CHANGES IN INTEREST INCOME AND EXPENSE/VOLUME AND RATE VARIANCES

    The following table sets forth the changes in interest income and interest expense which are attributable to changes in average volume and average rates, in comparison with the same period in the preceding year. The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each. The changes between 1994 and 1993 were insignificant as Community had no substantive operations during 1993.

                                                               YEAR ENDED
                                                            DECEMBER 31, 1995
                                                               COMPARED TO
                                                            DECEMBER 31, 1994
                                                  -------------------------------------
                                                           INCREASE (DECREASE)
                                                        ATTRIBUTABLE TO CHANGE IN:
                                                    VOLUME     YIELD/RATE   NET CHANGE
                                                  -----------  -----------  -----------
INTEREST EARNED ON:
Loans (1)(2)                                      $1,962,269     $153,996   $2,116,265
Investments in debt and equity securities (3)        407,384      (12,727)     394,657
Federal funds sold                                    28,756       11,828       40,584
Interest-bearing bank deposits                       (12,133)         ---      (12,133)
                                                  -----------  -----------  -----------
Total interest income                              2,386,276      153,097    2,539,373
                                                  -----------  -----------  -----------
INTEREST PAID ON:
NOW accounts                                          15,255         (801)      14,454
Money market accounts                                206,755       45,755      252,510
Savings accounts                                      16,971       (2,123)      14,848
Time deposits $100,000 and over                      197,686       37,879      235,565
Other time deposits                                  597,485       68,940      666,425
Short-term borrowings                                 26,956        6,646       33,602
                                                  -----------  -----------  -----------
Total interest expense                             1,061,108      156,296    1,217,404
Net interest income                               $1,325,168      ($3,199)  $1,321,969
                                                  ===========  ===========  ===========

_____________________________________________
(1) For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.

(2) Interest income on loans includes loans fees, which were not material to any period presented.

(3) Community has an immaterial amount of tax-exempt securities and accordingly, tax-equivalent yields are not presented.


NONINTEREST INCOME

    The following table sets forth Community's noninterest income for the periods indicated.


                                            YEAR ENDED
                                            DECEMBER 31
                                        -------------------
                                          1995       1994
                                        ---------  --------
Service charges on deposit accounts     $160,790   $ 66,228
Other service charges and fee income      47,650     24,703
Loss on sale of debt securities           (8,043)       ---
Other                                     37,982     25,893
                                        ---------  --------
        Total noninterest income        $238,379   $116,824
                                        ========   ========
                                       49

  Total noninterest income for 1995 was $238,379, up over 104% from $116,824 in 1994. In 1995, service charges on depository accounts increased from 1994 levels as the volume of accounts and the related service charges increased. Increases in other noninterest income resulted from increased customer service fees and fees on credit card merchant accounts. Increases in all major categories were also the result of the inclusion of a full year of operations for Missouri State Bank.

  Net realized losses on available for sale securities were $8,043 in 1995, compared with no gain or loss in 1994. Most 1995 losses were realized in the fourth quarter as Community took advantage of market conditions on selected securities sales to reposition the portfolio to reduce interest rate risk. There were no sales of securities classified as held to maturity in 1995 and 1994.


  Noninterest income for the first six months of 1996 was $143,059 as compared to $115,466 for the same period in 1995. Noninterest income for the three months ending June 30, 1996 was $82,026 as compared to $58,627 for the same period in 1995. The increases from 1995 were primarily due to increased service charges on depository accounts along with increased fees associated with the origination and sale of consumer mortgages. The mortgage function was initiated by Community in the first quarter of 1996.

NONINTEREST EXPENSE

  The following table sets forth Community's noninterest expense for the periods indicated.


                                         YEAR ENDED
                                        DECEMBER 31
                                   ----------------------
                                      1995        1994
                                   ----------  ----------

Salaries and employees benefits    $  935,595  $  473,976
Occupancy                             204,684     120,554
Equipment                              67,624      69,264
FDIC insurance premiums                50,380      59,343
Consulting fees                           ---     190,000
Other                                 407,832     221,494
                                   ----------  ----------
Total noninterest expense          $1,666,115  $1,134,631
                                   ==========  ==========


  Noninterest expenses increased to $1,666,115 in 1995, up from $1,134,631 in 1994. The inclusion of a full year of operations for Missouri State Bank, Community's overall growth, merit increases in compensation and greater benefit costs were primarily responsible for the increased total overhead costs in 1995. Partially offsetting the previously discussed overhead increases was a reduction in FDIC insurance costs, despite the 29% increase in deposits. In the last half of 1995, Missouri State Bank received a rebate from the FDIC of overpaid insurance premiums for the months of June through September. Fourth quarter FDIC costs were also significantly reduced to minimum required levels from historical levels.

  Consulting expense was $190,000 in 1994, with no comparable expense in 1995. In conjunction with the purchase of Missouri State Bank, Community entered into an agreement with the former majority stockholder for independent consulting services in the collection of certain specified loans. In accordance with the terms of that agreement, the stockholder fulfilled his obligations and Community paid $190,000 in January 1995 that was included in noninterest expenses for the year ended 1994. Community has no further obligations under this agreement.

  Even though overhead costs grew considerably from 1994 to 1995, Community's operating efficiency ratios in 1995 were consistent with peer group standards. In 1995, Community's efficiency ratio improved to 63.3% from 95.4% in 1994. The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.


  Noninterest expense increased to $999,460 in the first six months of 1996, up from $817,670 for the same period in 1995. For the three months ending June 30, 1996 and 1995, noninterest expense increased to $558,111 from $416,375. Community's overall growth, merit increases in compensation, and the costs associated with the mortgage origination function, which was initiated in the first quarter of 1996, were primarily attributable for the increased costs in 1996. Also contributing to the higher level of noninterest expense in 1996 was increased legal and professional costs primarily associated with merger negotiations with a local financial institution. These negotiations were terminated prior to the agreement with Roosevelt. These increases were partially offset by a significant decrease in FDIC insurance costs as discussed above.

    Despite the increase in noninterest expense, Community's operating efficiency continued to improve as the efficiency ratio decreased to 62.6% from 66.6% for the first six months of 1996 as compared to the same period in 1995.

INCOME TAXES

    Income taxes for 1995 increased to $360,295, from $76,683 in 1994. The 295% increase in pre-tax income, along with an increase in state tax obligations, contributed to greater income tax expense. Income taxes increased to $223,487 for the six months ended June 30, 1996, as compared to $145,726 for the six months ended June 30, 1995. The increase in pre-tax income, along with an increase in state tax obligations, contributed to greater income tax expense.

    At December 31, 1995, Community had net operating loss carryforwards for federal income tax purposes of approximately $344,000. If unused, such carryforwards will expire in years 2006 through 2009. The majority of the net operating losses are subject to the annual limitation on the amount of any loss carryforward that can be used to offset federal taxable income under the applicable tax regulations.

CAPITAL MANAGEMENT AND RESOURCES

    At June 30, 1996, Community's stockholders' equity had increased to $5,771,800, up $242,490 from year-end 1995. Earnings of $346,736 accounted for the increase in capital, which was partially offset by a $104,246 decrease in the unrealized gain on investment securities categorized as available for sale. At June 30, 1996, retained earnings were $1,114,429, or 19.3% of total stockholders' equity.

    At December 31, 1995, Community's stockholders' equity was $5,529,310, up $733,066 from the end of 1994. Earnings of $606,179 provided the largest portion of Community's capital accumulation in 1995. At December 31, 1995, retained earnings were $768,191, or 13.9% of total stockholders' equity.

    During 1994, Community's equity base grew by $4,701,983. New capital was provided by the sale of common stock in the initial stock offering and net earnings from operations.

    The analysis of capital is dependent upon a number of factors, including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. Capital adequacy guidelines adopted by the FRB provide two primary criteria for examining capital. The measurements include the risk-based capital guidelines and the capital to total assets or leverage ratio minimum requirements.

    The risk-based capital guidelines require the assignment of a risk-weighting factor to all of Community's assets and various off-balance sheet exposures.
The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers, Tier 1 and Tier 2. At June
30, 1996, Tier 1 capital equaled total stockholders' equity of $5,831,509 less unamortized goodwill of $93,236, and Tier 2 capital included $608,853 of the allowance for loan losses. As required by the risk-based capital guidelines, no asset or equity adjustments related to the market value adjustments of securities available for sale were recognized for these purposes.

    The FRB guidelines require that Community's Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the total risk-based capital ratio equal or exceed 8.00%. As of June 30, 1996, Tier 1 and total risk-weighted capital ratios were 11.80% and 13.05%, respectively, as compared to 11.60% and 12.85% at December 31, 1995 and 14.70% and 15.95% at December 31, 1994. The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the FRB at 3.00%; however, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the FRB expects an additional cushion of at least 100 to 200 basis points. As of June 30, 1996, December 31, 1995 and December 31, 1994, Community's leverage ratios were 8.88%, 8.23% and 9.71%, respectively. The declines in capital ratios since 1994 reflect the growth of Community and the utilization of initial capital. See "Supervision and Regulation of Community Charter Corporation and Missouri State Bank--Capital Adequacy."

  Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential. Changing economic conditions and the regulatory environment also continue to emphasize the importance of capital strength and depth. Capital provides safety and security for deposits, and it enhances value for stockholders by providing opportunities for growth with the selective use of leverage. Various leverage options are also available to Community, including negotiated long-term bank borrowings, short-term revolving lines of credit or other qualifying long-term debt. Community had no long-term debt outstanding at June 30, 1996, December 31, 1995 or December 31, 1994.

LIQUIDITY

  Community needs to maintain a level of liquidity which will provide a readily available source of funds for new loans and to meet loan commitments and other obligations on a timely basis. Historically, Community has been loan driven, which means that as loans have increased above 80% of deposits, Community has taken action to increase the level of core deposits. This action generally involves the use of deposit promotions, paying premium rates coupled with advertising to attract new customers to Missouri State Bank. It has been Community's experience that the majority of deposits raised through promotions have remained at Missouri State Bank after the promotion is over and so have provided a steadily growing base of core deposits at the Bank. In addition, a steady flow of maturing securities provides a source of liquidity.

  In 1995, Missouri State Bank became a shareholder and member of the FHLB of Des Moines. One of the benefits of this membership was the new source of liquidity. Other sources of liquidity include bank Federal funds lines, securities repurchase agreements, Treasury tax and loan options and negotiated bank lines of credit.

ACCOUNTING PRONOUNCEMENTS

  Effective January 1, 1995, Community adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS 118"), which amends SFAS 114.

  SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest
- - according to the contractual terms of the loan agreement.

  When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

  SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Community has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. Community continues to apply all payments received on impaired loans to the outstanding balance of the loan until such time as the loan balance is reduced to zero, after which payments are applied to interest income until such time as the forgone interest is recovered, or until such time as an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

  As of the adoption date of January 1, 1995, Community had impaired loans in the amount of $250,487, which is represented by the loans on nonaccrual status at December 31, 1994. A specific reserve of $37,573 was allocated to impaired loans at January 1, 1995. The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for possible loan losses.

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill related both to assets to be held and used and assets to be disposed of. SFAS 121 requires entities to perform separate calculations for assets to be held and used to determine whether recognition of an impairment loss is required and, if so, to measure impairment. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the asset's carrying amount, an impairment loss can be recognized. If the sum of the expected future cash flows is more than the asset's carrying amount, an impairment loss cannot be recognized. Measurement of an impairment loss is based on the fair value of the asset. SFAS 121 also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell.

  SFAS 121 is effective for financial statements issued for fiscal years beginning after December 31, 1995. SFAS 121 will not have a material effect on the consolidated financial statements of Community.

  In May 1995, the FASB issued Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122), which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others at the origination or purchase date of the loan, when the enterprise has a definitive plan to sell or securitize the loans and retain the mortgage servicing rights, assuming the fair value of the loans and servicing rights may be practically estimated. Otherwise, servicing rights should be recognized when the underlying loans are sold or securitized, using an allocation of total cost of the loans based on the relative fair values at the date of sale. SFAS 122 also requires an assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. SFAS 122 is effective for financial statements issued for fiscal years beginning after December 31, 1995. Community does not retain servicing rights on loans it sells, and this statement will not impact the financial position of Community.

  SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") provides guidance for accounting and reporting standards for stock-based employee compensation plans. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion 25"). Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans, including Community's stock option plan, have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized.

  SFAS 123 is effective for financial statements for fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25, upon the effectiveness of SFAS 123, must include the effects of all awards granted in fiscal years that begin after December 15, 1994. Community has elected to continue its current accounting for stock-based compensation and, accordingly, does not believe that SFAS 123 will have a material effect on the consolidated financial statements of Community.

EFFECTS OF INFLATION

  Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank holding company is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank holding company are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

  Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity to assets ratio. One of the most important effects that inflation could have on the banking industry would be to reduce the proportion of earnings paid out in the form of dividends.

  Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. Through the results of operations also have been affected by inflation, as stated above, there is no simple way to measure the effect on the various categories of income and expense.

  Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in standard measurements of inflation such as the consumer price index. Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors in turn affect the composition of sources of funds by reducing the growth of deposits that are less interest sensitive and increasing the need for funds that are more interest sensitive.


                SUPERVISION AND REGULATION OF COMMUNITY CHARTER
                      CORPORATION AND MISSOURI STATE BANK


GENERAL

  Community and Missouri State Bank are extensively regulated under federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Community and Missouri State Bank. The operations of Community and Missouri State Bank may be affected by legislative changes and by the policies of various regulatory authorities. Community cannot predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

FEDERAL BANK HOLDING COMPANY REGULATION

  Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA and the regulations of the FRB. As a bank holding company, Community is required to file reports with the FRB and such additional information as the FRB requires, and is subject to regular inspections by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

  Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

  Under the BHCA, a bank holding company must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

  The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB. Such activities may also be affected by federal legislation.

  The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized".

  Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

  Additional aspects of the regulation of bank holding companies under federal law are discussed below.

STATE BANK HOLDING COMPANY REGULATION

  Community, as a Missouri bank holding company, is subject to regulation by the MDF. Under the Missouri banking laws, prior approval of the MDF is required before a bank holding company may acquire control of a Missouri chartered bank or a bank holding company incorporated in Missouri. In addition, under the Missouri banking laws, it is unlawful for any bank holding company to obtain control of any bank if the total deposits in the bank together with the total deposits in all banks in Missouri controlled by such bank holding company exceed 13% of the total deposits held by all depository financial institutions in Missouri. In computing deposits for purposes of this calculation, certificates of deposit in the face amount of $100,000 or more, deposits from outside the United States, and deposits from banks not controlled by the bank holding company are excluded. A "depository financial institution" is defined as any financial institution which accepts deposits and which can insure such deposits through an agency of the federal government. As of June 30, 1996, Community's consolidated Missouri deposits represented less than 0.1% of the total deposits held by all Missouri depository financial institutions.

FEDERAL AND STATE BANK REGULATION

  Missouri State Bank, as a federally-insured Missouri-chartered bank which is not a member of the Federal Reserve System, is subject to the supervision and regulation of the MDF, and to the supervision and regulation of the FDIC. These agencies may prohibit Missouri State Bank from engaging in what they believe constitutes unsafe or unsound banking practices.

  The maximum legal rate of interest which Missouri State Bank may charge on a particular loan depends on a variety of factors such as the type of borrower, the purpose of the loan, the amount of the loan and the date the loan is made. There are several state and federal statutes which set maximum legal rates of interest for various kinds of loans.

  The ability of banks and bank holding companies to operate in multiple locations or in more than one state is regulated by both federal and state law. Under the Riegle-Neal Act, "adequately capitalized and adequately managed" bank holding companies may acquire bank subsidiaries located in any state notwithstanding any state laws to the contrary. The Riegle-Neal Act also provides that beginning June 1, 1997, adequately capitalized and adequately managed national and state-chartered banks will be permitted to merge across state lines and keep the branches of the merging banks.

  The Riegle-Neal Act permits states to require banks to be in existence for a specified period of time up to five years before they can be acquired (either by purchase or through an interstate bank merger) by an out-of-state bank holding company, and to impose statewide market share limits on out-of-state bank holding companies after their initial entry into the state. States may also elect to permit interstate mergers before June 1, 1997, or to affirmatively opt out of the interstate merger provisions if they do so before June 1, 1997. The Riegle-Neal Act does not authorize interstate branching other than by a bank merger, such as by opening a new branch in another state or by acquiring a branch in another state (without acquiring the entire bank); however, any state may opt to permit out-of-state banks to branch within the state by those methods.

  The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the FRB or the FDIC shall evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Banks having branch offices in two or more states will receive both an overall CRA performance rating and separate CRA ratings for each of the states in which they have branches.

  Missouri State Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Missouri State Bank is also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on Missouri State Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of Missouri State Bank, the imposition of a cease and desist order, and other regulatory sanctions.

  Section 23A of the Federal Reserve Act is designed to protect banks from abuse in financial transactions with companies with which the bank is affiliated, by
(i) limiting a bank's extensions of credit and other covered transactions with any single affiliate to no more than 10% of the bank's capital and surplus, and with all affiliates to no more than 20% of the bank's capital and surplus, (ii) requiring that all of a bank's extensions of credit to an affiliate be appropriately secured by collateral, and (iii) requiring that all transactions between a bank and its affiliates be on terms and conditions consistent with safe and sound banking practices, and (iv) prohibiting a bank or its subsidiaries from purchasing low-quality loans or other assets from the bank's affiliate.

  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency has adopted by regulation guidelines on non-capital safety and soundness standards for institutions under its authority. These cover, among other things, internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, and fees and benefits. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. FDICIA also imposed new capital standards on insured depository institutions. See "--Capital Adequacy."

DEPOSIT INSURANCE

  As an FDIC-insured institution, the deposits of Missouri State Bank are currently insured to a maximum of $100,000 per depositor through the BIF, and Missouri State Bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

  FDICIA included provisions to reform the federal deposit insurance system, including the implementation of risk-based deposit insurance premiums, and permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. Under the risk-based insurance premium system, banks are assessed insurance premiums according to how much risk they are deemed to present to the BIF. Banks with higher levels of capital and involving a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. See "Recent Developments."

  Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), an FDIC-insured depository institution can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default (the "Cross Guarantee"). "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating either that there is no reasonable prospect that the institution will be able to meet the demands of its depositors or pay its obligations in the absence of regulatory assistance, or that its capital has been depleted and there is no reasonable prospect that it will be replenished in the absence of regulatory assistance. The Cross Guarantee thus enables the FDIC to assess a holding company's healthy FDIC members for the losses of any of such holding company's failed FDIC members. Cross Guarantee liabilities are generally superior in priority to obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates. Under FIRREA, failure to meet applicable capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the taking of "brokered deposits."

DIVIDENDS

  The Missouri banking laws impose certain limitations on the payment of dividends by Missouri state chartered banks as follows: (i) no dividends may be paid which would impair capital; (ii) until the surplus fund of a bank is equal to 40% of its capital no dividends may be declared unless there has been carried to the surplus account no less than one-tenth of its net profits for the dividend period; and (iii) dividends are payable only out of a bank's undivided profits. In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends which would constitute an unsafe and unsound banking practice.

CAPITAL ADEQUACY

  The federal banking agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities.

  The FRB and the FDIC have adopted risk-based capital guidelines for banks and bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the FRB has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-insured banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital (see descriptions of Tier 1 capital and Tier 2 capital below). Bank holding companies are required under such guidelines to deduct all intangibles except purchased mortgage servicing rights from capital.

  Tier 1 capital for bank holding companies includes common shareholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a FRB rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the FRB) and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above. Tier 2 capital includes: (i) the allowance for loan losses up to 1.25% of risk-weighted assets;
(ii) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

  Assets of banks and bank holding companies assets are given risk-weights of 0%, 20%, 50% or 100%, depending on the type of asset. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk-weight category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

  In assessing a bank's capital adequacy, the federal banking agencies also take into consideration market risk, i.e. the risk of loss from the change in value of assets and liabilities due to changes in interest rates, and may require an institution to increase its capital level to address such risk. The agencies have also adopted a policy statement that provides guidance to institutions on the management of interest rate risk. Due to Missouri State Bank's limited exposure to interest rate risk, these initiatives should not have a material effect on Missouri State Bank. See "--Proposed Regulations."

  The FRB also has implemented a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The FRB requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the FRB expects an additional cushion of at least 100 to 200 basis points.

  FDICIA also created a new system of supervisory actions indexed to the capital level of each insured depository institution. Under the implementing regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, which may be lowered by certain subjective factors including, less than satisfactory non-capital elements of the "CAMEL" rating resulting either from an examination or unsafe or unsound practices or conditions determined by an examination. Institutions which are deemed to be "undercapitalized" are subject to certain mandatory corrective actions depending on the category to which they are assigned.

  So long as Missouri State Bank has less than $150 million in assets and is the only bank subsidiary of its bank holding company, FRB regulations and policies will apply the capital requirements based on Bank-only capital and assets. However, if Missouri State Bank exceeds $150 million in assets or if the holding company acquires an additional bank, the FRB will apply the capital requirements to the holding company on a consolidated basis. As of June 30, 1996, Missouri State Bank and Community were in compliance with applicable capital ratio requirements based on the capital ratios of Missouri State Bank, as follows:



                                                AT
                                          JUNE 30, 1996
                                          -------------
                                              AMOUNT      RATIO
                                          --------------  ------
                                          (dollars in thousands)

       RISK BASED CAPITAL RATIOS:
       -------------------------

Tier 1 capital..........................         $ 5,483  11.33%
Minimum Tier 1 capital requirement......           1,936   4.00

Total capital...........................         $ 6,089  12.58%
Minimum total capital requirement.......           3,872   8.00

Risk-adjusted assets, net of
goodwill and excess allowance...........         $48,395

       LEVERAGE RATIO:
       --------------

Tier 1 capital..........................         $ 5,483   8.51%
Minimum leverage requirement............           1,932   3.00

Adjusted total assets, net of goodwill..         $64,409


MONETARY POLICY

  The earnings of a bank holding company are affected by the policies of regulatory authorities, including the FRB, in connection with the FRB's regulation of the money supply. Various methods employed by the FRB are open market operations in United States Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF ROOSEVELT FINANCIAL GROUP, INC.
                       AND COMMUNITY CHARTER CORPORATION


INTRODUCTION

     As a result of the Merger, holders of Community Common Stock, whose rights are presently governed by Missouri law and the Articles of Incorporation and Bylaws of Community (the "Community Articles" and the "Community Bylaws"), will become stockholders of Roosevelt, a Delaware corporation (other than shareholders who perfect dissenters' rights under Missouri law). Accordingly, their rights will be governed by the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation and Bylaws of Roosevelt (the "Roosevelt Certificate" and the "Roosevelt Bylaws").

    Certain differences in rights of stockholders arise from this change of governing law, as well as from distinctions between the Community Articles and Community Bylaws and the Roosevelt Certificate and Roosevelt Bylaws. The following is a brief description of those differences. This description does not purport to be a complete statement of all differences between the rights of stockholders of Community and Roosevelt. While Community and Roosevelt believe that all material differences are discussed, other differences may arise that may be deemed material. The following summary is qualified in its entirety by reference to the DGCL, the Missouri Act, the Community Articles and Community Bylaws and the Roosevelt Certificate and Roosevelt Bylaws.

    Each shareholder should carefully consider these differences, including provisions of the Roosevelt Certificate and Roosevelt Bylaws that may have an anti-takeover effect, in connection with the decision to vote for or against the adoption and approval of the Merger Agreement and the Merger.

CAPITAL STOCK

    The Community Articles authorize the issuance of 1,000,000 shares of common stock, $.10 par value per share. The Roosevelt Certificate authorizes the issuance of 90,000,000 shares of common stock, $.01 par value per share, 1,000,000 shares of Class I serial preferred stock, $.01 par value per share, and 2,000,000 shares of Class II serial preferred stock, no par value, and provides that the Roosevelt Board may issue any authorized shares from time to time and may fix the rights and preferences of the serial preferred stock, all without stockholder action. At August __, 1996, there were __________ shares of Roosevelt Common Stock, 1,000,000 shares of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series A (Class I) and 301,000 shares of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series F (Class II) issued and outstanding. As of the same date, there were 471,499 shares of Community Common Stock issued and outstanding.

PAYMENT OF DIVIDENDS

    Dividends paid on the Community Common Stock may be declared by the Community Board at any regular or special meeting, provided that such meeting has been duly called and that ion taken thereat has been properly taken. Dividends may be paid in cash, in property or in shares of Community's capital stock, subject to certain restrictions of the Missouri Act.

    Under the Roosevelt Bylaws, dividends upon the capital stock of Roosevelt may be declared by the Roosevelt Board at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Certain restrictions generally imposed on Delaware corporations may have an impact on Roosevelt's ability to pay dividends. The DGCL provides that dividends may be paid in cash, in property or in shares of Roosevelt's capital stock either out of the corporation's surplus (defined as the excess of the net assets of the corporation over the stated capital of the corporation) or, in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For additional limitations on Roosevelt's ability to pay dividends, see "Comparative Stock Prices and Dividend Information."

SPECIAL MEETINGS OF STOCKHOLDERS

  The Community Bylaws provide that special meetings of stockholders of Community for any purpose or purposes may be called by the chairman of the board, the president or any one or more directors. The Roosevelt Certificate and Roosevelt Bylaws provide that special meetings of stockholders of Roosevelt may be called only by the chairman of the board or the president and shall be called by either individual at the written request of a majority of the directors of Roosevelt then in office. Such request must state the purpose or purposes of the proposed meeting.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS

  The Roosevelt Bylaws provide that Roosevelt stockholders may make nominations for the election of directors by delivering written notice of such nominations to the secretary of Roosevelt at least 15 days prior to the date of the annual meeting of stockholders. Furthermore, if the Roosevelt Board fails to nominate candidates for the board at least 20 days prior to the annual meeting, then nominations may be made at the meeting by any stockholder entitled to vote and such nominations shall be voted upon. The Roosevelt Bylaws generally provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by the secretary of Roosevelt at least 20 days in advance of the meeting; provided, however, if less than 30 days' notice of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed. The stockholder's notice must include a brief description of the proposal, the stockholder's name and address and the class and number of shares owned of record by the stockholder. If a stockholder fails to comply with these advance notice requirements, no action will be taken on the proposal at the meeting.

  The Community Bylaws do not contain any advance notice requirements for nominations of directors or presentation of new business at meetings of stockholders.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

  Under Missouri law and Delaware law, written action of stockholders is permitted unless the articles or certificate of incorporation or bylaws of the corporation provide otherwise. Community's Bylaws provide that its stockholders may take action without a meeting by written consent of all stockholders entitled to vote on the action. Conversely, the Roosevelt Certificate provides that Roosevelt stockholders may take action only at an annual or a special meeting of stockholders, and not by written consent. Therefore, if a Roosevelt stockholder desired to take action by written consent, he or she would not be permitted to do so.

CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

  Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholder's shares of stock multiplied by the number of directors to be elected, and to distribute such votes in favor of one nominee or among two or more of the nominees to be elected. The Community Bylaws do not permit cumulative voting by stockholders of any class or series in the election of directors. Holders of Roosevelt Common Stock also are not permitted cumulative voting rights in the election of directors.

RIGHTS OF STOCKHOLDERS TO DISSENT

  Under Missouri law, stockholders of Community have dissenters' appraisal rights provided the dissenting shareholder files a written objection to the Merger with Community prior to or at the Special Meeting, does not vote in favor of the Merger and, within 20 days after the Effective Time of the Merger, makes written demand on Roosevelt for payment of the fair value of the shares held by the shareholder as of the day prior to the date of the Special Meeting. See "The Merger--Appraisal Rights." Under Delaware law, unless the certificate of incorporation of the corporation provides otherwise, no appraisal rights are accorded to stockholders of any corporation involved in a merger or consolidation if their stock is registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers (the "NASD"), or held of record by more than 2,000 stockholders or to stockholders of a constituent corporation surviving a merger if the merger does not require the approval of such stockholders, except that appraisal rights are provided to stockholders of a constituent corporation if they are required to accept as consideration anything other than (i) stock of the surviving or resulting corporation, (ii) stock registered on a national exchange or designated as a national market system security on an interdealer quotation system by the NASD, or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination of cash and stock of the types described in the foregoing clauses (i), (ii) and (iii). In addition, under Delaware law, no dissenters' appraisal rights exist with respect to sale of assets transactions. Roosevelt Common Stock is a national market system security traded on the Nasdaq National Market System and Roosevelt currently has more than 2,000 holders of record of Roosevelt Common Stock. Furthermore, the Roosevelt Certificate does not provide for dissenters' appraisal rights.

NUMBER AND TERM OF DIRECTORS

  The Community Articles provide that the number of directors shall consist of not less than three members as set forth in the Community Bylaws. The Roosevelt Certificate provides that the Roosevelt Board shall consist of not less than six nor more than 18 members, as set forth in the Roosevelt Bylaws. The Roosevelt Bylaws presently set the number of directors at ten persons.

  The Roosevelt Certificate and Roosevelt Bylaws require the Roosevelt Board to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

  The Community Articles and Community Bylaws do not require the Community Board to be divided into classes.

REMOVAL OF DIRECTORS

  The Missouri Act provides that any director of a corporation may be removed for cause by action of a majority of the entire board of directors if the director to be removed shall, at the time of removal, fail to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or shall be in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation. Notice of the proposed removal shall be given to all directors of the corporation prior to action thereon. The DGCL provides that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise. Under the Roosevelt Certificate, a member of the Roosevelt Board may be removed, but only for cause as defined under OTS regulations, by the affirmative vote of (i) not less than a majority of the directors then in office and (ii) the holders of not less than a majority of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. If less than the entire Roosevelt Board is to be removed, no individual director may be removed from office if the votes cast against the removal would be sufficient to elect a director if the shares were cumulatively voted at an election for the class of directors of which such director is a part. Therefore, Roosevelt stockholders are required to meet a lesser vote requirement to remove a member of the Roosevelt Board.

VACANCIES ON THE BOARD OF DIRECTORS

  Under the Community Articles and the Roosevelt Certificate and Roosevelt Bylaws, vacancies in the Community Board and the Roosevelt Board, respectively, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by the Board of Directors, acting by a vote of a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. The ability of the Board of Directors to fill vacancies created by newly created directorships resulting from an increase in the number of directors may have the effect of allowing the Board of Directors to retain control by creating and filling new directorships.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALES OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTIONS

  Under the Missouri Act, an agreement providing for the merger or consolidation, or the sale, lease or exchange of substantially all of the assets (not made in the usual or ordinary course of business) of Community must be approved by the holders of two-thirds of the outstanding shares of Community.
In addition, the Missouri Act contains a "business combination statute" which restricts certain "business combinations" between a Missouri corporation having 100 or more shareholders and substantial business contacts with Missouri and an "interested shareholder" or affiliates of the interested shareholder for a period of five years unless certain conditions are met. A "business combination" under the Missouri Act includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. The Missouri Act defines "interested shareholder" to include any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the Missouri Act, a business combination may occur during the five-year period if (i) prior to the stock acquisition by the interested shareholder, the board of directors approves the transaction in which the interested shareholder became such or approves the business combination in question, (ii) the holders of a majority of the outstanding voting stock, other than shares owned by the interested shareholder, approve the business combination; or (iii) the business combination satisfies certain detailed fairness and procedural requirements.

  The Missouri Act also contains a "control share acquisition statute" which provides that an "acquiring person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the acquiring person, to exercise or direct the exercise of (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of "control shares." If approval is not given, the acquiring person's shares lose the right to vote. The statute prohibits an acquiring person from voting his, her or its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both (i) a majority of the outstanding shares of voting stock, and (ii) a majority of the outstanding shares of voting stock after exclusion of "interested shares." "Interested shares" are defined as shares owned by the acquiring person, by directors who are also employees of the corporation, and by officers of the corporation. Shareholders receive dissenters' rights with respect to the vote on control share acquisitions and may demand payment of the fair value of their shares.

  In addition to the shareholder vote requirements of Missouri law, the Community Articles provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of Community entitled to vote in the election of directors (the "Voting Stock"), voting separately as a class, and the vote of at least a majority of Voting Stock, excluding all the shares of Voting Stock beneficially owned by an "interested shareholder" or an affiliate of an interested shareholder shall be required for the approval of any "business combination" unless certain conditions are met. The Community Articles define an "interested shareholder" as any person, firm, corporation or other entity which is the "beneficial owner" (as defined therein) of 10% or more of Voting Stock. A "business combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers, or consolidations, issuances of securities, liquidations or dissolutions of Community, reclassifications of securities or recapitalization of Community, between Community and an interested shareholder. If, however, a majority of the Community Board approves the business combination, the business combination is permitted to occur with only the two-thirds affirmative vote of the shareholders otherwise required under Missouri law.

  Under Delaware law, an agreement providing for the merger (other than a merger of the corporation with its 90%-owned subsidiary) or consolidation, the sale of substantially all of the assets, or the dissolution of Roosevelt must be approved by the holders of a majority of the outstanding shares of Roosevelt, except that no stockholder approval is required if Roosevelt is the corporation surviving any merger involving, among other things, the issuance of shares of Roosevelt amounting to 20% or less of the shares of Roosevelt Common Stock outstanding immediately prior to the transaction. One exception under Delaware law to the majority approval requirement applies to a stockholder owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of 66 2/3% of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to the board of director approval of the 15% stockholder's acquisition of the shares of the corporation. The holders of the voting stock of Roosevelt are subject to these increased voting requirements in connection with any such transaction involving an "interested stockholder" (the definition of which under Delaware law is similar to the definition of an "interested shareholder" under Missouri law) which can be construed as having an anti-takeover affect.

  In connection with certain "Business Combinations" (as defined below) and related transactions between Roosevelt and a "Related Person" (generally any person or entity who, together with affiliates, controls 10% or more of the outstanding shares of voting stock of Roosevelt), the Roosevelt Certificate requires the approval of the holders of at least 75% of Roosevelt's outstanding shares of voting stock voting as a single class unless the transaction is approved by the affirmative vote of at least 75% of the directors who are not affiliated with the Related Person and who were directors at the time the Related Person became a Related Person or unless certain fair price criteria are met. The Roosevelt Certificate defines "Business Combination" as: (i) any merger or consolidation of Roosevelt or any of its subsidiaries with or into any Related Person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Roosevelt having an aggregate fair market value of $1,000,000 or more; (iii) the issuance or transfer by Roosevelt of any shares of its voting stock or securities convertible into such shares (other than by way of a pro rata distribution to all stockholders) to a Related Person; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Roosevelt or any of its subsidiaries proposed, directly or indirectly, by or on behalf of a Related Person; (v) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person;
(vi) any merger or consolidation of Roosevelt with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the surviving or resulting entity has a provision in its governing instrument which is substantially identical to this provision of the Roosevelt Certificate; and
(vii) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described in this paragraph.


  The DGCL does not contain a statute similar to the control share acquisition statute of the Missouri Act.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

  The Missouri Act provides that the board of directors of a corporation may adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders, which may be either an annual or special meeting, except that the proposed amendment need not be adopted by the board of directors and may be directly submitted to any annual or special meeting of shareholders. Written notice setting forth the proposed amendment or a summary of the changes to be effected thereby shall be given to each shareholder of record entitled to vote thereon. The proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

  A proposed amendment to the articles of incorporation which provides that the control share acquisition statute does not apply to control share acquisitions of shares of a corporation shall be adopted upon receiving the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon.

  The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of each class of shares entitled to vote thereon as a class. The Roosevelt Certificate provides that the Certificate may be amended only if first approved by two-thirds of the directors then in office at a duly constituted meeting called expressly for that purpose and if thereafter approved by the affirmative vote of a majority of the total votes eligible to be cast at a duly constituted meeting of stockholders called expressly for that purpose, except that the affirmative vote of the holders of at least 75% of the total votes eligible to be cast at such meeting shall be required to amend, add to, change or repeal the provisions of the Roosevelt Certificate governing (i) Roosevelt's internal affairs, (ii) the calling of special meetings of stockholders, (iii) indemnification, (iv) limitation on the personal liability of directors, (v) approval for acquisitions of control and offers to acquire control, and (vi) amendment of the Roosevelt Certificate and that the provisions of the Roosevelt Certificate governing Business Combinations may be amended, added to, changed or repealed only as provided for therein.

  The Community Articles provide that the Community Bylaws may be amended or repealed either by the shareholders or by a vote of the majority of the directors then in office, provided that any such action by the Community Board may be rescinded or repealed, or may be prohibited as to any Bylaw or portion thereof, by the shareholders. The Community Bylaws may be amended by the vote of a majority of the Community Board except the provisions relating to the number, term, qualification and vacancies of the Community Board and amendment of the Bylaws. Amendment of such provisions requires the affirmative vote of at least 75% of the shareholders, unless the amendment has been approved by the affirmative vote or consent of at least 66 2/3% of the number of directors then authorized by, or in the manner provided in, the Bylaws, in which case requirement of a vote of at least 75% of the shareholders does not apply. The Roosevelt Certificate provides that the Roosevelt Bylaws may be amended or repealed by a two-thirds vote of the Roosevelt Board then in office at a meeting called expressly for such purpose or by the holders of at least 75% of the outstanding capital stock of Roosevelt entitled to vote thereon at a meeting called expressly for such purpose.

TRANSACTIONS WITH AFFILIATES

  Under Missouri law, no contract or transaction between a corporation and one or more of its directors, or between a corporation and another organization in which one or more of its directors is a director or officer or has a financial interest, shall be void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board of directors or committee thereof which authorizes the transactions, or solely because his vote is counted for such purpose, provided that the material facts of the relationship or interest of the parties to the transaction are either disclosed or are known to the board of directors or a committee thereof and the contract or transaction is authorized in good faith by a majority of the disinterested directors, a committee thereof or by a majority of the shareholders entitled to vote thereon, or, at the time of such authorization, the contract or transaction is fair and reasonable to the corporation as of the time it is authorized by the board of directors, committee thereof or shareholders. The DGCL and the Roosevelt Bylaws contain similar provisions.

INSPECTION OF BOOKS AND RECORDS

  Under Missouri law, any shareholder, in person or by attorney, may, during normal business hours, examine the books and records of Community, including the books and records of account (the amount of its assets and liabilities, minutes of the proceedings of its shareholders and board of directors, and the names and places of residence of its officers), and books and records that contain the number of shares subscribed, the names of the owners of the shares with the number of shares owned by them, respectively, the amount of shares paid and by whom, and the transfer of such shares with the date of transfer. Under Delaware law, any Roosevelt stockholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right during the usual hours of business to inspect for any proper purpose Roosevelt's stock ledger, a list of its stockholders and certain other books and records and to make copies or extracts therefrom.

LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

  The Community Articles provide that Community shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Community, by reason of the fact that such person is or was a director or officer of Community, or is or was serving at the request of Community as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Community, and, with respect to any criminal action or proceeding, had no reasonable cause to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Community, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  The Community Articles also provide that Community shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Community to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Community, or is or was serving at the request of Community as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Community, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Community unless and only to the extent that the court in which the action or suit was brought determined upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Delaware law provides corporations with broad indemnification powers. Such powers include the ability to provide forms of indemnification in addition to the type of indemnification set forth in the statute. Roosevelt has purchased insurance to protect its officers, directors and employees. Notwithstanding the foregoing, indemnification for liability under the federal securities laws may be considered void as against public policy. In addition, the Roosevelt Certificate eliminates a director's personal liability to Roosevelt or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Roosevelt or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with the Roosevelt Certificate, the authorization of indemnification shall be made by a majority vote of a quorum of directors who were not parties to actions, independent legal counsel (if a quorum of disinterested directors cannot be obtained or if authorized by the Roosevelt Board), by the stockholders, or in some situations, by a court. These provisions do not affect the availability of equitable remedies, such as an injunction or rescission, for a breach of fiduciary duty.


                                 LEGAL MATTERS

  The validity of the shares of Roosevelt Common Stock offered hereby will be passed upon for Roosevelt by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C. Certain other legal matters in connection with the Merger will be passed upon for Roosevelt by Silver, Freedman & Taff, L.L.P., and for Community by Armstrong, Teasdale, Schlafly & Davis.

                                    EXPERTS

  The consolidated financial statements of Roosevelt as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in Roosevelt's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Community as of December 31, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 included in this Proxy Statement/Prospectus have been included herein in reliance upon the report appearing herein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                              STOCKHOLDER MATTERS

  Community does not plan to hold a 1996 Annual Meeting of Stockholders if the Merger is consummated as contemplated by the Merger Agreement.

  As disclosed in the proxy materials for Roosevelt's 1996 Annual Meeting of Stockholders, in order to be eligible for inclusion in Roosevelt's proxy materials for the 1996 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the main office of Roosevelt, 900 Roosevelt Parkway, Chesterfield, Missouri 63017, no later than November 26, 1996. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                            INDEPENDENT ACCOUNTANTS

  Representatives of KPMG Peat Marwick LLP, Community's independent accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

  The Community Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy
Statement/Prospectus. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                           OF COMMUNITY CHARTER CORPORATION

                                          JAMES A. SAITZ
                                          President, Chief Executive Officer
                                           and Chairman of the Board

                         COMMUNITY CHARTER CORPORATION


                         INDEX TO FINANCIAL STATEMENTS

                                                                                        Page Number
                                                                                        -----------

CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT FOR THE
YEARS ENDED DECEMBER 31, 1995 AND 1994

Independent Auditors' Report of KPMG Peat Marwick LLP......................................  F-2
Consolidated Balance Sheets for the Years Ended December 31, 1995 and 1994.................  F-3
Consolidated Statements of Income for the Years Ended December 31, 1995 and 1994...........  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1995 and 1994...............................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1994.......  F-6
Notes to Consolidated Financial Statements for the Years Ended December 31, 1995 and 1994..  F-7


CONSOLIDATED FINANCIAL STATEMENTS FOR
THE SIX MONTHS ENDED JUNE 30, 1996

Interim Consolidated Balance Sheet for the Six Months Ended June 30, 1996 (unaudited)......  J-1
Interim Consolidated Statements of Income for the Six Months Ended
  June 30, 1996 and 1995 (unaudited).......................................................  J-2
Interim Consolidated Statements of Income for the Three Months Ended
  June 30, 1996 and 1995 (unaudited).......................................................  J-3
Interim Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996
  and 1995 (unaudited).....................................................................  J-4
Notes to Interim Consolidated Financial Statements for the Three and Six Months Ended
  June 30, 1996 and 1995 (unaudited).......................................................  J-5

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors and Stockholders
Community Charter Corporation:

We have audited the accompanying consolidated balance sheets of Community Charter Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Charter Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

March 15, 1996
St. Louis, Missouri

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1995 and 1994

                        Assets                               1995         1994
                        ------                               ----         ----

Cash and due from banks                                   $   516,796     750,383
Federal funds sold                                          2,480,000   3,795,000

Investments in debt and equity securities:
 Available for sale, at market value                       14,412,951   2,443,159
 Held to maturity, at amortized cost (market value of
  $4,683,389 and $10,224,479 at December 31, 1995 and
  1994, respectively)                                       4,524,173  10,646,170
                                                          -----------  ----------
   Total investments in debt and
    equity securities                                      18,937,124  13,089,329
                                                          -----------  ----------
Loans                                                      41,315,429  25,807,878
 Less allowance for loan losses                               664,714     597,417
                                                          -----------  ----------
   Loans, net                                              40,650,715  25,210,461
                                                          -----------  ----------
Premises and equipment                                        611,831     481,733
Accrued interest receivable                                   436,334     246,977
Other real estate owned                                        90,000     249,479
Excess of cost over fair value of net assets acquired         215,335     573,604
Other assets                                                  358,282     266,255
                                                          -----------  ----------
   Total assets                                           $64,296,417  44,663,221
                                                          ===========  ==========

   Liabilities and Stockholders' Equity
   ------------------------------------

Non-interest-bearing demand deposits                        8,880,695   6,745,124
Interest-bearing deposits:
 NOW and money market accounts                             10,513,590   8,098,198
 Savings accounts                                           1,537,074   1,779,394
 Time deposits $100,000 and over                            6,889,922   5,851,892
 Other time deposits                                       22,249,700  16,275,941
                                                          -----------  ----------
   Total deposits                                          50,070,981  38,750,549
Short-term borrowings                                       8,343,885     539,931
Other liabilities                                             352,241     576,497
                                                          -----------  ----------
   Total liabilities                                       58,767,107  39,866,977
                                                          -----------  ----------

Commitments and contingent liabilities

Stockholders' equity:
 Common stock - par value $.10; 1,000,000 shares
  authorized, 471,499 and 471,496 shares issued
  and outstanding at December 31, 1995 and 1994,
  respectively                                                 47,150      47,150
 Surplus                                                    4,669,432   4,653,899
 Retained earnings                                            768,191     162,012
 Unrealized gains (losses) on available-for-sale
  securities, net                                              44,537     (66,817)
                                                          -----------  ----------
   Total stockholders' equity                               5,529,310   4,796,244
                                                          -----------  ----------
   Total liabilities and stockholders'
    equity                                                $64,296,417  44,663,221
                                                          ===========  ==========

See accompanying notes to consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Income

                     Years ended December 31, 1995 and 1994




                                                  1995         1994
                                                  ----         ----
Interest income:
 Interest and fees on loans                    $3,318,491   1,202,226
 Interest and dividends on debt and equity
  securities                                      938,726     544,069
 Interest on federal funds sold                    87,645      47,061
 Interest on interest-bearing deposits in
  other financial institutions                      -          12,133
                                               ----------   ---------
   Total interest income                        4,344,862   1,805,489
                                               ----------   ---------
Interest expense:
 NOW and money market accounts                    395,407     128,443
 Savings accounts                                  49,178      34,330
 Time deposits $100,000 and over                  366,554     130,989
 Other time deposits                            1,095,684     429,259
 Short-term borrowings                             43,829      10,227
                                               ----------   ---------
   Total interest expense                       1,950,652     733,248
                                               ----------   ---------
   Net interest income                          2,394,210   1,072,241
Provision for loan losses                           -        (190,000)
                                               ----------   ---------
   Net interest income after
    provision for loan losses                   2,394,210   1,262,241
                                               ----------   ---------
Noninterest income:
 Service charges on deposit accounts              160,790      66,228
 Other service charges and fee income              47,650      24,703
 Loss on sale of debt securities                   (8,043)      -
 Other                                             37,982      25,893
                                               ----------   ---------
   Total noninterest income                       238,379     116,824
                                               ----------   ---------
Noninterest expense:
 Salaries and employee benefits                   935,595     473,976
 Occupancy                                        204,684     120,554
 Equipment                                         67,624      69,264
 FDIC insurance premiums                           50,380      59,343
 Consulting fees                                    -         190,000
 Other                                            407,832     221,494
                                               ----------   ---------
   Total noninterest expense                    1,666,115   1,134,631
                                               ----------   ---------
   Income before income tax expense               966,474     244,434
Income tax expense                                360,295      76,683
                                               ----------   ---------
   Net income                                  $  606,179     167,751
                                               ==========   =========

Share data:
 Average common shares outstanding                461,552     300,906
                                                  =======     =======
 Earnings per common share                     $     1.31         .56
                                                     ====         ===

See accompanying notes to consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                     Years ended December 31, 1995 and 1994

                                                                                  Unrealized
                                                                                    gains
                                                                                  (losses) on     Total
                               Common stock                                        available-     stock-
                            ------------------              Retained   Treasury     for-sale     holders'
                             Shares    Amount    Surplus    earnings     stock     securities     equity
                            --------  --------  ----------  ---------  ---------  ------------  ----------

Balance, Decem-
   ber 31, 1993              10,000    $ 1,000     99,000     (5,739)      -             -         94,261

Net income                     -           -        -        167,751       -             -        167,751

Issuance of common
   stock                    461,498     46,150  4,554,919       -          -             -      4,601,069

Retirement of common
   stock                         (2)       -          (20)      -          -             -            (20)

Change in unrealized
   gains (losses) on
   available-for-sale
   securities, net             -           -        -           -          -          (66,817)    (66,817)
                            -------   --------  ---------   --------   --------   -----------   ---------

Balance, Decem-
   ber 31, 1994             471,496     47,150  4,653,899    162,012       -          (66,817)  4,796,244

Net income                     -           -        -        606,179       -             -        606,179

Purchase of treasury
   stock (33,500 shares)       -           -        -           -      (353,675)         -       (353,675)

Issuance of treasury
   stock (33,500 shares)       -           -       15,499       -       353,675          -        369,174

Issuance of common
   stock                          3        -           34       -          -             -             34

Change in unrealized
   gains (losses) on
   available-for-sale
   securities, net             -           -        -           -          -          111,354     111,354
                            -------   --------  ---------   --------   --------   -----------   ---------

Balance, Decem-
   ber 31, 1995             471,499    $47,150  4,669,432    768,191       -           44,537   5,529,310
                            =======   ========  =========   ========   ========   ===========   =========

See accompanying notes to consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                     Years ended December 31, 1995 and 1994

                                                                  1995          1994
                                                              -------------  -----------
Cash flows from operating activities:
 Net income                                                   $    606,179      167,751
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Net amortization and accretion of debt securities               (79,945)     (54,428)
   Loss on sale of debt and equity securities                        8,043        -
   Amortization of the cost over fair value of net assets
    acquired                                                        29,845       21,402
   Depreciation and amortization                                    52,128       59,592
   Provision for loan losses                                         -         (190,000)
   Provision for deferred income taxes                             166,880       76,683
   Increase in accrued interest receivable                        (189,357)     (55,210)
   Net (gain) loss on other real estate owned                        6,109         (534)
   Other operating activities, net                                (177,683)     285,675
                                                              ------------   ----------
     Net cash provided by operating activities                     422,199      310,931
                                                              ------------   ----------
Cash flows from investing activities:
 Purchases of held-to-maturity securities                       (2,046,527)  (2,520,781)
 Purchases of available-for-sale securities                     (8,118,973)       -
 Proceeds from sales of available-for-sale securities            4,273,178        -
 Proceeds from maturities of and principal payments on
  held-to-maturity securities                                      250,727      356,977
 Increase in loan originations, net                            (15,518,289)  (6,121,082)
 Recoveries of loans previously charged off                         78,035       14,565
 Purchases of premises and equipment                              (182,226)     (19,372)
 Proceeds from sale of other real estate owned                     154,082      221,237
 Capitalized expenses on other real estate owned                      (712)     (23,682)
 Cash and cash equivalents acquired in acquisition of
  subsidiary bank, net of cash paid                                  -        1,982,519
                                                              ------------   ----------
     Net cash used in investing activities                     (21,110,705)  (6,109,619)
                                                              ------------   ----------
Cash flows from financing activities:
 Net increase (decrease) in non-interest-bearing deposits        2,135,571     (488,755)
 Net increase in interest-bearing deposits                       9,184,861    6,778,155
 Net increase in short-term borrowings                           7,803,954      212,023
 Net proceeds from sale of common stock                                 34    3,772,309
 Retirement of common stock                                          -              (20)
 Purchase of treasury stock                                       (353,675)       -
 Proceeds from issuance of treasury stock                          369,174        -
                                                              ------------   ----------
     Net cash provided by financing activities                  19,139,919   10,273,712
                                                              ------------   ----------
     Net increase (decrease) in cash and cash
      equivalents                                               (1,548,587)   4,475,024
Cash and cash equivalents, beginning of year                     4,545,383       70,359
                                                              ------------   ----------
Cash and cash equivalents, end of year                        $  2,996,796    4,545,383
                                                              ============   ==========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                    $  1,880,761      698,428
  Income taxes                                                     113,000       48,500
                                                              ============   ==========
 Noncash transactions:
  Transfers to other real estate owned in settlement
   of loans                                                   $      -          189,000
  Transfers of securities to available for sale                  8,254,566        -
  Transfers of securities to held to maturity                      201,314        -
  Issuance of common stock in conjunction with acquisition
   of subsidiary bank                                                -          828,760
                                                              ============   ==========

See accompanying notes to consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994



(1)  Organization and Business Combination
     -------------------------------------

   Community Charter Corporation (the Company) was formed as a holding company in August 1993 with the express intention of acquiring Missouri State Bank and Trust Company (the Bank), which occurred during May 1994, and acquiring other banking institutions. The Company had no substantive operating assets or operating activities for the period from inception through December 31, 1993.

   On May 31, 1994, the Company acquired all of the outstanding common stock of Missouri State Bank and Trust Company. The acquisition was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of the Bank were adjusted to their estimated fair values on that date. The total purchase price of $1,682,045 consisted of $853,285 of cash paid and $828,760 of the Company's common stock (82,876 shares). The Bank's total purchase price was allocated to its assets and liabilities as follows:

         Total purchase price                               $ 1,682,045
         Less net asset value of the Bank at acquisition     (1,376,495)
         Adjustments to the Bank's historical carrying
            values of:
              Investments in debt securities                    512,896
              Other assets                                     (253,225)
                                                            -----------
         Excess of cost over fair value of net assets
            acquired (goodwill)                             $   565,221
                                                            ===========

   Simultaneous with the purchase of the Bank, the Company contributed
     $1,813,169 of capital to the Bank. In addition, the Company contributed another $604,786 of available capital to the Bank subsequent to acquisition.

   In conjunction with the purchase of the Bank, the Company entered into an agreement with the former majority stockholder for independent consulting services in the collection of certain specified loans. In accordance with the terms of that agreement, the stockholder fulfilled his obligations and the Company paid $190,000 in January 1995 that was included in noninterest expenses in the accompanying consolidated statement of income for the year ended December 31, 1994. The Company has no further obligations under this agreement.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

   The Company provides a full range of banking services through the Bank to individual and corporate customers located within St. Louis, Missouri, and the surrounding communities. The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial products in the markets served by the Company. Additionally, the Company is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

   The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing the


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Estimates which are particularly susceptible to significant change in a short period of time relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of amounts due from borrowers on loans. Actual results may differ from those estimates.

   The more significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized as follows:

     Basis of Consolidation
     ----------------------
     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

     Investment Securities
     ---------------------

     The Company classifies its debt securities in one of the following categories: available for sale or held to maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

     In November 1995, the Financial Accounting Standards Board (FASB) issued a
       Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Special Report). Due to uncertainties surrounding the regulatory capital treatment for unrealized gains and losses on available-for-sale securities at the time Statement 115 was required to be implemented, the Special Report was issued to allow all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remaining held-to-maturity securities. Those securities transferred are accounted for prospectively under Statement 115. These transfers were only allowed during the period from the date of issuance of the Special Report through December 31, 1995. The Company transferred certain securities in December 1995 as discussed in note 4.

     Transfers of securities between categories subsequent to purchase are recorded at fair value at the date of transfer. Unrealized gains and losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of stockholders' equity. The unrealized gains and losses included in the separate component of stockholders' equity for securities

                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       transferred from the available-for-sale category to the held-to-maturity category are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield using the interest method.

     A decline in the market value of any security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

     Loans
     -----
     Interest on loans is credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in management's judgment, payment of principal or interest is in doubt. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

     Loan origination fees and costs, which management considers to be insignificant, are recognized as incurred.

     The Company adopted the provisions of Statement of Financial Accounting
       Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS
       114), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (SFAS 118), on January 1, 1995.

     SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Management has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for loan losses.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses is available to absorb loan charge-offs. The allowance for loan losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessing collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

     Management believes the allowance for loan losses is adequate to absorb possible loan losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses of the Company. Such agencies may require the Company to increase the allowance for loan losses based on their judgment about information available to them at the time of their examinations.

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost, less accumulated depreciation and amortization computed using the straight-line method over their respective estimated useful lives.

     Other Real Estate Owned
     -----------------------

     Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate loans for which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded on an individual asset basis at the lower of current fair value minus estimated selling costs, or fair value at the time of acquisition. If the fair value minus estimated selling costs is less than cost, the deficiency is recorded in a valuation reserve account through a provision charged to expense. Subsequent increases in the fair value minus estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.

     Gains and losses resulting from the sale of other real estate owned are credited or charged to current period earnings. Costs of maintaining and operating other real estate owned are expensed as incurred and expenditures to complete or improve other real estate owned properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     Excess of Cost Over Fair Value of Net Assets Acquired (Goodwill)
     ----------------------------------------------------------------

     The excess of cost over the fair value of the net assets acquired
       (goodwill) of $565,221 is being amortized to noninterest expense on a straight-line basis over 15 years. At the time of acquisition of the Bank, there were certain unresolved contingencies relating to the collection of certain loans. These contingencies were resolved in December 1994, which resulted in the establishment of an additional $100,000 in goodwill on that date. During the years ended December 31, 1995 and 1994, the Company reduced goodwill by $328,000 and $76,000, respectively, as a result of the utilization of acquired deferred tax assets.

     Fair Value Purchase Adjustments
     -------------------------------

     Assets and liabilities acquired in the purchase of the Bank were recorded at their estimated fair value at the date of acquisition. The premiums and discounts related to fair value adjustments are amortized to income using a method which approximates the interest method over their remaining estimated lives.

     Income Taxes
     ------------

     The Company and the Bank file a consolidated income tax return.  The
       Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     Stock-Based Compensation
     ------------------------

     In October 1995, the FASB issued Statement of Financial Accounting
       Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which established financial accounting and reporting standards for stock-based employee compensation plans, including the Company's nonqualified stock option plan. SFAS 123 defines a fair value based method of accounting for an employee stock option and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, SFAS 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to continue to account for stock-based compensation under Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied.


     Under the fair value based method prescribed in SFAS 123, compensation cost is measured at the grant date based on the value of the award, as determined using an option-pricing model, and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method of Opinion 25, compensation cost is the excess, if


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

     SFAS 123 is effective for financial statements for fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25, upon the effectiveness of SFAS 123, must include the effects of all awards granted in fiscal years that begin after December 15, 1994. The Company anticipates electing to continue its current accounting for stock-based compensation and, accordingly, does not believe SFAS 123 will have a material effect on the consolidated financial statements of the Company.

     Cash Flow Information
     ---------------------
     For purposes of the consolidated statements of cash flows, the Company considers cash and amounts due from banks and federal funds sold to be cash and cash equivalents.

     Reclassifications
     -----------------
     Certain 1994 amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on previously reported net income.

(3)  Restrictions on Cash and Due-From-Bank Accounts
     -----------------------------------------------

     The Company is required to maintain certain daily reserve balances with the Federal Reserve Bank in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 1995 and 1994 were $164,000 and $91,000, respectively.

(4)  Investments in Debt and Equity Securities
     -----------------------------------------

     During December 1995, the Company transferred $8,254,566 of securities classified as held to maturity to available for sale under the terms of the Special Report issued by the FASB in November 1995. Additionally, the Company transferred $201,314 of securities classified as available for sale to held to maturity during this time.

     Debt and equity securities available for sale as of December 31, 1995 and 1994 are as follows:


                                                1995
                                 -------------------------------------------
                                                Gross     Gross
                                               unreal-   unreal-  Estimated
                                  Amortized     ized      ized      market
                                     cost       gains    losses     value
                                 ------------  -------  --------  ----------

     U.S. Treasury securities     $ 6,382,807   47,267   (1,598)   6,428,476
     U.S. government agencies
        and corporations            7,828,963   31,188   (9,376)   7,850,775
     FHLB stock                       133,700      -        -        133,700
                                 ------------   ------  -------   ----------
                                  $14,345,470   78,455  (10,974)  14,412,951
                                 ============   ======  =======   ==========


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                                 1994
                                   -----------------------------------------
                                                 Gross    Gross
                                                unreal-  unreal-   Estimated
                                    Amortized    ized      ized     market
                                      cost       gains    losses     value
                                   -----------  -------  --------  ---------

     U.S. Treasury securities       $1,717,121      -    (24,777)  1,692,344
     U.S. government agencies
        and corporations               593,956      -    (34,115)    559,841
     Mortgage-backed securities        198,899      -     (7,925)    190,974
                                   -----------  -------  -------   ---------
                                    $2,509,976      -    (66,817)  2,443,159
                                   ===========  =======  =======   =========

   Debt and equity securities classified as available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                                       Estimated
                                                                    Amortized                           market
                                                                      cost                               value
                                                                      ----                               -----

     Due in one year or less                                       $ 6,910,876                          6,928,535
     Due after one year through five years                           7,300,894                          7,350,716
     FHLB stock                                                    $   133,700                            133,700
                                                                   ----------                         ----------
                                                                   $14,345,470                         14,412,951
                                                                   ===========                         ==========



   Debt securities classified as held to maturity as of December 31, 1995 and 1994 are as follows:


                                                                                                           1995
                                                                                     -----------------------------------------------

                                                                                                      Gross       Gross
                                                                                                     unreal-     unreal-  Estimated
                                                                                      Amortized        ized       ized      market
                                                                                         cost         gains      losses     value
                                                                                     ------------  ------------  -------  ----------

     Obligations of states and
     political subdivisions                                                            $  174,289         6,187      -       180,476
     Corporate debt obligations                                                         1,188,856        29,285      -     1,218,141
     Mortgage-backed securities                                                         3,161,028       123,744      -     3,284,772
                                                                                       ----------   -----------  -------  ----------

                                                                                       $4,524,173       159,216      -     4,683,389
                                                                                       ==========   ===========  =======  ==========


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                                                      1994
                                   ------------------------------------------
                                                 Gross    Gross
                                                unreal-  unreal-   Estimated
                                    Amortized    ized     ized       market
                                       cost      gains   losses      value
                                   ------------  -----  ---------  ----------

     U.S. Treasury securities       $ 2,501,440    -     (72,540)   2,428,900
     U.S. government agencies
        and corporations              4,137,227  3,238  (106,702)   4,033,763
     Obligations of states and
        political subdivisions           38,791    -      (1,490)      37,301
     Corporate debt obligations         792,833    -     (21,594)     771,239
     Mortgage-backed securities       3,175,879    -    (222,603)   2,953,276
                                    -----------  -----  --------   ----------
                                    $10,646,170  3,238  (424,929)  10,224,479
                                    ===========  =====  ========   ==========

   Debt securities classified as held to maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                            Estimated
                                                Amortized    market
                                                  cost        value
                                               -----------  ---------

     Due in one year or less                    $   10,058     10,065
     Due after one year through five years       1,208,638  1,238,319
     Due after five years through ten years        334,484    342,386
     Due after ten years                         2,970,993  3,092,619
                                                ----------  ---------
                                                $4,524,173  4,683,389
                                                ==========  =========

   Debt securities with carrying amounts aggregating $13,441,973 and $4,357,470 at December 31, 1995 and 1994, respectively, were pledged to secure public funds and for other purposes as required by law.

   Proceeds from sales of debt securities during 1995 were $4,273,178. Gross gains of $11,221 and gross losses of $19,264 were recognized on those sales. There were no sales of debt and equity securities during 1994.

   As members of the Federal Home Loan Bank System administered by the Federal
     Housing Finance Board, the Bank is required to maintain investments in capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by dwelling units at the beginning of each year or .3% of the total assets of the Bank. The stock is recorded at cost, which represents redemption value.



                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(5)  Loans
     -------

   A summary of loans, by classification, as of December 31, 1995 and 1994 is as follows:


                                           1995         1994
                                       ------------  ----------

     Commercial                         $15,216,215  11,035,061
     Real estate                         24,410,270  13,514,105
     Installment and other consumer       1,688,944   1,258,712
                                        -----------  ----------
                                        $41,315,429  25,807,878
                                        ===========  ==========

   The Company grants commercial, real estate, installment, and other consumer loans to customers located within St. Louis, Missouri, and the surrounding communities. As such, the Company is susceptible to changes in the economic environment in St. Louis, Missouri, and the surrounding communities. The Company does not have a concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate within the Company's market areas. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

   Loans to officers and directors and loans made to corporations or partnerships in which officers and directors hold a beneficial interest as stockholders, officers, or directors aggregated $2,645,750 and $2,212,564 at December 31, 1995 and 1994, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 1995 is as follows:


         Balance, December 31, 1994                                    $2,212,564
         New loans and advances                                           743,230
         Payments received                                               (123,904)
         Other                                                           (186,140)
                                                                       ----------
         Balance, December 31, 1995                                    $2,645,750
                                                                       ==========


   An analysis of the activity in the allowance for loan losses for the years ended December 31, 1995 and 1994 follows:

                                                                                      1995       1994
                                                                                      ----       ----
         Balance at beginning of year                                              $  597,417       -
         Acquisition of subsidiary bank                                                  -       897,137
         Provision credited to operations                                                -      (190,000)
         Loans charged off                                                            (10,737)  (124,285)
         Recoveries of loans previously charged off                                    78,034     14,565
                                                                                   ----------   --------
         Balance at end of year                                                    $  664,714    597,417
                                                                                   ==========   ========

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   A summary of nonaccrual and impaired loans at December 31, 1995 follows:



                                                      Allowance    Impaired
                                                      for loan    loans with
                           Impaired loans    Total    losses on   no related
       Nonaccrual           continuing to   impaired  impaired   allowance for
          loans            accrue interest   loans      loans     loan losses
          -----            ---------------   -----      -----     -----------

       $ 249,687               116,092      365,779     54,867         -
       =========               =======      =======     ======      ========


   The average balance of impaired loans during 1995 was approximately $250,000.
     As of January 1, 1995, the Company had impaired loans of $250,487, for which specific reserves of $37,573 were allocated.

   A summary of interest income on nonaccrual and other impaired loans for the year ended December 31, 1995 follows:


                                                Impaired
                                                 loans
                                       Non-    continuing
                                     accrual   to accrue
                                      loans     interest   Total
                                     --------  ----------  ------

     Income recognized               $   -       10,530    10,530
     Interest income had interest
        accrued                       26,089     10,530    36,619
                                     ========  ==========  ======

    At December 31, 1994, the Company's subsidiary bank had loans on a nonaccrual basis totaling $250,487. If interest on these loans had been accrued, such income would have amounted to $13,504 for the year ended December 31, 1994.


(6) Premises and Equipment
    ----------------------

    A summary of premises and equipment as of December 31, 1995 and 1994 is as follows:


                                            1995      1994
                                            ----      ----

         Land                              $100,000  100,000
         Buildings and improvements         395,537  358,542
         Furniture and equipment            228,014   82,783
                                           --------  -------
                                            723,551  541,325
         Less accumulated depreciation
            and amortization                111,720   59,592
                                           --------  -------
                                           $611,831  481,733
                                           ========  =======

   Depreciation and amortization of premises and equipment included in operating expenses amounted to $52,128 and $59,592 for the years ended December 31, 1995 and 1994, respectively.

                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

   The Company leases its main operating facility under a noncancellable operating lease expiring in 2002. Rent expense amounted to $145,080 and $84,630 during the years ended December 31, 1995 and 1994, respectively. Future minimum rentals under the lease are as follows:


                  1996                                            $  109,080
                  1997                                               109,080
                  1998                                               109,080
                  1999                                               109,080
                  2000                                               109,080
                  2001 and thereafter                                118,170
                                                                  ----------
                                                                  $  663,570
                                                                  ==========


(7)  Short-Term Borrowings
     ---------------------

     A summary of short-term borrowings as of December 31, 1995 and 1994 is as follows:

                                                                           1995      1994
                                                                           ----      ----
       Treasury tax and loan notes                                      $   35,595  211,559
       Securities sold under agreements
          to repurchase                                                  8,308,290  328,372
                                                                        ----------  -------
                                                                        $8,343,885  539,931
                                                                        ==========  =======

   Treasury tax and loan notes consist of amounts borrowed under the note option plan relating to the treasury tax and loan accounts with the Federal Reserve Bank of St. Louis.

   The Company has entered into three overnight repurchase agreements with customers for which the Company has pledged debt securities with a book value of $8,702,343 and a fair value of $8,810,443 at December 31, 1995. The weighted average interest rate on these borrowings was 4.15% at December 31, 1995. The average principal balance of these borrowings was $651,299 during 1995, and the maximum amount outstanding at any month-end was $8,308,290.

(8)  Income Taxes
     ------------
     Components of income tax expense for the years ended December 31, 1995 and 1994 are as follows:


                              1995     1994
                              ----     ----

        Current             $193,415     -
        Deferred             166,880  76,683
                            --------  ------
                            $360,295  76,683
                            ========  ======

                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


   A reconciliation of reported income tax expense to income tax expense computed by applying the federal statutory rate of 34% to income before income tax expense for the years ended December 31, 1995 and 1994 is as follows:


                                                1995       1994
                                                ----       ----

          Computed income tax expense          $328,601   83,108
          Amortization of goodwill               10,147    7,277
          Other, net                             21,547  (13,702)
                                               --------  -------
                Federal income tax expense     $360,295   76,683
                                               ========  =======

   The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities as of December 31, 1995 and 1994 are presented below:


                                                     1995      1994
                                                     ----      ----
     Deferred tax assets:
        Net operating loss carryforwards            $116,819  211,000
        Loans, principally due to allowance
          for loan losses                             88,061   91,592
        Tax basis over book basis in debt and
          equity securities                           68,203  152,554
        Other real estate owned                       34,357   44,900
        Unrealized loss on securities available
          for sale                                      -      22,718
        Other                                         18,529    8,989
                                                    --------  -------
                Gross deferred tax assets            325,969  531,753
        Less valuation allowance                     116,819  455,245
                                                    --------  -------
                Total deferred tax assets            209,150   76,508
                                                    --------  -------
     Deferred tax liabilities:
        Premises and equipment, primarily
          due to depreciation                         60,322   76,508
        Unrealized gain on securities available
          for sale                                    22,944     -
                                                    --------  -------
                Total gross deferred tax
                  liabilities                         83,266   76,508
                                                    --------  -------
                Net deferred tax asset              $125,884     -
                                                    ========  =======

   A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has established a valuation allowance for the deferred tax assets that, due to the extended period of realization and the recent operating history of the Company, management believed did not meet the criteria for recognition. In the event the net deferred tax assets for which a valuation allowance has been provided are subsequently realized, these benefits would first be applied to reduce goodwill and then to reduce income tax expense. During the years ended December 31, 1995 and 1994, approximately $328,000 and $76,000, respectively, of deferred tax benefit was applied to reduce recorded goodwill.



                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $344,000. If unused, such carryforwards will expire in 2006 through 2009. The majority of the net operating losses are subject to the annual limitation on the amount of any loss carryforward that can be used to offset federal taxable income under the applicable tax regulations.

(9)  Employee Benefits
     -----------------

     The Company sponsors a contributory 401k profit-sharing plan with provisions for Company-matching contributions. Essentially all employees meeting certain age and service requirements are eligible to participate in the plan. The amount charged to expense for contributions to the plan for the years ended December 31, 1995 and 1994 was $8,037 and $1,588, respectively.

     In October 1994, a nonqualified stock option plan was adopted by the Company's Board of Directors under which options to purchase up to 95,000 shares of common stock can be granted to certain executive officers and directors of the Company. On October 12, 1994, the Board of Directors granted options to purchase 75,000 shares, which have an exercise price of $10 per share. The options vest over a three-year period and expire 10 years from the date of grant. During 1995, 5,000 shares have been forfeited, leaving 25,000 shares available for future grants. As of December 31, 1995, no options have been exercised.

(10) Regulatory Matters and Administrative Order
     -------------------------------------------

     The Company is subject to regulations by regulatory authorities which require the maintenance of minimum capital requirements and limit the amount of dividends payable by the Company. The Company, as a state-chartered bank, is subject to regulation by the Federal Deposit Insurance Corporation (the FDIC) and the State of Missouri Division of Finance.

     On January 23, 1995, the Company entered into an order (the Order) with the FDIC which superseded a previously established 1992 order. The Order requires, among other things: appointment of a compliance officer, development of a written compliance program, and the institution of a compliance review process. Management believes it has achieved substantial compliance with the terms of the Order and that the Order will not restrict future operations.

(11) Disclosures About Financial Instruments
     ---------------------------------------

     Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both: (1) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments with the second entity; and (2) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments with the first entity.

                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for its financial instruments included on the balance sheets.

     The contractual amount of commitments to extend credit and standby letters of credit as of December 31, 1995 and 1994 are as follows:


                                          1995        1994
                                       -----------  ---------

       Commitments to extend credit     $8,111,981  3,290,555
       Standby letters of credit           568,444    533,200
                                        ==========  =========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Of the total commitments to extend credit at December 31, 1995, $845,483 represents fixed rate loan commitments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, premises and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(12) Fair Value of Financial Instruments
     -----------------------------------

     At December 1995, the Company adopted the provisions of Statement of Financial Accounting Standards 107, Disclosures About Fair Value of Financial Instruments. SFAS 107 extends existing fair value disclosure for some financial instruments by requiring disclosure of the fair value of such financial instruments, both assets and liabilities recognized and not

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       recognized in the consolidated balance sheets. The fair value estimates of the Company's financial instruments and the methods and assumptions used in determining these values at December 31, 1995 are set forth below:


                                              Carrying    Estimated
                                               amount     fair value
                                               ------     ----------
       Balance sheet assets:
          Cash and due from banks            $   516,796     516,796
          Federal funds sold                   2,480,000   2,480,000
          Investments in debt and equity
            securities:
              Available for sale              14,412,951  14,412,951
              Held to maturity                 4,524,173   4,683,389
          Loans, net                          40,650,715  40,702,419
          Accrued interest receivable            436,334     436,334
                                             ===========  ==========

       Balance sheet liabilities:
          Deposits                           $50,070,981  50,350,306
          Short-term borrowings                8,343,885   8,343,885
          Accrued interest payable               218,616     218,616
                                             ===========  ==========

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

     Cash and Due From Banks, Federal Funds Sold, Accrued Interest
     -----------------------------------------------------------------
        Receivable, Short-Term Borrowings, and Accrued Interest Payable
      -----------------------------------------------------------------
     The carrying values reported in the consolidated balance sheets approximate fair values, due to the demand or short-term nature of these instruments.

     Investments in Debt and Equity Securities
     -----------------------------------------

     Fair values of securities are based upon quoted market prices where available. If quoted market prices are not available, fair values were based upon quoted market prices of comparable instruments.

     Loans, Net
     ----------

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming status.

     For the various homogeneous categories of performing loans, the fair value is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     The fair value of nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the loan. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market and specific borrower information.


                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Deposits
       --------

       The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, NOW and money market accounts, and savings accounts, is equal to the amounts payable on demand as of December 31, 1995. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

       Commitments to Extend Credit and Standby Letters of Credit
       ----------------------------------------------------------

       The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the parties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates. Accordingly, no premium or discount is offered thereon and fair values for such instruments have not been assigned for purposes of this disclosure as they are considered immaterial.

       Limitations
       -----------

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(13)  Litigation
      ----------

     Various legal claims have arisen during the normal course of business which, in the opinion of management after discussion with legal counsel, will not result in any material liability to the Company.

(14) Parent Company Financial Information
     ------------------------------------

     Subsidiary bank dividends are the principal source of funds for payment of dividends by the Company to its shareholders. Both federal and state laws impose restrictions on the ability of the subsidiary bank to pay dividends.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

   Following are condensed balance sheets as of December 31, 1995 and 1994 and the related condensed schedules of income and cash flows for each of the years in the two-year period ended December 31, 1995 of the Company (parent company only):


                                                         Years ended
                                                         December 31,
                                                         ------------
         Condensed Schedules of Income                1995          1994
         -----------------------------                ----          ----

Assets:
 Cash                                               $  145,284      522,754
 Investment in subsidiary bank                       5,021,158    3,834,433
 Excess of cost over fair value of net assets
  acquired                                             215,335      573,604
 Other assets                                          147,533      158,952
                                                    ----------   ----------
    Total assets                                    $5,529,310    5,089,743
                                                    ==========   ==========
Liabilities - accounts payable and accrued
 expenses                                                -          293,499
Total stockholders' equity                           5,529,310    4,796,244
                                                    ----------   ----------
    Total liabilities and
     stockholders' equity                           $5,529,310    5,089,743
                                                    ==========   ==========


                                                         Years ended
                                                         December 31,
                                                         ------------
         Condensed Schedules of Income                1995          1994
         -----------------------------                ----          ----

Revenue - interest income                         $     8,609        51,281
                                                  -----------    ----------
    Total revenue

Expenses:
 Consulting expense                                      -          190,000
 Other operating expense                               40,308        26,516
                                                  -----------    ----------
    Total expenses                                     40,308       216,516
                                                  -----------    ----------

    Loss before income tax benefits
     and equity in undistributed
     net income of subsidiary bank                    (31,699)     (165,235)
Income tax benefits                                    10,778        58,131
                                                  -----------    ----------
                                                      (20,921)     (107,104)
Equity in undistributed net income of
 subsidiary bank                                      627,100       274,855
                                                  -----------    ----------

    Net income                                      $ 606,179       167,751
                                                  ===========    ==========




                                                                     (Continued)

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


                                                         Years ended
                                                         December 31,
                                                         ------------
         Condensed Schedules of Income                1995          1994
         -----------------------------                ----          ----

Cash and cash equivalents at beginning of year      $  522,754       70,359

Cash flows from operating activities:
 Net income                                            606,179      167,751
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Amortization of goodwill                             29,845       21,402
   Undistributed earnings of subsidiary bank          (627,100)    (274,855)
   Other, net                                         (311,927)      37,048
                                                    ----------   ----------
    Total adjustments                                 (909,182)    (216,405)
                                                    ----------   ----------
    Net cash used in operating
     activities                                       (303,003)     (48,654)
                                                    ----------   ----------

Cash flows from investing activities:
 Acquisition of subsidiary bank                              -     (853,285)
 Capital injections in subsidiary bank                 (90,000)  (2,417,955)
                                                    ----------   ----------

    Net cash used in investing
     activities                                        (90,000)  (3,271,240)
                                                    ----------   ----------

Cash flows from financing activities:
 Net proceeds from the sale of common stock                 34    3,772,309
 Retirement of common stock                                  -          (20)
 Purchase of treasury stock                           (353,675)       -
 Proceeds from issuance of treasury stock              369,174        -
                                                    ----------   ----------
    Net cash provided by financing
     activities                                         15,533    3,772,289
                                                    ----------   ----------

    Net increase (decrease) in cash
     and cash equivalents                             (377,470)     452,395
                                                    ----------   ----------
Cash and cash equivalents at end of year            $  145,284      522,754
                                                    ==========   ==========

(15) Event (Unaudited) Subsequent to the Date of the Independent Auditors'
     ---------------------------------------------------------------------
     Report
     ------

     On April 16, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization with Roosevelt Financial Group, Inc. (Roosevelt) to merge Community Charter Corporation into Roosevelt. At December 31, 1995, Roosevelt had total assets of approximately $9.01 billion. The merger agreement with Roosevelt will be effected through a stock-for-stock exchange. The merger is contingent upon approval of various regulatory agencies and the stockholders of Community Charter Corporation and the Federal Reserve Bank under the Agreement. If approved, the merger is expected to close by the third quarter of 1996.

                 COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                       Interim Consolidated Balance Sheet

                                 June 30, 1996

                                  (Unaudited)



                                     Assets
                                     ------

Cash and due from banks                                              $ 1,988,289
Federal funds sold                                                     1,445,000

Investments in debt and equity securities:
   Available for sale, at market value                                10,828,351
   Held to maturity, at amortized cost (market value of
    $4,517,691)                                                        4,478,424
                                                                     -----------
                     Total investments in debt and equity
                      securities                                      15,306,775
                                                                     -----------
Loans                                                                 44,603,155
   Less allowance for loan losses                                        694,532
                                                                     -----------
                     Loans, net                                       43,908,623
                                                                     -----------
Premises and equipment                                                   759,341
Accrued interest receivable                                              435,329
Other real estate owned                                                   90,000
Excess of cost over fair value of net assets acquired                     93,236
Other assets                                                             640,615
                                                                     -----------
                     Total assets                                    $64,667,208
                                                                     ===========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Non-interest-bearing demand deposits                                   9,672,013
Interest-bearing deposits:
   NOW and money market accounts                                      10,565,514
   Savings accounts                                                    1,601,368
   Time deposits $100,000 and over                                    10,096,960
   Other time deposits                                                24,857,859
                                                                     -----------
                     Total deposits                                   56,793,714
Short-term borrowings                                                  1,449,536
Other liabilities                                                        652,158
                                                                     -----------
                     Total liabilities                                58,895,408
                                                                     -----------

Commitments and contingent liabilities

Stockholders' equity:
   Common stock - par value $.10; 1,000,000 shares
     authorized, 471,499 shares issued and outstanding                   47,150
   Surplus                                                            4,669,432
   Retained earnings                                                  1,114,927
   Unrealized gain on available-for-sale
     securities, net                                                    (59,709)
                                                                     -----------
                     Total stockholders' equity                        5,771,800
                                                                     -----------
                     Total liabilities and stockholders' equity      $64,667,208
                                                                    ============

     See accompanying notes to interim consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Interim Consolidated Statements of Income

                    Six months ended June 30, 1996 and 1995

                                  (Unaudited)



                                                            1996        1995
                                                         -----------  ---------
Interest income:
   Interest and fees on loans                             $2,142,521  1,451,833
   Interest and dividends on debt and equity
     securities                                              480,926    462,664
   Interest on federal funds sold                             26,750     41,062
   Interest on interest-bearing deposits in
     other financial institutions                             --          1,675
                                                          ----------  ---------
                     Total interest income                 2,650,197  1,957,234
                                                          ----------  ---------
Interest expense:
   NOW and money market accounts                             204,906    156,410
   Savings accounts                                           22,929     25,043
   Time deposits $100,000 and over                           221,100    173,414
   Other time deposits                                       686,916    477,506
   Short-term borrowings                                      62,222     11,971
                                                          ----------  ---------
                     Total interest expense                1,198,073    844,344
                                                          ----------  ---------
                     Net interest income                   1,452,124  1,112,890
Provision for loan losses                                     25,500     --
                                                          ----------  ---------
                     Net interest income after
                        provision for loan losses          1,426,624  1,112,890
                                                          ----------  ---------
Noninterest income:
   Service charges on deposit accounts                        86,991     68,729
   Other service charges and fee income                       24,931     22,445
   Other                                                      31,137     24,292
                                                          ----------  ---------
                     Total noninterest income                143,059    115,466
                                                          ----------  ---------
Noninterest expense:
   Salaries and employee benefits                            574,009    445,620
   Occupancy                                                 101,181    101,371
   Equipment                                                  39,661     39,474
   FDIC insurance premiums                                     1,000     47,645
   Other                                                     283,609    183,560
                                                          ----------  ---------
                     Total noninterest expense               999,460    817,670
                                                          ----------  ---------
                     Income before income tax expense        570,223    410,686
Income tax expense                                           223,487    145,726
                                                          ----------  ---------
                     Net income                           $  346,736    264,960
                                                          ==========  =========
Share data:
   Average common shares outstanding                         471,499    467,214
                                                          ==========  =========

Earnings per common share                                       $.74        .57
                                                                ====      =====

     See accompanying notes to interim consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                   Interim Consolidated Statements of Income

                   Three months ended June 30, 1996 and 1995

                                  (Unaudited)




                                                            1996        1995
                                                         -----------  ---------
Interest income:
   Interest and fees on loans                             $1,130,522    795,649
   Interest and dividends on debt and equity
     securities                                              242,783    232,969
   Interest on federal funds sold                             12,611     10,242
   Interest on interest-bearing deposits in
     other financial institutions                             --          1,314
                                                          ----------  ---------
                     Total interest income                 1,385,916  1,040,174
                                                          ----------  ---------
Interest expense:
   NOW and money market accounts                             103,243     84,310
   Savings accounts                                           11,473     12,190
   Time deposits $100,000 and over                           124,648     96,734
   Other time deposits                                       347,735    256,593
   Short-term borrowings                                      18,955      6,964
                                                          ----------  ---------
                     Total interest expense                  606,054    456,791
                                                          ----------  ---------
                     Net interest income                     779,862    583,383
Provision for loan losses                                     15,000     --
                                                          ----------  ---------
                     Net interest income after
                        provision for loan losses            764,862    583,383
                                                          ----------  ---------
Noninterest income:
   Service charges on deposit accounts                        41,394     34,819
   Other service charges and fee income                       14,214     10,050
   Other                                                      26,418     13,758
                                                          ----------  ---------
                     Total noninterest income                 82,026     58,627
                                                          ----------  ---------
Noninterest expense:
   Salaries and employee benefits                            296,796    232,056
   Occupancy                                                  49,843     50,338
   Equipment                                                  20,386     15,719
   FDIC insurance premiums                                       500     23,823
   Other                                                     190,586     94,439
                                                          ----------  ---------
                     Total noninterest expense               558,111    416,375
                                                          ----------  ---------
                     Income before income tax expense        288,777    225,635
Income tax expense                                           115,920     79,541
                                                          ----------  ---------
                     Net income                           $  172,857    146,094
                                                          ==========  =========
Share data:
   Average common shares outstanding                         471,499    462,980
                                                          ==========  =========

Earnings per common share                                       $.37        .32
                                                                ====        ===

     See accompanying notes to interim consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

                 Interim Consolidated Statements of Cash Flows

                    Six months ended June 30, 1996 and 1995

                                  (Unaudited)




                                                          1996          1995
                                                          ----          ----
Cash flows from operating activities:
   Net income                                          $ 346,736       264,960
   Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Net amortization and accretion of
     debt securities                                     (29,348)      (17,540)
    Amortization of cost over fair
     value of net assets acquired                          5,280        17,920
    Depreciation and amortization                         28,500        30,899
    Provision for loan losses                             25,500           ---
    Decrease (increase) in accrued
     interest receivable                                   1,005       (76,944)
    Net gain on other real estate owned                      ---       (16,250)
    Other operating activities, net                      188,015      (264,757)
        Net cash provided by (used in)               -----------    ----------
          operating activities                           565,688       (61,712)
                                                     -----------    ----------
Cash flows from investing activities:
   Purchases of held-to-maturity
    securities                                               ---    (2,070,275)
   Purchases of available-for-sale
    securities                                        (1,059,900)          ---
   Proceeds from maturities of
    available-for-sale securities                      4,500,000       800,000
   Proceeds from maturities of and
    principal payments on
    held-to-maturity securities                           61,739       171,917
   Increase in loan originations, net                 (3,287,745)   (9,446,726)
   Recoveries of loans
     previously charged off                                4,337        68,064
   Purchases of premises and equipment                  (176,010)      (35,735)
   Proceeds from sale of other real estate owned             ---        75,729
        Net cash provided by (used in)                ----------    ----------
          investing activities                            42,421   (10,437,026)
Cash flows from financing activities:                 ----------    ----------
 Net increase in non-interest-bearing
   demand deposits                                       791,318     1,073,495
 Net increase in interest-bearing
   deposits                                            5,931,415     7,533,022
 Net (decrease) increase in short-term
   borrowings                                         (6,894,349)      411,514
 Net increase in bank  notes                                 ---       250,000
 Purchase of treasury stock                                  ---      (325,500)
        Net cash provided by (used in)               -----------     ---------
          financing activities                          (171,616)    8,942,531
        Net decrease in cash and cash                -----------     ---------
          equivalents                                    436,493    (1,556,207)
 Cash and cash equivalents, beginning
    of period                                          2,996,796     4,545,383
                                                     -----------    ----------
 Cash and cash equivalents, end of period            $ 3,433,289     2,989,176
 Supplemental disclosures of cash flow               ===========    ==========
   information - cash paid during the
   period for:
     Interest                                        $ 1,126,133       777,980
     Income taxes                                         27,339           ---
                                                     ===========      =========

See accompanying notes to interim consolidated financial statements.

                  COMMUNITY CHARTER CORPORATION AND SUBSIDIARY

               Notes to Interim Consolidated Financial Statements

                            June 30, 1996 and 1995

(1)  Basis of Presentation
     ---------------------

     The accounting policies and reporting practices of Community Charter
       Corporation are based upon generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing financial statements, management is required to make assumptions and estimates which affect the Company's reported amounts of assets and liabilities and the results of operations. Estimates and assumptions involve future events and may change. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the notes to consolidated financial statements contained in the financial statements as of December 31, 1995 and 1994 and for the years then ended (included elsewhere in this document). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

(2)  Merger With Roosevelt Financial Group, Inc.
     -------------------------------------------
     On April 16, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization with Roosevelt Financial Group, Inc. (Roosevelt) to merge Community Charter Corporation into Roosevelt. At December 31, 1995, Roosevelt had total assets of approximately $9.01 billion. The merger agreement with Roosevelt will be effected through a stock-for-stock exchange. The merger is contingent upon approval of various regulatory agencies and the stockholders of Community Charter Corporation and the Federal Reserve Bank under the Agreement. If approved, the merger is expected to close by the third quarter of 1996.

(3)  Accounting for Stock-Based Compensation
     ---------------------------------------
     The Company adopted Statement of Financial Accounting Standards No. 123,
       Accounting for Stock-Based Compensation (FAS 123), effective for the year beginning January 1, 1996. FAS 123 defines the accounting available for employee stock compensation plans. The statement defines a fair value based method of accounting for an employee stock option and permits companies to switch to this method to record compensation costs for new and modified employee stock options. The Company elected to continue to apply APB Opinion 25 and related interpretations to account for the Company's stock option plan. Accordingly, consistent with previous Company accounting practices, no compensation cost is recognized in the consolidated statements of income.

                                                                      APPENDIX I


                            ------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                        ROOSEVELT FINANCIAL GROUP, INC.,

                                      and

                         COMMUNITY CHARTER CORPORATION

                            ------------------------



                                ----------------

                                 APRIL 16, 1996

                                ----------------

                               TABLE OF CONTENTS

                                                                            Page
RECITALS.....................................................................  1

ARTICLE I

    PLAN OF MERGER...........................................................  1
    1.1   Merger; Surviving  Corporation.....................................  1
          ------------------------------
    1.2   Effective Time of the Merger.......................................  2
          ----------------------------
    1.3   Merger.............................................................  2
          ------
    1.4   Missouri State Bank Matters........................................  5
          ---------------------------
    1.5   Closing............................................................  5
          -------
    1.6   Reservation of Right to Revise Transaction.........................  5
          ------------------------------------------

ARTICLE II

    REPRESENTATIONS, WARRANTIES AND COVENANTS OF CCC.........................  6
    2.1   Organization and Authority.........................................  6
          --------------------------
    2.2   Subsidiaries.......................................................  6
          ------------
    2.3   Capitalization.....................................................  6
          --------------
    2.4   Authorization......................................................  7
          -------------
    2.5   CCC Financial Statements...........................................  8
          ------------------------
    2.6   CCC Reports........................................................  8
          -----------
    2.7   Properties and Leases..............................................  8
          ---------------------
    2.8   Taxes..............................................................  8
          -----
    2.9   Material Adverse Change............................................  9
          -----------------------
    2.10  Commitments and Contracts..........................................  9
          -------------------------
    2.11  Litigation and Other Proceedings................................... 10
          --------------------------------
    2.12  Insurance.......................................................... 10
          ---------
    2.13  Compliance with Laws............................................... 10
          --------------------
    2.14  Labor.............................................................. 12
          -----
    2.15  Material Interests of Certain Persons.............................. 12
          -------------------------------------
    2.16  Allowance for Loan Losses.......................................... 12
          -------------------------
    2.17  Employee Benefit Plans............................................. 12
          ----------------------
    2.18  Conduct to Date.................................................... 14
          ---------------
    2.19  Prospectus/Proxy Statement, etc.................................... 14
          -------------------------------
    2.20  Registration Obligations........................................... 15
          ------------------------
    2.21  Takeover Provisions Not Applicable................................. 15
          ----------------------------------
    2.22  Regulatory, Tax and Accounting Matters............................. 15
          --------------------------------------
    2.23  Brokers and Finders................................................ 15
          -------------------
    2.24  Accuracy of Information............................................ 15
          -----------------------
    2.25  Community Reinvestment Act Compliance.............................. 15
          -------------------------------------
    2.26  Fairness Opinion................................................... 15
          ----------------
    2.27  Governmental Approvals and Other Conditions........................ 15
          -------------------------------------------

ARTICLE III

    REPRESENTATIONS, WARRANTIES AND COVENANTS
    OF ROOSEVELT FINANCIAL................................................... 16
    3.1  Organization and Authority.......................................... 16
         --------------------------
    3.2  Capitalization of Roosevelt Financial............................... 16
         -------------------------------------
    3.3  Authorization....................................................... 17
         -------------
    3.4  Roosevelt Financial Statements...................................... 17
         ------------------------------

    3.5  Roosevelt Reports................................................... 18
         -----------------
    3.6  Material Adverse Change............................................. 18
         -----------------------
    3.7  Registration Statement, etc......................................... 18
         ---------------------------
    3.8  Brokers and Finders................................................. 18
         -------------------
    3.9  Accuracy of Information............................................. 18
         -----------------------
    3.10 Community Reinvestment Act Compliance............................... 19
         -------------------------------------
    3.11 Litigation and Other Proceedings.................................... 19
         --------------------------------
    3.12 Compliance with Laws................................................ 19
         --------------------
    3.13 Governmental Approvals and Other Conditions......................... 19
         -------------------------------------------

ARTICLE IV

    CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME........................ 20
    4.1  Conduct of Businesses Prior to the Effective Time................... 20
         -------------------------------------------------
    4.2  Forbearances........................................................ 20
         ------------

ARTICLE V

    ADDITIONAL AGREEMENTS.................................................... 21
    5.1  Access and Information.............................................. 21
         ----------------------
    5.2  Registration Statement; Regulatory Matters.......................... 22
         ------------------------------------------
    5.3  Stockholder Approval................................................ 22
         --------------------
    5.4  Current Information................................................. 22
         -------------------
    5.5  Agreements of Affiliates............................................ 23
         ------------------------
    5.6  Expenses............................................................ 23
         --------
    5.7  Miscellaneous Agreements and Consents............................... 23
         -------------------------------------
    5.8  Press Releases...................................................... 23
         --------------
    5.9  Takeover Provisions................................................. 23
         -------------------
    5.10 D&O Indemnification................................................. 24
         -------------------
    5.11 Third Parties....................................................... 24
         -------------
    5.12 Dissenting Shareholders' Appraisal Rights........................... 24
         -----------------------------------------
    5.13 Nasdaq Listing...................................................... 24
         --------------
    5.14 Assistance with Third Parties....................................... 24
         -----------------------------
    5.15 Insurance Policy Claims............................................. 24
         -----------------------

    ARTICLE VI

    CONDITIONS............................................................... 24
    6.1  Conditions to Each Party's Obligation to Effect the Merger.......... 24
         ----------------------------------------------------------
    6.2  Conditions to Obligations of CCC to Effect the Merger............... 25
         -----------------------------------------------------
    6.3  Conditions to Obligations of Roosevelt Financial to
         Effect the Merger................................................... 26
         ----------------

ARTICLE VII

    TERMINATION, AMENDMENT AND WAIVER........................................ 27
    7.1  Termination......................................................... 27
         -----------
    7.2  Effect of Termination............................................... 28
         ---------------------
    7.3  Amendment........................................................... 28
         ---------
    7.4  Severability........................................................ 28
         ------------
    7.5  Waiver.............................................................. 28
         ------

ARTICLE VIII

    GENERAL PROVISIONS....................................................... 28
    8.1  Non-Survival of Representations, Warranties and Agreements.......... 28
         ----------------------------------------------------------
    8.2  Notices............................................................. 29
         -------
    8.3  Miscellaneous....................................................... 30
         -------------

    Exhibit A - Form of Voting Agreement (Intentionally Omitted)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"),
dated April   , 1996, is by and among ROOSEVELT FINANCIAL GROUP, INC., a
            --
Delaware corporation ("Roosevelt Financial") and COMMUNITY CHARTER CORPORATION, a Missouri corporation ("CCC").

     A. Roosevelt Financial and CCC wish to provide for the terms and conditions of the following described business combination in which CCC will be merged with Roosevelt Financial (the "Merger"), resulting in Missouri State Bank and Trust Company ("Missouri State Bank"), a wholly owned first tier subsidiary of CCC, becoming a stand-alone first tier subsidiary of Roosevelt Financial.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

     C. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     D . The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Roosevelt Financial's willingness to enter into this Agreement, Roosevelt Financial and each of the directors of CCC have entered into voting agreements in the form attached hereto as Exhibit A (the "Voting Agreements").

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                 PLAN OF MERGER


     This Article I and the provisions hereof shall constitute the Plan of Merger between the parties under the General and Business Corporation Law of Missouri (the "Missouri Act").

      1.1 Merger; Surviving Corporation. Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the General and Business Corporation Law of Missouri (the "Missouri Act"), the Federal Deposit Insurance Act (the "FDIA"), the Home Owners' Loan Act (the "HOLA") and the rules and regulations promulgated under the HOLA (the "Thrift Regulations"), and the BHCA (as defined in Section 2.1) at the Effective Time (as defined in Section 1.2), CCC shall be merged with and into Roosevelt Financial pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate corporate existence of CCC shall cease and Roosevelt Financial shall continue as the surviving corporation. The name of Roosevelt Financial, as the surviving corporation of the Merger shall remain "Roosevelt Financial Group, Inc." From and after the Effective Time, Roosevelt Financial, as the surviving corporation of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Roosevelt Financial and CCC, all as more fully described in the DGCL and the Missouri Act.

      1.2 Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article VI hereof have been satisfied or waived, the parties will file, or cause to be filed, with the Secretary of State of Delaware and the Secretary of State of the State of Missouri such certificate or articles of merger and other documents as they may deem necessary or appropriate for the Merger, which certificate or articles of merger and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the DGCL and the Missouri Act, respectively. The Merger shall become effective at the time the certificate of merger for such merger is filed with the Secretary of State of Delaware and the articles of merger are filed with the Secretary of State of the State of Missouri (the "Effective Time").

      1.3 Merger.
          ------

          (a) Conversion of CCC Stock.  At the Effective Time:
              -----------------------

              (i) Each share of common stock of CCC, $0.10 par value per share ("CCC Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable, as defined in Section 1.3(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Section 1.3(e) hereof, be converted into the right to receive 1.6 shares (the "Exchange Ratio") of common stock of Roosevelt Financial, par value $.01 per share ("Roosevelt Financial Common Stock"). If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Roosevelt Financial Common Stock shall, through a merger, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other similar change in Roosevelt Financial's capitalization, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Exchange Ratio.

              Notwithstanding any other provision of this Agreement, any shares of CCC Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Roosevelt Financial, CCC or by any direct or indirect Subsidiary (as hereinafter defined) of any of them or held in the treasury of CCC (other than any shares of CCC Common Stock held (A) directly or indirectly in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or (B) in respect of a debt previously contracted) shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

              (ii) Each share of Roosevelt Financial Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or held in treasury and continue to be an identical issued and outstanding or treasury share of Roosevelt Financial Common Stock after the Effective Time.

              (iii) The holders of certificates representing shares of CCC Common Stock shall cease to have any rights as stockholders of CCC, except such rights, if any, as they may have pursuant to the Missouri Act. Except as provided herein, until certificates representing shares of CCC Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Roosevelt Financial Common Stock into which their shares of CCC Common Stock shall have been converted by the Merger as provided above and the right to receive the cash value of any fraction of a share of Roosevelt Financial Common Stock as provided below (collectively, the "Merger Consideration").

          (b) Reservation of Shares.  Prior to the Effective Time, the Board of
              ---------------------
Directors of Roosevelt Financial shall reserve for issuance a sufficient number of shares of Roosevelt Financial Common Stock for the purpose of issuing its shares to CCC's stockholders in accordance herewith.

          (c) Dissenting Shares. Any shares of CCC Common Stock held by a holder
              -----------------
who dissents from the Merger in compliance with the applicable provisions of the Missouri Act and becomes entitled to obtain payment for the fair value of such shares pursuant to the Missouri Act shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the Missouri Act. All payments in respect of Dissenting Shares shall be from funds of Roosevelt Financial and not from the acquired assets of CCC. If any holder of CCC Common Stock purports to exercise dissenters' rights but fails at any time to comply with all requirements for the exercise of dissenters' rights under applicable law (or validly waives such rights), then the shares of CCC Common Stock of such holder shall be subject to conversion pursuant to Section 1.3(a) hereof, and such holder shall only be entitled to receive the Merger Consideration as provided herein.

          (d)  Exchange of CCC Common Stock
               ----------------------------

               (i) As soon as reasonably practicable after the Effective Time, and subject to the rights and procedures applicable to holders of Dissenting Shares, holders of record of certificates formerly representing shares of CCC Common Stock (the "Certificates") shall be instructed to tender such Certificates to Roosevelt Financial or to an independent exchange agent selected by Roosevelt Financial (the "Exchange Agent") pursuant to a letter of transmittal that Roosevelt Financial shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Roosevelt Financial or the Exchange Agent.

              (ii) After the Effective Time, each holder of a Certificate that surrenders such Certificate to Roosevelt Financial or the Exchange Agent will, upon acceptance thereof by Roosevelt Financial or the Exchange Agent, be entitled to the Merger Consideration payable in respect of the shares represented thereby.

              (iii) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Roosevelt Financial or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Roosevelt Financial or the Exchange Agent may reasonably require.

              (iv) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Roosevelt Financial or the Exchange Agent be deemed to evidence the right to receive the Merger Consideration.

              (v) After the Effective Time, holders of Certificates shall cease to have rights with respect to the CCC Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of CCC of Certificates, and if such Certificates are presented to CCC for transfer, they shall be canceled against delivery of the Merger Consideration. Roosevelt Financial shall not be obligated to deliver the Merger Consideration to any holder of CCC Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Roosevelt Financial Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Roosevelt Financial Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of CCC for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Roosevelt Financial Common Stock until Roosevelt Financial has received a written agreement from such person as specified in Section 5.5. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of CCC Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Roosevelt Financial and the Exchange Agent shall be entitled to rely upon the stock transfer books of CCC to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Roosevelt Financial and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e) No Fractional Shares. Notwithstanding any other provision of this
              --------------------
      Agreement, neither certificates nor scrip for fractional shares of Roosevelt Financial Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Roosevelt Financial Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Roosevelt Share Price (i.e., the weighted average sale price of all Roosevelt Financial Common Stock traded on the Nasdaq National Market during the ten trading days ending on the date that is three trading days prior to the Closing Date). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

          (f) Stock Options.  The CCC 1994 Non-Qualified Stock Option Plan for
              -------------
      Executive Officers and Directors (the "CCC Stock Option Plan") and each option granted thereunder (the "CCC Stock Options"), listed in Schedule 2.3, outstanding on the date hereof and remaining outstanding immediately prior to the Effective Time shall, at the Effective Time, be vested and assumed by Roosevelt Financial and each such option shall be converted automatically into an option to purchase shares of Roosevelt Financial Company Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CCC Stock Option Plan, and applicable corporate resolutions and option agreements included in
      Schedule 2.17A hereto, and the applicable requirements of law or regulation):

              (i) The number of shares of Roosevelt Financial Common Stock to be subject to the substitute option shall be equal to the product of the number of shares of CCC

          Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Roosevelt Financial Common Stock resulting from such multiplication shall be rounded to the nearest share; and

              (ii) The exercise price per share of Roosevelt Financial Common Stock under the substitute option shall be equal to the exercise price per share of Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

      The duration and other terms of the substitute option shall be the same as the original option, except that (x) all references to CCC shall be deemed to be references to Roosevelt Financial and (y) no service requirement on the part of option holders will be required after the Effective Time.

          (g)  Certificate of Incorporation and Bylaws of the Surviving
               --------------------------------------------------------
      Corporation. The Certificate of Incorporation and bylaws of Roosevelt
      -----------
      Financial, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of Roosevelt Financial, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

          (h) Directors and Officers of the Surviving Corporation. The directors
              ---------------------------------------------------
      and officers of Roosevelt Financial immediately prior to the Effective Time shall be the directors and officers of Roosevelt Financial, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

      1.4 Missouri State Bank Matters.  Prior to the Effective Time, CCC shall
          ---------------------------
cause (a) Stanley J. Bradshaw to be elected as a director of Missouri State Bank for the longest term permitted by the by-laws of Missouri State Bank with a term commencing at the Effective Time and (b) Missouri State Bank to change its name to "Roosevelt Bank and Trust Company" as of the Effective Time.

      1.5 Closing.  Subject to the provisions of Article VI hereof, the closing
          -------
of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall be at 10:00 a.m. on the last business day of the first calendar month following the satisfaction of all of the conditions to Closing, at the executive offices of Roosevelt Financial or at such other date, time and location as is mutually agreed to by Roosevelt Financial and CCC. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

      1.6 Reservation of Right to Revise Transaction.  Roosevelt Financial shall
          ------------------------------------------
have the unilateral right to change the method of structuring the Merger, to the extent permitted by applicable law and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) materially impede or delay the consummation of the Merger or (c) adversely affect the tax treatment of CCC stockholders as a result of receiving the Merger Consideration. Roosevelt may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

                                  ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                                     OF CCC

      CCC represents and warrants to and covenants with Roosevelt Financial as follows:

      2.1  Organization and Authority.  CCC is a corporation duly organized,
           --------------------------
validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations or business (collectively, the "Condition") of CCC and the CCC Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The term "Subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is or may be consolidated with such party for financial reporting purposes. CCC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). True and complete copies of the Articles of Incorporation and Bylaws of CCC and of the Articles of Agreement and Bylaws of Missouri State Bank, each as in effect on the date of this Agreement, are set forth in Schedule 2.1 hereto.

      2.2 Subsidiaries. Set forth in Schedule 2.2 is a complete and correct list
          ------------
of all Subsidiaries of CCC (each a "CCC Subsidiary" and collectively the "CCC Subsidiaries"). Other than the CCC Subsidiaries, there are no entities in which CCC has a two percent or greater direct or indirect equity or ownership interest. All outstanding Equity Securities (as defined in Section 2.3) of each CCC Subsidiary are owned directly or indirectly by CCC. All of the outstanding shares of capital stock of the CCC Subsidiaries are validly issued, fully paid and nonassessable and are owned directly or indirectly by CCC free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest, restriction or rights of third parties (each a "Lien") with respect thereto. Each of the CCC Subsidiaries is a corporation, trust company, or other entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the CCC Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the Condition of CCC and the CCC Subsidiaries, taken as a whole. Except as set forth on Schedule 2.2 and except for shares of stock of the Federal Home Loan Bank of Des Moines (the "FHL Bank"), CCC does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, trust company, bank, business trust, association or similar organization. Missouri State Bank is a Missouri chartered stock trust company with full commercial bank powers. The deposits of Missouri State Bank are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Missouri State Bank is a member in good standing of the FHL Bank. Missouri State Bank is not a member of the Federal Reserve System.

      2.3  Capitalization.  The authorized capital stock of CCC consists of
           --------------
1,000,000 shares of CCC Common Stock, of which, as of the date hereof, 471,499 shares are issued and outstanding including 10 shares of director qualifying shares (and no shares of CCC Common Stock are held in the treasury of CCC). As of the date hereof, 71,000 shares of CCC Common Stock are subject to outstanding option rights under the CCC Stock Option Plan. Since December 31, 1995, no Equity Securities of CCC have been issued, except pursuant to the exercise of CCC Stock Options. Except as set forth above, there are no Equity

Securities of CCC outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of CCC Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of CCC.

      2.4  Authorization.
           -------------

          (a) CCC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The only stockholder vote required for CCC to approve this Agreement and the Merger is the affirmative vote of the holders of at least two-thirds of the outstanding shares of CCC Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by CCC and the consummation by CCC of the transactions contemplated hereby have been duly authorized by the Board of Directors of CCC. Subject to the approval of CCC's stockholders and subject to the receipt of such approvals of Regulatory Authorities (as defined in Section 2.6) as may be required by statute or regulation, this Agreement is a valid and binding obligation of CCC enforceable against CCC in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

          (b) Neither the execution, delivery or performance by CCC of this Agreement, nor the consummation by CCC of the transactions contemplated hereby, nor compliance by CCC with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its articles of incorporation, articles of agreement, charter or bylaws of CCC or any CCC Subsidiary, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of CCC or any CCC Subsidiary under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (other than the acceleration of vesting under outstanding Stock Options) or other instrument or obligation to which CCC or any CCC Subsidiary is a party or by which it may be bound, or to which CCC or any CCC Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this
      Section 2.4, to the best knowledge of the senior officers and directors of CCC (the "Best Knowledge of CCC"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CCC or any CCC Subsidiary or any of their respective properties or assets.

          (c) Other than in connection or in compliance with the provisions of the DGCL, the Missouri Act, the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under, the BHCA, the Savings and Loan Holding Company Act (the "Thrift Holding Company Act"), the FDIA, the HOLA, the Thrift Regulations, the Bank Merger Act (the "BMA") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or third party is necessary on the part of CCC or any CCC Subsidiary for the consummation of the transactions contemplated by this Agreement.

      2.5  CCC Financial Statements.  The consolidated balance sheets of CCC
           ------------------------
and the CCC Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the two years in the two-year period ended December 31, 1995, together with the notes thereto, audited by the accounting firm of KPMG Peat Marwick LLP (collectively, the "CCC Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of CCC and the CCC Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of CCC and the CCC Subsidiaries for the periods stated therein and are derived from the books and records of CCC and the CCC Subsidiaries, which are complete and accurate in all material respects and have been maintained since June 30, 1994 in accordance with good business practices. Neither CCC nor any of the CCC Subsidiaries has any material contingent liabilities that are not described in the financial statements described above.

      2.6  CCC Reports.  Since June 30, 1994, each of CCC and the CCC
           -----------
Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the State of Missouri Division of Finance (the "Division"), (ii) the Board of Governors of the Federal Reserve System (the "FRB"), (iii) FDIC,
(iv) the FHL Bank and the Federal Home Loan Bank System and (v) any other federal, state, municipal, local or foreign government, securities, trust company, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "CCC Reports." As of its respective date, each CCC Report complied in all material respects with all of the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.7  Properties and Leases.  Except (i) as may be reflected in the CCC
           ---------------------
Financial Statements, (ii) any Lien for current taxes not yet delinquent and
(iii) with respect to assets classified as other real estate owned, CCC and the CCC Subsidiaries have good and marketable title free and clear of any material Lien to all the real and personal property reflected in CCC's consolidated balance sheet as of December 31, 1995 and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of since such date for fair value in the ordinary course of business. All leases material to CCC or any CCC Subsidiary, pursuant to which CCC or any CCC Subsidiary is a lessee or lessor of real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by CCC or any CCC Subsidiary or any event which, with notice or lapse of time or both, would constitute a material default by CCC or any CCC Subsidiary. All of CCC's and the CCC Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted. To the Best Knowledge of CCC, none of the buildings, structures and equipment of CCC or any CCC Subsidiary violates or fails to comply with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

      2.8  Taxes. During the past two years (and to the Best Knowledge of
           -----
CCC, at all times prior thereto), CCC and each CCC Subsidiary have timely (including extensions) filed all required tax returns and reports, and they will timely (including extensions) file all tax returns and reports required to be filed at or prior to the Closing Date ("CCC's Returns"). Each of CCC and the CCC Subsidiaries has paid, or set up adequate reserves on the CCC Financial Statements for the payment of, all taxes required to be paid or accrued in respect of the periods covered by such returns and reports. Neither CCC nor any CCC Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against CCC or any CCC Subsidiary which would not be covered by existing reserves. Neither CCC nor any CCC Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns or reports which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal income tax returns of CCC and the CCC Subsidiaries have been audited by the Internal Revenue Service (the "IRS") with respect to those periods set forth on Schedule
2.8. The state income tax returns of CCC and the CCC Subsidiaries have not been audited during the past seven years. There is no deficiency or refund litigation or matter in controversy with respect to CCC's Returns. Neither CCC nor any CCC Subsidiary (i) has extended or waived any statute of limitations on the assessment of any tax due; (ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Code); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the Best Knowledge of CCC has the IRS proposed any such adjustment or change of accounting method); or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

      2.9  Material Adverse Change.  Except as set forth on Schedule 2.9,
           -----------------------
since December 31, 1995, there has been no material adverse change in the Condition of CCC and the CCC Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, generally accepted accounting principles or regulatory accounting principles or changes in economic conditions applicable to depositary institutions generally.

      2.10 Commitments and Contracts.
           -------------------------

           (a) Except as set forth in Schedule 2.10, neither CCC nor any CCC Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business, (B) by virtue of which the consent or approval of any third party (other than Regulatory Authorities) is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or
           (C) pursuant to which CCC or any of the CCC Subsidiaries is or may become obligated to invest in or contribute capital to any CCC Subsidiary or any other entity;

               (ii) any agreement, indenture or other instrument not disclosed in the CCC Financial Statements relating to the borrowing of money by CCC or any CCC Subsidiary or the guarantee by CCC or any CCC Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Missouri State Bank, such as deposits, Fed Funds borrowings, FHL Bank advances and repurchase agreements);

               (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

               (iv) any contract containing covenants which limit the ability of CCC or any CCC Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, CCC or any CCC Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

               (v) any off-balance sheet financial instruments, including without limitation letters of credit, unfunded commitments (other than unfunded commitments made in the ordinary course of business and consistent with past practice) and derivative financial instruments; or

               (vi) any contract or agreement (A) that has a remaining term as of the date hereof in excess of six months, (B) is not terminable by CCC or any CCC Subsidiary on 30 or fewer days' notice without penalty or premium and (C) involves a monetary obligation on the part of CCC or any CCC Subsidiary in excess of 10,000.

           (b) Neither CCC nor any CCC Subsidiary is in violation of its organizational documents or bylaws or in material default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material default.

      2.11  Litigation and Other Proceedings.  Other than as set forth on
            --------------------------------
Schedule 2.11, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of CCC, threatened against CCC or any CCC Subsidiary, nor are they subject to any order, judgment or decree, except for matters which do not involve a claim for damages for more than $25,000, but not excepting any actions, suits or proceedings which request non-monetary relief or purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 2.11 there are no actions, suits, or proceedings pending or, to the Best Knowledge of CCC, threatened against CCC or any CCC Subsidiary or any of their respective officers or directors by any stockholder of CCC or any CCC Subsidiary (or by any former stockholder of CCC or any CCC Subsidiary relating to or arising out of such person's status as a stockholder or former stockholder) or involving claims under federal or state securities laws, the Community Reinvestment Act of 1977 (the "CRA") or the fair lending laws.

      2.12  Insurance.  Each of CCC and the CCC Subsidiaries has taken or
            ---------
will timely take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies, if any, in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to CCC. Set forth on Schedule 2.12 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure or on properties in which neither CCC nor any CCC Subsidiary have any interest other than as collateral for mortgage loans held by Missouri State Bank) maintained by or for the benefit of CCC or any of the CCC Subsidiaries or their respective directors, officers, employees or agents. Neither CCC nor any of the CCC Subsidiaries has, during the past two years, had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied.

      2.13  Compliance with Laws.
            --------------------

           (a) CCC and each of the CCC Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of CCC, no suspension or cancellation of any of them is threatened and all such filings, applications and registrations are current.

           (b) (i) Each of CCC and the CCC Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, and including without limitation, in the case of Missouri State Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, trust company, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except such noncompliance as, individually and in the aggregate, would not have a material adverse effect on the Condition of CCC and the CCC Subsidiaries, taken as a whole, and (ii) neither CCC nor any CCC Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except as set forth in Schedule 2.13B, neither CCC nor any CCC Subsidiary is subject to or reasonably likely to incur any liability as a result of its past or present ownership, operation, or use of any Property (as defined below) of CCC or any CCC Subsidiary (whether directly or, to the Best Knowledge of CCC, as a consequence of such Property being collateral for any loan or investment made by CCC or any CCC Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in any such case or in the aggregate, reasonably could be expected to have a material adverse effect on the Condition of CCC and the CCC Subsidiaries, taken as a whole. "Property" of a person shall include all property (real or personal) owned, leased or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against CCC or any CCC Subsidiary relating to Property of CCC or any CCC Subsidiary before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CCC or any CCC Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application or as set forth in Schedule 2.13B, no Regulatory Authority has currently in effect any restriction on the business of CCC or any CCC Subsidiary.

           (c) Except as set forth in Schedule 2.13C, since December 31, 1993, neither CCC nor any CCC Subsidiary has received any notification or communication as to any matter which has not been resolved from any Regulatory Authority (i) asserting that CCC or any CCC Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of CCC and the CCC Subsidiaries, taken as a whole, including without limitation Missouri State Bank's status as an insured depositary institution under the FDIA, (iii) requiring or threatening to require CCC or any of the CCC Subsidiaries, or indicating that CCC or any of the CCC Subsidiaries may be required, to enter into any order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of CCC or any of the CCC Subsidiaries, including without limitation any restriction on the payment of dividends. Except as set forth in Schedule 2.13B or C and specifically noted therein, no such order, agreement, memorandum of understanding or other agreement or directive currently in effect.

           (d) After May 31, 1996, neither CCC nor any CCC Subsidiary will be required by Section 32 of the FDIA or under Missouri law to give prior notice to any federal banking agency or the Division of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

      2.14  Labor.  No work stoppage involving CCC or any CCC Subsidiary is
            -----
pending or, to the Best Knowledge of CCC, threatened. Neither CCC nor any CCC Subsidiary is involved in, or, to the Best Knowledge of CCC, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse effect on the Condition of CCC and the CCC Subsidiaries, taken as a whole. No employees of CCC or any CCC Subsidiary are represented by any labor union or any collective bargaining organization.

      2.15 Material Interests of Certain Persons.
           -------------------------------------

           (a) Except as set forth in Schedule 2.15 A, to the Best Knowledge of CCC, no officer or director of CCC or any CCC Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
       Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of CCC or any CCC Subsidiary, which in the case of CCC would be required to be disclosed by Item 404 of Regulation S-B promulgated by the SEC if CCC was a reporting company or in the case of any CCC Subsidiary would be required to be so disclosed if such CCC Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

           (b) Except as set forth in Schedule 2.15, there are no loans in excess of $25,000 from CCC or any CCC Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to CCC's or any CCC Subsidiary's Board of Directors ("Insider Loans"). All outstanding Insider Loans from CCC or any CCC Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable law and regulations.

       2.16  Allowance for Loan Losses.  The allowances for loan losses
             -------------------------
contained in the CCC Financial Statements as of December 31, 1995, were established in accordance with the past practices and experiences of CCC and the CCC Subsidiaries, are in compliance with the requirements of GAAP and the rules, regulations and policies of the FRB, Division and FDIC and are, in the opinion of management of CCC, adequate to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date thereof.

      2.17  Employee Benefit Plans.
            ----------------------

            (a) Schedule 2.17A lists all pension, retirement, supplemental retirement, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, incentive compensation, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, maintained, sponsored or contributed to by CCC or any CCC

      Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to CCC or any CCC Subsidiary (collectively, the "CCC Employee Plans").

           (b) All of the CCC Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to the CCC Employee Plans have been made.

           (c) With respect to each of the CCC Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of
      Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to benefits on a plan termination basis; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or CCC or any CCC Subsidiary, to any material tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1986; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither CCC nor any CCC Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if CCC and all CCC Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither CCC nor any CCC Subsidiary would have any liability under
      Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

           (d) Neither CCC nor any CCC Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever except as required by statute.

           (e) Neither CCC nor any CCC Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

           (f) Neither CCC nor any CCC Subsidiary has any material liability under the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law.

           (g) Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any current or former director or employee of CCC or any CCC Subsidiary from any of such entities, (ii) increase any benefit otherwise payable under any of the CCC Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or to become payable by CCC, the CCC Subsidiaries or their successors interest to or with respect to any current or former director or employee of CCC or any CCC Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G or 162(m) of the Code or otherwise.

      2.18  Conduct to Date.  From and after December 31, 1995 through the
            ---------------
date of this Agreement, except as set forth on Schedule 2.18: (i) CCC and the CCC Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) neither CCC nor any CCC Subsidiary has issued, sold, granted, conferred or awarded any of its Equity Securities except the issuance of CCC Common Stock pursuant to the exercise of CCC Stock Options, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of CCC; (iii) CCC has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) CCC has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither CCC nor any CCC Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business, (vi) neither CCC nor any CCC Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither CCC nor any CCC Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for fair consideration (in the reasonable opinion of management) and in the ordinary course of business; (viii) except as required by law, neither CCC nor any CCC Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases applicable to individual employees and annual increases applicable to employees generally, all in accordance with past practice, or (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the CCC Employee Plans or (D) agreed to do any of the foregoing; (ix) neither CCC nor any CCC Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) other than in the ordinary course of business consistent with past practice, neither CCC nor any CCC Subsidiary has canceled or compromised any debt; (xi) neither CCC nor any CCC Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of its business and (xii) neither CCC nor any CCC Subsidiary has made or guaranteed any loan to any of the CCC Employee Plans.

      2.19  Prospectus/Proxy Statement, etc.  None of the information
            --------------------------------
regarding CCC or any CCC Subsidiary supplied or to be supplied by CCC for inclusion or included in (i) the registration statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") by Roosevelt Financial for the purpose of registering the shares of Roosevelt Financial Common Stock to be exchanged for shares of CCC Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the prospectus/proxy statement to be mailed to the CCC stockholders in accordance with Section 5.3 (the "Prospectus/Proxy Statement") or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus/Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Prospectus/Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of CCC stockholders referred to in Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which

CCC or any CCC Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      2.20  Registration Obligations.  Neither CCC nor any CCC Subsidiary is
            ------------------------
under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

      2.21  Takeover Provisions Not Applicable.  The transactions contemplated
            ----------------------------------
by this Agreement and the Voting Agreements are not subject to any legal requirements or prohibitions under Sections 351.407 or 351.459 of the Missouri Act, and this Agreement and the Merger are not otherwise subject to any anti-takeover protection applicable to CCC or any CCC Subsidiary. CCC and the CCC Subsidiaries are not subject to any agreement, arrangement or legal requirement restricting the ownership or acquisition of their securities or imposing any "fair price" or supermajority director or stockholder vote requirements.

      2.22  Regulatory, Tax and Accounting Matters.  CCC has not taken or
            --------------------------------------
agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement or (ii) prevent the Merger from qualifying as a pooling of interests for accounting purposes or the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

      2.23  Brokers and Finders.  Except for the agreement set forth in
            -------------------
Schedule 2.23 with Stifel, Nicolaus & Company, Inc., which agreement has not been amended since such date, neither CCC nor any CCC Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

      2.24  Accuracy of Information.  The statements of CCC contained in this
            -----------------------
Agreement, the Schedules hereto and any other written document executed and delivered by or on behalf of CCC pursuant to the terms of this Agreement are true and correct in all material respects.

      2.25  Community Reinvestment Act Compliance.  Missouri State Bank is in
            -------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and, as of the date hereof, Missouri State Bank has a CRA rating of satisfactory or better from the FDIC. To the Best Knowledge of CCC, there is no fact or circumstance or set of facts or circumstances which would cause the CRA rating of Missouri State Bank to fall below satisfactory.

      2.26.  Fairness Opinion.  CCC has received from Stifel, Nicolaus &
             ----------------
Company, Inc. a fairness opinion, dated as of the date of this Agreement, to the effect that the consideration to be received by the holders of CCC Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

      2.27  Governmental Approvals and Other Conditions. To the Best Knowledge
            -------------------------------------------
of CCC, there is no reason relating specifically to CCC or any of the CCC Subsidiaries why (a) the approvals that are required to be obtained from Regulatory Authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (b) such regulatory approvals should be subject to a condition which would be unduly burdensome to Roosevelt Financial or any of its Subsidiaries or would differ from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                             OF ROOSEVELT FINANCIAL


      Roosevelt Financial represents and warrants to and covenants with CCC as follows:

      3.1   Organization and Authority.  Roosevelt Financial and each of its
            --------------------------
Subsidiaries (each a "Roosevelt Financial Subsidiary" and collectively the "Roosevelt Financial Subsidiaries") is a corporation, savings bank or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Roosevelt Financial is registered as a savings and loan holding company with the OTS under the HOLA. True and complete copies of the Certificate of Incorporation and bylaws of Roosevelt Financial, as in effect on the date of this Agreement, are set forth in Schedule 3.1.

      3.2  Capitalization of Roosevelt Financial.  The authorized capital stock
           -------------------------------------
of Roosevelt Financial consists of (i) 90,000,000 shares of Roosevelt Financial Common Stock, of which, as of December 31, 1995, 41,991,701 shares were issued and outstanding and (ii) 3,000,000 shares of preferred stock, issuable in series, of which 1,301,000 shares of 6 1/2% Non-Cumulative Convertible Preferred Stock (the "Convertible Preferred") were issued or outstanding on such date, and as of such date Roosevelt Financial had reserved 4,946,250 shares of Roosevelt Financial Common Stock for issuance upon conversion of the Convertible Preferred. As of December 31, 1995, Roosevelt Financial had reserved 4,650,000 shares of Roosevelt Financial Common Stock for issuance upon the exercise of options ("Roosevelt Stock Options") under the Roosevelt Financial stock option and incentive plans. Roosevelt Financial and its Subsidiaries continually evaluate possible business combinations and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, business combinations with other bank or savings and loan holding companies or other companies (or acquisitions of the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Effective Time, Roosevelt Financial and its Subsidiaries may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Roosevelt Financial will not take any action and does not have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Roosevelt Financial or CCC to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (ii) prevent the Merger from qualifying as a pooling of interests for accounting purposes or the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Except as set forth above, there are no other Equity Securities of Roosevelt Financial outstanding on the date hereof. All of the issued and outstanding shares of Roosevelt Financial Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Roosevelt Financial. The Roosevelt Financial Common Stock to be issued in the Merger will, upon issuance in accordance with Article I hereof, be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Roosevelt Financial.

      3.3   Authorization.
            -------------

            (a) Roosevelt Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Roosevelt Financial and the consummation by Roosevelt Financial of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Roosevelt Financial. Subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, this Agreement is a valid and binding obligation of Roosevelt Financial enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

            (b) Neither the execution, delivery or performance by Roosevelt Financial of this Agreement, nor the consummation by Roosevelt Financial of the transactions contemplated hereby, nor compliance by Roosevelt Financial with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of its certificate of incorporation, charter or bylaws of Roosevelt Financial or any Roosevelt Financial Subsidiary, (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of Roosevelt Financial or any Roosevelt Financial Subsidiary under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Roosevelt Financial or any Roosevelt Financial Subsidiary is a party or by which it may be bound, or to which Roosevelt Financial or any Roosevelt Financial Subsidiary or any of their material property or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.3, to the best knowledge of the senior officers and directors of Roosevelt Financial (the "Best Knowledge of Roosevelt Financial"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Roosevelt Financial or any of the Roosevelt Financial Subsidiaries or any of their respective material properties or assets.

            (c) Other than in connection with or in compliance with the provisions of the DGCL, the Missouri Act, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the Thrift Holding Company Act, the FDIA, the HOLA, the Thrift Regulations, the BMA and the HSR Act, or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or third party is necessary on the part of Roosevelt Financial for the consummation by it of the transactions contemplated by this Agreement.

      3.4   Roosevelt Financial Statements.  The consolidated balance sheets
            ------------------------------
of Roosevelt Financial and the Roosevelt Financial Subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in Roosevelt Financial's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the SEC (collectively, the "Roosevelt Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Roosevelt Financial and the Roosevelt Financial Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in stockholders' equity of Roosevelt Financial and the Roosevelt Financial Subsidiaries for the periods stated therein and are derived from the books and records of Roosevelt Financial and the Roosevelt Financial Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither Roosevelt Financial nor any of the Roosevelt Financial Subsidiaries has any material contingent liabilities that are not described in the Roosevelt Financial Statements.

      3.5  Roosevelt Reports.  Since December 31, 1993, each of Roosevelt
           -----------------
Financial and the Roosevelt Financial Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Roosevelt Reports." As of its respective date, each Roosevelt Report complied in all material respects with all of the applicable rules and regulations promulgated by the applicable Regulatory Authority and, in the case of Roosevelt Reports filed pursuant to the Securities Act or the Exchange Act, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.6  Material Adverse Change.  Since December 31, 1995, there has been
           -----------------------
no material adverse change in the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, generally accepted accounting principles or regulatory accounting principles or changes in economic conditions applicable to depositary institutions generally.

      3.7   Registration Statement, etc.  None of the information regarding
            ---------------------------
Roosevelt Financial or any of the Roosevelt Financial Subsidiaries supplied or to be supplied by Roosevelt Financial for inclusion or included in (i) the Registration Statement, (ii) the Prospectus/Proxy Statement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus/Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Prospectus/Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders of CCC referred to in Section 5.3, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Roosevelt Financial is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      3.8   Brokers and Finders.  Neither Roosevelt Financial nor any of the
            -------------------
Roosevelt Financial Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

      3.9   Accuracy of Information.  The statements of Roosevelt Financial
            -----------------------
contained in this Agreement, the Schedules hereto and in any other written document executed and delivered by or on behalf of Roosevelt Financial pursuant to the terms of this Agreement are true and correct in all material respects.

      3.10  Community Reinvestment Act Compliance. Roosevelt Bank, a Roosevelt
            -------------------------------------
Financial Subsidiary, is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder and currently has a CRA rating of satisfactory or better from the OTS. To the Best Knowledge of Roosevelt Financial, there is no fact or circumstance or set of facts or circumstances which would cause the CRA rating of Roosevelt Bank to fall below satisfactory.

      3.11  Litigation and Other Proceedings. Except as to matters set forth in
            --------------------------------
the Roosevelt Reports, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of Roosevelt Financial, threatened against Roosevelt Financial or any Roosevelt Financial Subsidiary, nor are they subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as whole, but not excepting any actions, suits or proceedings which purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as to matters set forth in the Roosevelt Reports, there are no actions, suits, or proceedings pending or, to the Best Knowledge of Roosevelt Financial, threatened against Roosevelt Financial or any Roosevelt Financial Subsidiary or any of their respective officers or directors by any stockholder of Roosevelt Financial or any Roosevelt Financial Subsidiary (or by any former stockholder of Roosevelt Financial or any Roosevelt Financial Subsidiary relating to or arising out of such person's status as a stockholder or former stockholder) or involving claims under the Securities Act, the Exchange Act, the CRA or the fair lending laws. Except as previously disclosed to CCC or with respect to matters which reasonably could not be expected to have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole, since December 31, 1995, neither Roosevelt Financial nor any Roosevelt Financial Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that Roosevelt Financial or any Roosevelt Financial Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, including without limitation Roosevelt Bank's status as an insured depositary institution under the FDIA or (iii) requiring or threatening to require Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, or indicating that Roosevelt Financial or any of the Roosevelt Financial Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Roosevelt Financial or any of the Roosevelt Financial Subsidiaries, including without limitation any restriction on the payment of dividends, and no such cease and desist order, agreement or memorandum or understanding or other agreement is currently in effect.

      3.12  Compliance with Laws.  Roosevelt Financial and each of the
            --------------------
Roosevelt Financial Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have all such permits, licenses, authorizations, orders and approvals or to have made all such filings would not have a material adverse effect on the Condition of Roosevelt Financial and the Roosevelt Financial Subsidiaries, taken as a whole; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of Roosevelt Financial, no suspension or cancellation of any of them is threatened and all such filings, applications and registrations are current.

      3.13  Governmental Approvals and Other Conditions. To the Best
            -------------------------------------------
Knowledge of Roosevelt Financial, there is no reason relating specifically to Roosevelt Financial or any of the Roosevelt Financial Subsidiaries why (a) the approvals that are required to be obtained from Regulatory Authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (b) such regulatory approvals should be subject to a condition which would be unduly burdensome to Roosevelt

Financial or any Roosevelt Financial Subsidiary or would differ from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.


                                   ARTICLE IV

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME


      4.1   Conduct of Businesses Prior to the Effective Time.  During the
            -------------------------------------------------
period from the date of this Agreement to the Effective Time, CCC shall, and it shall cause each of the CCC Subsidiaries to, conduct its business only in the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

      4.2   Forbearances. Except as expressly provided herein, during the
            ------------
period from the date of this Agreement to the Effective Time, CCC shall not and shall not permit any of the CCC Subsidiaries to, without the prior written consent of Roosevelt Financial:

           (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than ordinary, normal dividends from a wholly owned Subsidiary of CCC to CCC or another wholly owned Subsidiary of CCC);

           (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of the CCC Employee Plans or security acquisition loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual bonuses and increases in compensation to employees, in each case and in the aggregate consistent with past practice or to the extent required by law;

           (c) authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

           (d) except as may be required to facilitate the consummation of the transactions contemplated herein, propose or adopt any amendments to its articles of incorporation, articles of agreement, or other charter document or bylaws;

           (e) issue, sell, grant, confer or award any of its Equity Securities except pursuant to the exercise of CCC Stock Options outstanding on the date hereof or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

           (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

           (g) (i) change its underwriting policies relating to lending activities, (ii) change its deposit-taking policies, (iii) create any new lending or deposit products, or (iv) engage in a new line of business;

           (h) directly or indirectly (including, without limitation, through its officers, directors, employees or other representatives) (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of CCC or any CCC Subsidiary or the acquisition of 10% or more of any class of Equity Securities of CCC or any CCC Subsidiary or the merger of CCC or any CCC Subsidiary with any person (other than Roosevelt Financial) or any similar transaction (each such transaction being referred to in this Section 4.2(h) as an "Acquisition Transaction") or (ii) except to the extent that fulfillment of the fiduciary duties of CCC's directors requires such action, as determined in consultation with CCC's outside counsel, directly or indirectly (including through its officers, directors, employees or other representatives) provide any such person with information or assistance or negotiate or engage in discussions with any such person with respect to an Acquisition Transaction, and CCC shall immediately notify Roosevelt Financial orally and in reasonable detail of all the relevant facts relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Roosevelt Financial in writing;

           (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Roosevelt Financial or CCC to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the Merger from qualifying as a pooling of interests for accounting purposes or the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

           (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

           (k) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


      5.1  Access and Information.  Roosevelt Financial and the Roosevelt
           ----------------------
Financial Subsidiaries, on the one hand, and CCC and the CCC Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Except as may be required by law, each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

      5.2  Registration Statement; Regulatory Matters.
           ------------------------------------------

           (a) Roosevelt Financial, in cooperation with CCC, shall prepare and, subject to the review and consent of CCC with respect to matters relating to CCC (which consent shall not be unreasonably withheld or delayed), file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the shares of Roosevelt Financial Common Stock to be issued in the Merger. Roosevelt Financial shall use its best efforts to cause the Registration Statement to become effective. Roosevelt Financial shall also take any reasonable action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and CCC and the CCC Subsidiaries shall furnish Roosevelt Financial all information concerning CCC and the CCC Subsidiaries and the stockholders thereof as Roosevelt Financial may reasonably request in connection with any such action. CCC authorizes Roosevelt Financial to utilize in the Registration Statement the information concerning CCC and the CCC Subsidiaries provided to Roosevelt Financial for inclusion in the Prospectus/Proxy Statement. Roosevelt Financial shall advise CCC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and shall furnish CCC with copies of all such documents.

           (b) CCC and Roosevelt Financial shall cooperate and use their respective best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Roosevelt Financial, to consummate such other mergers, consolidations or asset transfers or other transactions by and among the Roosevelt Financial Subsidiaries and the CCC Subsidiaries concurrently with or following the Effective Time, provided that such actions do not materially impede or delay the consummation of the transactions contemplated by this Agreement.

      5.3  Stockholder Approval.  CCC shall call a meeting of its stockholders
           --------------------
to be held as soon as practicable on a mutually agreeable date for the purpose of voting upon this Agreement and the Merger. In connection with such meeting, Roosevelt Financial and CCC shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of Roosevelt Financial and CCC, which approvals will not be unreasonably withheld or delayed, the Prospectus/Proxy Statement shall be mailed to the stockholders of CCC. The Board of Directors of CCC shall submit for approval of CCC's stockholders the matters to be voted upon at such meeting. The Board of Directors of CCC hereby does and will recommend this Agreement and the transactions contemplated hereby to the stockholders of CCC and (except to the extent that the fulfillment of the fiduciary duties of CCC's directors so requires relating to an Acquisition Transaction, as determined in consultation with CCC's outside counsel) will use its best efforts to obtain any vote of CCC's stockholders necessary for the approval and adoption of this Agreement and the Merger.

      5.4  Current Information.  During the period from the date of this
           -------------------
Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations, of any fact, omission or condition which makes untrue or misleading or shows to have been untrue or misleading the information supplied by it for inclusion in the Registration Statement or the Prospectus/Proxy Statement, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries and shall keep the other party fully informed of such events.

      5.5   Agreements of Affiliates. As soon as practicable after the date
            ------------------------
of this Agreement, CCC shall deliver to Roosevelt Financial a letter, reviewed by its counsel, identifying all persons whom CCC believes to be "affiliates" of CCC for purposes of Rule 145 under the Securities Act or for purposes of qualifying for pooling of interests accounting treatment for the Merger. CCC shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Roosevelt Financial, as soon as practicable thereafter, a written agreement, in form and substance reasonably satisfactory to Roosevelt Financial, providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of CCC held by such person or any shares of Roosevelt Financial Common Stock to be received by such person in the Merger (i) during the period commencing 30 days prior to the Merger and ending at the time of publication of financial results covering at least 30 days of combined operations after the Merger and (ii) at any time, except in compliance with the applicable provisions of the Securities Act and other applicable laws and regulations. Prior to the Effective Time, CCC shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.5.

      5.6   Expenses.  Each party hereto shall bear its own expenses incident
            --------
to preparing, entering into and carrying out this Agreement and to consummating the Merger, provided, however, that Roosevelt Financial shall pay all printing and mailing expenses and filing fees associated with the Registration Statement and the Prospectus/Proxy Statement and all filings with Regulatory Authorities for approval of this Agreement.

      5.7   Miscellaneous Agreements and Consents.  Subject to the terms and
            -------------------------------------
conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of Regulatory Authorities necessary or, in the reasonable opinion of Roosevelt Financial, desirable for the consummation of the transactions contemplated by this Agreement.

      5.8  Press Releases.  The initial press release announcing this
           --------------
Agreement shall be as previously agreed upon by Roosevelt Financial and CCC. Except as deemed by CCC, after consultation with its outside counsel, to be necessary to comply with applicable law, CCC and its Subsidiaries shall not issue any press release or written statement for general public circulation relating to this Agreement or any of the transactions contemplated hereby without the prior consent of Roosevelt Financial, which consent shall not be unreasonably withheld or delayed.

      5.9  Takeover Provisions.  CCC has taken or will take all steps
           -------------------
necessary to render the transactions contemplated by this Agreement permissible under any applicable Missouri takeover or similar law and under any takeover or similar provision in the organizational documents or bylaws of CCC or any

CCC Subsidiary restricting the ownership, acquisition or voting of securities or imposing any "fair price" or supermajority director or stockholder vote requirements.

      5.10  D&O Indemnification. For at least three years after the Effective
            -------------------
Time (to the extent permitted by applicable law), Roosevelt Financial will cause Roosevelt Bank and Trust Company to continue to maintain the corporate indemnification currently in effect at Missouri State Bank for the benefit of its current officers and directors relating to their acts or omissions occurring prior to the Effective Time.

      5.11  Third Parties.  CCC and each CCC Subsidiary, as applicable, shall
            -------------
immediately terminate all negotiations or discussions concerning any Acquisition Transaction with parties other than Roosevelt Financial and enforce the terms of all confidentiality agreements with such other parties.

      5.12  Dissenting Shareholders' Appraisal Rights. Roosevelt Financial
            -----------------------------------------
and CCC, as applicable, will comply with all applicable notification and other provisions of regulations or statutes relating to Dissenting Shares.

      5.13  Nasdaq Listing.  Roosevelt Financial shall use all reasonable
            --------------
efforts to cause the securities to be issued in the Merger to be approved for listing on the Nasdaq Stock Market (or such other national securities exchange or stock market on which such securities shall then be traded), subject to official notice of issuance, prior to or as of the Closing.

      5.14  Assistance with Third Parties.  CCC and its Subsidiaries shall
            ------------------------------
cooperate with, and use all reasonable efforts to assist, Roosevelt Financial in
(i) gaining access to all of CCC's and CCC Subsidiaries' third-party vendors, and the landlords of each property leased by them, promptly after the date of this Agreement, and (b) obtaining the cooperation of such third-parties in a smooth transition in accordance with Roosevelt Financial's timetable at or after the Effective Time. CCC and the CCC Subsidiaries shall also, at Roosevelt Financial's reasonable request, give notice of termination of third-party contracts to be effective at or after the Effective Time, and take such reasonable additional action as may be necessary or reasonably appropriate to ensure that such contracts are terminated at the date requested.

      5.15  Insurance Policy Claims.  CCC shall inform Roosevelt Financial
            -----------------------
no later than the Effective Time of any material unfiled insurance claims of CCC or any CCC Subsidiary which it has knowledge and for which it believes coverage exists.


                                   ARTICLE VI

                                   CONDITIONS


      6.1   Conditions to Each Party's Obligation to Effect the Merger.  The
            ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

            (a) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Regulatory Authorities having approval authority with respect to the Merger and all applicable waiting periods shall have expired.

            (b) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

            (c) Neither Roosevelt Financial nor CCC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

            (d) A tax opinion addressed to both Roosevelt Financial and CCC by counsel or independent certified accountants mutually acceptable to Roosevelt Financial and CCC shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

                (i) The Merger will qualify as a "reorganization" under Section
            368(a) of the Code;

                (ii) No gain or loss will be recognized by Roosevelt Financial or CCC by reason of the Merger;

                (iii) No gain or loss will be recognized by any CCC stockholder
            (except in connection with the receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock) upon the exchange of CCC Common Stock solely for Roosevelt Financial Common Stock in the Merger;

                (iv) The basis of the Roosevelt Financial Common Stock received by a CCC stockholder who exchanges CCC Common Stock solely for Roosevelt Financial Common Stock will be the same as the basis of the CCC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Roosevelt Financial Common Stock);

                (v) The holding period of the Roosevelt Financial Common Stock received by a CCC stockholder in the Merger will include the period during which the CCC Common Stock surrendered in exchange therefor was held by such stockholder (provided that such Common Stock of such CCC stockholder was held as a capital asset at the Effective
            Time); and

                (vi) Cash received by a CCC stockholder in lieu of a fractional share interest of Roosevelt Financial Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Roosevelt Financial Common Stock which he would otherwise be entitled to receive and will qualify for capital gain or loss (assuming the CCC stock was a capital asset in his hands at the Effective Time).

            (e) Listing of Shares. The securities to be issued in the Merger shall be approved for listing as contemplated by Section 5.13 hereof, subject to official notice of issuance.

      6.2   Conditions to Obligations of CCC to Effect the Merger.  The
            -----------------------------------------------------
obligations of CCC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties.  The representations and
                ------------------------------
      warranties of Roosevelt Financial set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and in all material respects as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and
      (ii) for the effect of transactions contemplated by this

      Agreement and CCC shall have received a certificate of the president and chief executive officer of Roosevelt Financial to that effect.

            (b) Performance of Obligations.  Roosevelt Financial shall have
                --------------------------
      performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and CCC shall have received a certificate of the president and chief executive officer of Roosevelt Financial to that effect.

            (c) Opinion of Counsel.  CCC shall have received an opinion from
                ------------------
      Silver, Freedman & Taff, L.L.P., counsel to Roosevelt Financial, dated the Closing Date, in form and substance substantially as heretofore provided to CCC.

      6.3   Conditions to Obligations of Roosevelt Financial to Effect the
            --------------------------------------------------------------
Merger.  The obligations of Roosevelt Financial to effect the Merger shall be
- ------
subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties.  The representations and
                ------------------------------
       warranties of CCC set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and in all material respects as of the Effective Time (as though made on and as of the Effective Time except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement and Roosevelt Financial shall have received a certificate of the president and chief executive officer of CCC to that effect.

            (b) Performance of Obligations.  CCC shall have performed in all
                --------------------------
       material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Roosevelt Financial shall have received a certificate of the president and chief executive officer of CCC to that effect.

            (c) Opinion of Counsel.  Roosevelt Financial shall have received an
                ------------------
      opinion from Armstrong, Teasdale, Schlafly & Davis, counsel to CCC, dated the Closing Date, in form and substance substantially as heretofore provided to Roosevelt Financial.

            (d) Voting Agreements.  Simultaneous with the execution and delivery
                -----------------
      of this Agreement, each of the directors of CCC shall have executed and delivered to Roosevelt Financial a Voting Agreement in the form attached hereto as Exhibit A.

            (e) No Unduly Burdensome Condition or Commercial Banking Power
                ----------------------------------------------------------
      Restriction.  No regulatory approval obtained in connection with the
      -----------
      transactions contemplated herein shall (i) contain a condition which Roosevelt Financial reasonably determines is unduly burdensome to Roosevelt Financial or any Roosevelt Financial Subsidiary (including Roosevelt Bank and Trust Company) or (ii) limit or restrict the powers of Missouri State Bank.

            (f) Pooling of Interests. Roosevelt Financial shall have received
                --------------------
      from KPMG Peat Marwick LLP a letter, in the form then customarily issued by such accountants in transactions of this type, to the effect that the Merger will qualify for pooling of interests accounting treatment.

            (g) Agreements of Affiliates. Roosevelt Financial shall have
                ------------------------
      received the written affiliates' agreements described in Section 5.5 hereof.

            (h) Dissenting Shares. No more than 5% of the outstanding CCC Common
                -----------------
Stock shall be Dissenting Shares.

            (i) Name Change.  No applicable Regulatory Authority denies Missouri
                -----------
State Bank's request or application to change its name as of the Effective Time to Roosevelt Bank and Trust Company.

            (j) Significant Restriction on Activities.  The consummation of the
                -------------------------------------
Merger will not result in any significant restriction on the activities of, or significant limitation upon the conduct of business by, any existing Roosevelt Financial Subsidiary, other than a significant restriction or limitation that can be cured by having another Roosevelt Financial Subsidiary perform such activity or conduct such business in the manner theretofore performed or conducted.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER


      7.1   Termination.  This Agreement may be terminated at any time prior
            -----------
to the Effective Time, whether before or after any requisite stockholder approval:

            (a) by mutual consent of the Boards of Directors of Roosevelt Financial and CCC;

            (b) by the Board of Directors of Roosevelt Financial or the Board of Directors of CCC at any time after March 31, 1997, if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

            (c) by the Board of Directors of Roosevelt Financial or the Board of Directors of CCC if (i) any Regulatory Authority denies approval of the Merger or (ii) no Acquisition Transaction is proposed or initiated by a third party prior to the meeting referred to in Section 5.3 and the stockholders of CCC do not approve this Agreement and the Merger at such meeting (provided that at the time of any termination pursuant to this Section 7.1(c) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

            (d) by the Board of Directors of Roosevelt Financial in the event of a material breach by CCC of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to CCC by Roosevelt Financial;

            (e) by the Board of Directors of CCC in the event of a material breach by Roosevelt Financial of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Roosevelt Financial by CCC, unless Roosevelt Financial elects to terminate this Agreement pursuant to Section 7.1(f);

            (f) by the Board of Directors of Roosevelt Financial, upon the payment of $1,000,000 in cash to CCC in immediately-available funds, if Roosevelt Financial enters into a definitive agreement to merge with or be acquired by another party and such party requires the termination of this Agreement as a condition of entering into such definitive agreement; or

            (g) by the Board of Directors of Roosevelt Financial or the Board of Directors of CCC, if the stockholders of CCC do not approve this Agreement or the Merger at the meeting referred to in Section 5.3 after a third party proposes or initiates an Acquisition Transaction.

      7.2  Effect of Termination.  In the event of termination of this
           ---------------------
Agreement as provided in Sections 7.1(a) through 7.1(c) or 7.1(f) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Roosevelt Financial or CCC or their respective officers or directors except as set forth in the second sentence of Section 5.1, in
Section 5.6.  In the event of a termination of this Agreement pursuant to
Section 7.1(d) or (e), or a material breach by a party, the non-breaching party shall be entitled to such relief and remedies against the breaching party as are available at law or in equity, including but not limited to, specific performance, it being agreed by the parties that the remedies of a party for a material breach by the other party are inadequate at law. A termination by Roosevelt Financial pursuant to Section 7.1(f) shall not constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event of the termination of this Agreement pursuant to
Section 7.1(g), CCC shall, within 5 days after it receives documentation relating to Roosevelt Financial's third-party expense in connection with this Agreement and the transactions contemplated herein, make a cash payment to Roosevelt Financial in immediately-available funds of $800,000.00 plus Roosevelt Financial's documented third party expenses in an amount up to $200,000.00.

      7.3  Amendment.  This Agreement and the Schedules hereto may be amended
           ---------
by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of CCC; provided, however, that (a) after any such approval by the stockholders of CCC no such modification shall (i) alter or change the amount or kind of consideration to be received by holders of CCC Common Stock as provided in this Agreement or (ii) adversely affect the tax treatment to CCC stockholders of the Merger Consideration and (b) Roosevelt Financial may make, and CCC's Board of Directors shall approve and its duly authorized representative shall execute, such amendments as are permitted by Section 1.6 hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Roosevelt Financial and CCC.

      7.4  Severability.  Any term, provision, covenant or restriction
           ------------
contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

      7.5   Waiver.  Any term, condition or provision of this Agreement may
            ------
be waived in writing at any time by the Board of Directors of the party which is, or whose stockholders are, entitled to the benefits thereof.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


      8.1   Non-Survival of Representations, Warranties and Agreements.  No
            ----------------------------------------------------------
investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties, covenants and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive at the Effective Time or the termination of this Agreement in accordance with its terms, except in the case of consummation of the Merger, the obligations of Roosevelt Financial which are specifically contemplated to be performed after the Effective Time shall survive, and in the case of the termination of this Agreement, the agreements contained in or referred to in the second sentence of Section 5.1 and in Sections 5.6 and 7.2 shall survive such termination.

      8.2   Notices.  All notices and other communications hereunder shall be
            -------
in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (i)  if to Roosevelt Financial:

                Roosevelt Financial Group, Inc.
                900 Roosevelt Parkway
                Chesterfield, Missouri  63017
                Attention:  Stanley J. Bradshaw
                            President and Chief
                            Executive Officer
                Telecopy:   (314) 532-6292

           Copies to:

                Gary W. Douglass
                Executive Vice President and
                 Chief Financial Officer
                Roosevelt Financial Group, Inc.
                900 Roosevelt Parkway
                Chesterfield, Missouri  63017
                Telecopy:   (314) 532-6292

                and

                Silver, Freedman & Taff, L.L.P.
                1100 New York Avenue, N.W.
                Washington, D.C.  20005

                Attention:  David B. Myatt or Barry P. Taff
                Telecopy:   (202) 682-0354

       (ii) if to CCC:

                Community Charter Corporation
                300 North Tucker Boulevard
                P.O. Box 1488
                St. Louis, Missouri 63188-1488

                Attention:  James Saitz
                            President and Chief
                             Executive Officer
                Telecopy:   (314) 436-5303

            Copy to:

                Armstrong, Teasdale, Schlafly & Davis
                One Metropolitan Square, Suite 2600
                St. Louis, Missouri 63102-2740

                Attention:  Jeffrey D. Fisher
                Telecopy:   (314) 621-5065

      8.3  Miscellaneous.  This Agreement (including the Schedules referred
           -------------
to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except as expressly provided herein, is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and (iv) shall be governed in all respects by the laws of the State of Delaware, except as otherwise specifically provided herein or required by federal law or regulation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts which together shall constitute a single agreement.

      Roosevelt Financial and CCC have caused this Agreement to be duly executed by their authorized representatives on the date first above written.



COMMUNITY CHARTER CORPORATION                     ROOSEVELT FINANCIAL GROUP, INC.

By:    /s/ James A. Saitz                         By:     /s/ Stanley J. Bradshaw
    ----------------------------------------          ---------------------------------------

Name:      James A. Saitz                         Name:     Stanley J. Bradshaw
      --------------------------------------            -------------------------------------

Title:     President                              Title:       President
       -------------------------------------             ------------------------------------


Attested by: /s/ Raymond R. Van de Riet, Jr.      Attested by: /s/ Gary W. Douglass
             -------------------------------                   ------------------------------

Name:        Raymond R. Van de Riet, Jr.          Name:        Gary W. Douglass
      --------------------------------------            -------------------------------------

Title:       Vice President                       Title:       Executive Vice President
       -------------------------------------             ------------------------------------

                                                                     APPENDIX II

[LETTERHEAD OF STIFEL, NICOLAUS & COMPANY, INCORPORATED]


April 16, 1996


Board of Directors
Community Charter Corporation
300 North Tucker Boulevard
St. Louis, Missouri 63188-1488

Members of the Board:



   You have requested our opinion as to the fairness from a financial point of view to the shareholders of Community Charter Corporation ("CCC") of the consideration to be received pursuant to the Agreement and Plan of Merger and Reorganization dated as of April 16, 1996 (the "Agreement") by and among Roosevelt Financial Group, Inc. ("Roosevelt Financial") and CCC. As is set forth in the Agreement, each outstanding share of common stock of CCC will be exchanged for 1.6 common shares of Roosevelt Financial (the "Merger Consideration").

   Stifel, Nicolaus & Company, Incorporated is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of our investment banking services, we are regularly engaged in the independent valuation of businesses and securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations. We have also provided certain investment banking services to Roosevelt Financial from time to time, including acting as a managing underwriter of a public offering of convertible preferred stock on February 23, 1993 and acting as a managing underwriter of a public offering of subordinated notes on July 23, 1992, and we may provide investment banking services to Roosevelt Financial from time to time in the future.


   In rendering our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by CCC and Roosevelt Financial including information provided during Stifel's discussions with their respective management. We have conducted conversations with CCC's senior management regarding recent developments and management's financial projections for CCC. In addition, we have spoken to members of CCC's management and Roosevelt Financial's management regarding factors which affect each entity's business. We have also compared certain financial and securities data (as appropriate) of CCC and Roosevelt Financial with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes (as appropriate) of the common stock of CCC and Roosevelt Financial, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information and representations that were made available to us from public sources, that were provided to us by CCC, Roosevelt Financial, or their respective representatives, or that were otherwise reviewed by us. With respect to the financial forecasts of CCC provided to us by CCC's management, we assumed for purposes of our opinion that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of CCC's management at the time of preparation as to the future financial performance of CCC and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in CCC's or Roosevelt Financial's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We relied on advice of counsel to CCC as to all legal matters with respect to CCC, the Merger, the Merger Agreement and the transactions and other matters contained or contemplated therein. In addition, we did not make or obtain an independent evaluation, appraisal or physical inspection of the assets, individual properties or liabilities of CCC or Roosevelt Financial, nor were we furnished with any such appraisal.


  Our opinion is based on economic, monetary, market and other conditions existing as of the date hereof. Our opinion is directed to the Board of Directors of CCC and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. No opinion is expressed as to the prices at which any securities of CCC or Roosevelt Financial including the CCC Common Stock or Roosevelt Financial Common Stock, might trade in the future.


  Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of CCC, as described in the Agreement, is fair to the stockholders of CCC from a financial point of view.

Sincerely,

/s/ Stifel, Nicolaus & Company Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                                                    APPENDIX III


               GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI


                  351.455   SHAREHOLDER WHO OBJECTS TO MERGER
                      MAY DEMAND VALUE OF SHARES, WHEN.--

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware empowers Roosevelt to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Roosevelt or is or was serving as such with respect to another corporation or other entity at the request of Roosevelt. Section Ten of Roosevelt's Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Roosevelt or acting at the request of Roosevelt as a director, officer, employee or agent of another corporation or other entity shall be indemnified and held harmless by Roosevelt to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Section Ten are contractual rights and include the right to be paid by Roosevelt the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Section Eleven of Roosevelt's Certificate of Incorporation provides that Roosevelt's directors will not be personally liable to Roosevelt or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (i) for any breach of the duty of loyalty to Roosevelt or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware (which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions) or
(iv) for transactions from which directors derive improper personal benefit.

     Roosevelt maintains directors and officers liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are filed as part of this Registration Statement.

 2.1    Agreement and Plan of Merger and Reorganization, dated as of April 16, 1996 (included as
        Appendix I to the Proxy Statement/Prospectus)

 4.1    Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to Roosevelt's
        Registration Statement No. 33-79308)

 4.2    Bylaws of Roosevelt Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to
        Roosevelt's Registration Statement No. 33-20337)

 4.3    Specimen common stock certificate (incorporated by reference to Exhibit 4 to Roosevelt's
        Registration Statement No. 33-20337)

 4.4    Certificate of Designation of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series A
        (incorporated by reference to Exhibit 4.3 to Roosevelt's Registration Statement No. 33-76738)

 4.5    Specimen stock certificate of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series A
        (incorporated by reference to Exhibit 4.4 to Roosevelt's Registration Statement No. 33-76738)

 4.6    Indenture, dated as of April 15, 1988, with respect to Roosevelt's 10 1/8% Mortgage-Backed
        Bonds, due April 15, 2018*

 4.7    Indenture, dated as of July 30, 1992, with respect to Roosevelt's 9 1/2% Subordinated Notes, due August 1, 2002 (incorporated by reference to Exhibit 4.1 to Roosevelt's Registration
        Statement No. 33-49108)

4.8     Certificate of Designation of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series F
        (incorporated by reference to Exhibit 4.15 to Roosevelt's Registration Statement No. 33-79308)

4.9     Specimen stock certificate of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series F
        (incorporated by reference to Exhibit 4.16 to Roosevelt's Registration Statement No. 33-79308)

 5      Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered**

 8      Opinion of Silver , Freedman & Taff, L.L.P. as to certain tax matters

23.1    Consent of KPMG Peat Marwick LLP

23.2    Consent of KPMG Peat Marwick LLP

23.3    Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)**

23.4    Consent of Stifel, Nicolaus & Company, Inc.

23.5    Consent of Silver, Freedman & Taff, L.L.P. (with respect to Exhibit 8)

24      Power of Attorney (contained on signature page)**

99      Form of proxy card of Community Charter Corporation**

_______________________
* Registrant hereby agrees to furnish a copy of the instrument to the SEC upon request.

** Previously filed.

ITEM 22.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Roosevelt's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) Roosevelt undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Roosevelt pursuant to the foregoing provisions, or otherwise, Roosevelt has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Roosevelt of expenses incurred or paid by a director, officer or controlling person of Roosevelt in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Roosevelt will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chesterfield, State of Missouri, on September 12, 1996.

                                        ROOSEVELT FINANCIAL GROUP, INC.



                                        By:/s/Stanley J. Bradshaw
                                           ----------------------
                                           Stanley J. Bradshaw
                                           President, Chief Executive Officer
                                              and Director
                                            (Duly Authorized Representative)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Stanley J. Bradshaw and Gary W. Douglass, and either of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Stanley J. Bradshaw and/or Gary W. Douglass may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said Stanley J. Bradshaw and/or Gary W. Douglass shall do or cause to be done by virtue thereof.

By:  /s/ Stanley J. Bradshaw            By:  /s/ Gary W. Douglass
     -----------------------------           -----------------------------
     Stanely J. Bradshaw                     Gary W. Douglass
     President, Chief Executive              Executive Vice President and
      Officer and Director                    Chief Financial Officer
     (Principal Executive Officer)           (Principal Financial and
                                               Accounting Officer)

Date: September 12, 1996                 Date: September 12, 1996
     -----------------------------           -----------------------------


By:  /s/ Douglas T. Breeden             By:  /s/ Richard E. Beumer
     -----------------------------           -----------------------------
     Douglas T. Breeden                      Richard E. Beumer
     Chairman of the Board                   Director

Date: September 12, 1996                 Date: September 12, 1996
     -----------------------------           -----------------------------

By:  /s/ Anat Bird                      By:  /s/ Robert M. Clayton II
     -----------------------------           -----------------------------
     Anat Bird                               Robert M. Clayton II
     Senior Executive Vice President,        Director
      Chief Operating Officer
      and Director


Date: September 12, 1996                 Date: September 12, 1996
     -----------------------------           -----------------------------




By:  /s/ Bradbury Dyer III              By:  /s/ Patricia M. Gammon
     -----------------------------           -----------------------------
     Bradbury Dyer III                       Patricia M. Gammon
     Director                                Director


Date: September 12, 1996                 Date: September 12, 1996
     -----------------------------           -----------------------------



By:  /s/ Hiram S. Liggett, Jr.          By:  /s/ Clarence M. Turley, Jr.
     -----------------------------           -----------------------------
     Hiram S. Liggett, Jr.                   Clarence M. Turley, Jr.
     Director                                Director


Date: September 12, 1996                 Date: September 12, 1996
     -----------------------------           -----------------------------




By:  /s/ Alvin D. Vitt
     -----------------------------
     Alvin D. Vitt
     Director


Date: September 12, 1996
     -----------------------------

                                 EXHIBIT INDEX
                                 -------------


     The following Exhibits are filed in connection with the Registration Statement of Roosevelt Financial Group, Inc. on Form S-4, pursuant to the requirements of Item 601 of Regulation S-K:


Exhibit No.                         Exhibit
- -----------                         -------
 2.1           Agreement and Plan of Merger and Reorganization, dated as of
               April 16, 1996 (included as Appendix I to the Proxy
               Statement/Prospectus)

 4.1           Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to Roosevelt's Registration Statement No. 33-79308)

 4.2           Bylaws of Roosevelt Financial Group, Inc. (incorporated by reference to
               Exhibit 3.2 to Roosevelt's Registration Statement No. 33-20337)

 4.3 Specimen common stock certificate (incorporated by reference to Exhibit 4 to Roosevelt's Registration Statement No. 33-20337)

 4.4           Certificate of Designation of 6 1/2% Non-Cumulative Convertible
               Preferred Stock, Series A (incorporated by reference to Exhibit 4.3 to
               Roosevelt's Registration Statement No. 33-76738)

 4.5           Specimen stock certificate of 6 1/2% Non-Cumulative Convertible
               Preferred Stock, Series A (incorporated by reference to Exhibit 4.4 to
               Roosevelt's Registration Statement No. 33-76738)

 4.6           Indenture, dated as of April 15, 1988, with respect to Roosevelt's 10 1/8%
               Mortgage-Backed Bonds, due April 15, 2018*

 4.7           Indenture, dated as of July 30, 1992, with respect to Roosevelt's 9 1/2%
               Subordinated Notes, due August 1, 2002 (incorporated by reference to
               Exhibit 4.1 to Roosevelt's Registration Statement No. 33-49108)

4.8            Certificate of Designation of 6 1/2% Non-Cumulative Convertible
               Preferred Stock, Series F (incorporated by reference to Exhibit 4.15 to
               Roosevelt's Registration Statement No. 33-79308)

4.9            Specimen stock certificate of 6 1/2% Non-Cumulative Convertible
               Preferred Stock, Series F (incorporated by reference to Exhibit 4.16 to
               Roosevelt's Registration Statement No. 33-79308)

 5 Opinion of Silver, Freedman & Taff, L.L.P. as to legality of the securities being registered**


 8             Opinion of Silver, Freedman & Taff, L.L.P. as to certain tax matters


23.1           Consent of KPMG Peat Marwick LLP

23.2           Consent of KPMG Peat Marwick LLP

23.3           Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)**



Exhibit No.                                    Exhibit
- -----------                                    -------

23.4           Consent of Stifel, Nicolaus & Company, Inc.


23.5           Consent of Silver, Freedman & Taff, L.L.P. (with respect to
               Exhibit 8)

24             Power of Attorney (contained on signature page)**

99             Form of proxy card of Community Charter Corporation**


_________________________

* Registrant hereby agrees to furnish a copy of the instrument to the SEC upon request.


**   Previously filed.

n/a  Not applicable.